     As Filed with the Securities and Exchange Commission on May 19, 1999

                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ---------------

                               BB&T CORPORATION
            (Exact name of registrant as specified in its charter)

       North Carolina                    6060                   56-0939887
  (State or other jurisdic-
            tion             (Primary Standard Industrial    (I.R.S. Employer
   of incorporation or or-
         ganization)         Classification Code Number)  Identification Number)

                            200 West Second Street
                      Winston-Salem, North Carolina 27101
                                (336) 733-2000
         (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

                            Jerone C. Herring, Esq.
                       200 West Second Street, 3rd Floor
                      Winston-Salem, North Carolina 27101
                                (336) 733-2180
           (Name, address, including Zip Code, and telephone number,
                  including area code, of agent for service)

                 The Commission is requested to send copies of
                            all communications to:
             Peter A. Zorn                       Carla Stone Witzel
 Womble Carlyle Sandridge & Rice, PLLC       Gordon, Feinblatt, Rothman,
  200 West Second Street, 17th Floor         Hoffberger & Hollander, LLC
  Winston-Salem, North Carolina 27101          223 East Redwood Street
                                              Baltimore, Maryland 21202

                                ---------------

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
                                ---------------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 Title of each class of                    Proposed      Proposed maximum
    securities to be     Amount to be  maximum offering aggregate offering    Amount of
       registered         registered    price per unit        price        registration fee
-------------------------------------------------------------------------------------------
Common Stock, par value
 $5.00 per share(1)....    6,657,509         (2)         $322,056,998(3)      $37,873(4)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Each share of the registrant's common stock includes one preferred share purchase right.
(2) Not applicable.
(3) Computed in accordance with Rule 457(f) based on the average of the high ($49.00) and low ($47.75) sales price of the common stock of Mason-Dixon Bancshares, Inc. on May 17, 1999 as reported on The Nasdaq National
    Market.
(4) Pursuant to Rule 457(b), the registration fee has been reduced by an amount equal to the fee of $51,659.71 paid upon the filing with the Commission of the preliminary proxy materials of Mason-Dixon Bancshares, Inc. on May 5, 1999.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                         MASON-DIXON BANCSHARES, INC.
                              45 West Main Street
                          Westminster, Maryland 21157

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JULY 12, 1999

                               ----------------

TO THE SHAREHOLDERS OF MASON-DIXON BANCSHARES, INC.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of Mason-Dixon Bancshares, Inc., a Maryland corporation ("Mason-Dixon"), will be held at the Wakefield Valley Golf Club, located at 1000 Fenby Farm Road, Westminster, Maryland on Monday, July 12, 1999 at 10:00 a.m. Eastern Time, for the following purposes:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of January 27, 1999 (the "Merger Agreement"), between Mason-Dixon and BB&T Corporation, a North Carolina corporation ("BB&T"), and a related plan of merger, pursuant to which Mason-Dixon will merge with and into BB&T (the "Merger") and each share of common stock of Mason-Dixon then outstanding will be converted into the right to receive
   1.30 shares of common stock of BB&T, plus cash in lieu of any fractional share interest. A copy of the Merger Agreement and the plan of merger set forth therein is attached to the accompanying proxy statement/prospectus as Appendix A.

2. To elect four Class I directors of Mason-Dixon to serve until the earlier of the effective time of the Merger, the 2002 annual meeting of Mason-Dixon shareholders, or such time as their respective successors are elected and qualified.

3. To transact such other business as may be properly brought before the Meeting or at any and all adjournments or postponements thereof.

  Shareholders of Mason-Dixon of record at the close of business on May 7, 1999 are entitled to notice of and to vote at the Meeting. You are cordially invited to attend the Meeting in person; however, whether or not you plan to attend, we urge you to complete, date and sign the accompanying proxy card and to return it promptly in the enclosed postage prepaid envelope.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       Vivian A. Davis
                                       Corporate Secretary
Westminster, Maryland
May 27, 1999

  Please complete, sign, date and return the enclosed proxy card promptly whether or not you plan to be present at the Meeting. Failure to return a properly executed proxy or to vote at the Meeting will have the same effect as a vote against the Merger Agreement and the plan of merger. Please do not send in any certificates for your shares at this time.

                              [Mason-Dixon logo]

                        Annual Meeting of Shareholders

                             MERGER PROPOSAL--YOUR
                            VOTE IS VERY IMPORTANT


  The Board of Directors of Mason-Dixon Bancshares, Inc. has unanimously approved a merger combining Mason-Dixon and BB&T Corporation. In the merger, Mason-Dixon shareholders will receive 1.30 shares of BB&T common stock for each share of Mason-Dixon common stock and generally will not recognize federal income tax gain or loss for the BB&T common stock they receive. The merger will join Mason-Dixon's strengths as a community banking system covering central Maryland with BB&T's position as a leading bank throughout the Carolinas, Virginia, the District of Columbia and parts of Maryland enabling the combined company to offer Mason-Dixon's customers a broad range of financial products and services.

  At the Annual Meeting, you will consider and vote on the merger agreement. The merger cannot be completed unless holders of at least two-thirds of Mason-Dixon common stock approve it. The Board of Directors believes the merger is in the best interests of Mason-Dixon shareholders and unanimously recommends that shareholders vote to approve the merger agreement. No vote of BB&T shareholders is required to approve the merger agreement.

  On May 17, 1999, the closing price of BB&T common stock was $38.06, making the value of 1.30 shares of BB&T common stock (which is what Mason-Dixon shareholders will receive for each share of Mason-Dixon common stock) equal to $49.48. The closing price of Mason-Dixon common stock on that date was $47.94. These prices will, however, fluctuate between now and the merger.

  The date, time and place of the meeting are:

                                 July 12, 1999
                                  10:00 a.m.
                          Wakefield Valley Golf Club
                             1000 Fenby Farm Road
                          Westminster, Maryland 21158

  This proxy statement/prospectus provides you with detailed information about the proposed merger. Mason-Dixon encourages you to read this entire document carefully. You can also obtain other information about Mason-Dixon and BB&T from documents filed with the Securities and Exchange Commission.

  Whether or not you plan to attend the meeting, if you are a holder of Mason-Dixon common stock please take the time to vote by completing and mailing the enclosed proxy card to us. If you fail to return your card or vote in person, the effect will be a vote against approval of the merger agreement. Your vote is very important. You can revoke your proxy by writing to Mason-Dixon's Secretary any time before the meeting or by attending the meeting and voting in person.

  On behalf of the Board of Directors of Mason-Dixon, I urge you to vote "FOR" approval and adoption of the merger agreement.

                                                             Thomas K. Ferguson
                                          President and Chief Executive Officer


 Neither the Securities and Exchange Commission nor any state securities regulators have approved the BB&T common stock to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.


  This proxy statement/prospectus is dated May 19, 1999 and is expected to be first mailed to shareholders of Mason-Dixon on or about May 27, 1999.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
A WARNING ABOUT FORWARD-LOOKING INFORMATION...............................  iv
SUMMARY...................................................................   1
MEETING OF SHAREHOLDERS...................................................   8
  General.................................................................   8
  Record Date, Voting Rights and Vote Required............................   8
  Voting and Revocation of Proxies........................................   8
  Solicitation of Proxies.................................................   9
  Recommendation of the Mason-Dixon Board.................................   9
THE MERGER................................................................  10
  General.................................................................  10
  Background of and Reasons for the Merger................................  10
  Opinion of Mason-Dixon's Financial Advisor..............................  14
  Exchange Ratio..........................................................  18
  Exchange of Mason-Dixon Common Stock Certificates.......................  20
  The Merger Agreement....................................................  21
  Interests of Certain Persons in the Merger..............................  27
  Regulatory Considerations...............................................  29
  Material Federal Income Tax Consequences of the Merger..................  31
  Accounting Treatment....................................................  32
  The Option Agreement....................................................  33
  Effect on Employees, Employee Benefit Plans and Stock Options...........  35
  Restrictions on Resales by Affiliates...................................  37
  Charitable Contribution.................................................  38
INFORMATION ABOUT BB&T....................................................  38
  General.................................................................  38
  Operating Subsidiaries..................................................  38
  Acquisitions............................................................  39
  Capital.................................................................  40
  Deposit Insurance Assessments...........................................  41
INFORMATION ABOUT MASON-DIXON.............................................  41
DESCRIPTION OF BB&T CAPITAL STOCK.........................................  42
  BB&T Common Stock.......................................................  42
  BB&T Preferred Stock....................................................  42
  Shareholder Rights Plan.................................................  42
  Certain Provisions of the NCBCA, BB&T Articles and BB&T Bylaws..........  45
COMPARISON OF SHAREHOLDERS' RIGHTS........................................  45
  Authorized Capital Stock................................................  46
  Special Meetings of Shareholders and Action by Shareholders without a
   Meeting................................................................  46
  Directors...............................................................  46
  Dividends and Other Distributions.......................................  47
  Notice of Shareholder Nominations and Shareholder Proposals.............  47
  Exculpation and Indemnification.........................................  48
  Mergers, Share Exchanges and Sales of Assets............................  49
  Anti-takeover Statutes..................................................  49
  Amendments to Articles of Incorporation and Bylaws......................  51
  Shareholders' Rights of Dissent and Appraisal...........................  51
  Liquidation Rights......................................................  52

                                                                            Page
                                                                            ----
ELECTION OF DIRECTORS......................................................  53
INFORMATION ABOUT THE MASON-DIXON BOARD OF DIRECTORS.......................  55
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE....................  56
BENEFICIAL OWNERSHIP OF COMMON STOCK.......................................  56
EXECUTIVE COMPENSATION.....................................................  58
TRANSACTIONS AND RELATIONSHIPS WITH MANAGEMENT.............................  62
COMPENSATION COMMITTEE REPORT..............................................  62
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION................  63
PERFORMANCE GRAPH..........................................................  64
INDEPENDENT AUDITORS.......................................................  64
SHAREHOLDER PROPOSALS......................................................  65
OTHER BUSINESS.............................................................  65
LEGAL MATTERS..............................................................  65
EXPERTS....................................................................  65
WHERE YOU CAN FIND MORE INFORMATION........................................  66

Appendix A--Agreement and Plan of Reorganization and Plan of Merger

Appendix B--Opinion of Keefe, Bruyette & Woods, Inc.

                  A WARNING ABOUT FORWARD-LOOKING INFORMATION

  BB&T and Mason-Dixon have each made forward-looking statements in this document and in certain documents that we refer to in this document that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the management of BB&T and Mason-Dixon, and on information currently available to them or, in the case of information that appears under the heading "The Merger--Background of, and Reasons for, the Merger" at page 10, information that was available to the managements of BB&T and Mason-Dixon as of the date of the merger agreement. Forward-looking statements include the information concerning possible or assumed future results of operations of BB&T or Mason-Dixon set forth under "Summary," "The Merger--Background of, and Reasons for, the Merger" and "The Merger--BB&T's Reasons for the Merger" and statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

  We have made statements in this document regarding estimated earnings per share of BB&T and Mason-Dixon on a stand alone basis, expected cost savings from the merger, estimated restructuring charges relating to the merger, estimated increases in Mason-Dixon's fee income ratio and net interest margin, the anticipated accretive effect of the merger and BB&T's anticipated performance in future periods. With respect to estimated cost savings and restructuring charges, BB&T has made assumptions about, among other things, the extent of operational overlap between BB&T and Mason-Dixon, the amount of general and administrative expense consolidation, costs relating to converting Mason-Dixon's bank operations and data processing to BB&T's systems, the size of anticipated reductions in fixed labor costs, the amount of severance expenses, the extent of the charges that may be necessary to align the companies' respective accounting reserve policies, and the costs related to the merger. The realization of cost savings and the amount of restructuring charges are subject to the risk that the foregoing assumptions are inaccurate, and actual results may be materially different from those expressed or implied by the forward-looking statements.

  Moreover, any statements in this document about the anticipated accretive effect of the merger and BB&T's anticipated performance in future periods are subject to risks relating to, among other things, the following:

  1. expected cost savings from the merger or other previously announced mergers may not be fully realized or realized within the expected time-frame;

  2. deposit attrition, customer loss or revenue loss following the merger or other previously announced mergers may be greater than expected;

  3. competitive pressures among depository and other financial institutions may increase significantly;

  4. costs or difficulties related to the integration of the businesses of BB&T and its merger partners, including Mason-Dixon, may be greater than expected;

  5. changes in the interest rate environment may reduce margins;

  6. general economic or business conditions, either nationally or in the states or regions in which BB&T and Mason-Dixon do business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

  7. legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which BB&T and Mason-Dixon are engaged;

  8. adverse changes may occur in the securities markets; and

  9. competitors of BB&T and Mason-Dixon may have greater financial resources and develop products that enable those competitors to compete more successfully than BB&T and Mason-Dixon.

  Management of each of BB&T and Mason-Dixon believes the forward-looking statements about its company are reasonable; however, shareholders of Mason-Dixon should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of BB&T following completion of the merger may differ materially from those expressed or implied in these forward-looking statements. Many of the factors that will determine these results and values are beyond BB&T's and Mason-Dixon's ability to control or predict.

                                    SUMMARY

  This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we refer you. See "Where You Can Find More Information" on page 66.

Exchange Ratio to be 1.30 Shares of BB&T Common Stock for each Mason-Dixon Share (Page 18)

  If the merger is completed, you will receive 1.30 shares of BB&T common stock for each share of Mason-Dixon stock you own, plus cash instead of any fractional share. On May 17, 1999, the closing price of BB&T common stock was $38.06, making the value of 1.30 shares of BB&T common stock (which is what Mason-Dixon shareholders will receive for each share of Mason-Dixon common stock) equal to $49.48. Because the market price of BB&T stock fluctuates, you will not know when you vote what the shares will be worth when issued in the merger.

  If the price of BB&T common stock is below $32.67 just before the merger and the stock prices of certain other bank holding companies have not experienced similar relative declines since the time that the companies agreed to merge, Mason-Dixon may terminate the merger agreement. If this were to happen, BB&T could choose to proceed with the merger by increasing the consideration that you would receive in the merger so that you would receive BB&T common stock valued, shortly before the merger, at $42.47 for each share of Mason-Dixon common stock.

No Federal Income Tax on Shares Received in Merger (Page 31)

  Mason-Dixon shareholders generally will not recognize gain or loss for federal income tax purposes for the shares of BB&T common stock they receive in the merger. BB&T's attorneys have issued a legal opinion to this effect, which we have included as an exhibit to the registration statement filed with the SEC for the shares to be issued in the merger. Mason-Dixon shareholders will be taxed on cash received instead of any fractional share of BB&T common stock. Tax matters are complicated, and tax results may vary among shareholders. We urge you to contact your own tax advisor to understand fully how the merger will affect you.

BB&T Dividend Policy Following the Merger

  BB&T currently pays quarterly dividends of $.175 per share of common stock. BB&T expects that it will continue to pay at least this amount in quarterly dividends, but may change that policy based on business conditions, BB&T's financial condition and earnings or other factors.

Mason-Dixon Board Recommends Shareholder Approval (Page 13)

  The Mason-Dixon Board believes that the merger is in the best interests of Mason-Dixon shareholders and unanimously recommends that the shareholders vote "FOR" approval of the merger agreement. The Mason-Dixon Board believes that, as a result of the merger, Mason-Dixon shareholders will have less financial risk and will experience greater stock value appreciation than they would if Mason-Dixon remained independent.

Exchange Ratio Fair to Shareholders According to Mason-Dixon's Financial Advisor (Page 14)

  Keefe, Bruyette & Woods, Inc. has given an opinion to the Mason-Dixon Board that, as of the date of this proxy statement/prospectus, the exchange ratio in the merger is fair from a financial point of view to Mason-Dixon shareholders. The full text of this opinion is attached as Appendix B to this proxy statement/prospectus. We encourage you to read the opinion carefully. Mason-Dixon has agreed to pay to Keefe, Bruyette & Woods at the effective time of the merger a cash fee equal to 0.85% of the market value of the aggregate consideration paid by BB&T in the merger.

Meeting to be held July 12, 1999 (Page 8)

  Mason-Dixon will hold the annual shareholders' meeting at the Wakefield Valley Golf Club, located at 1000 Fenby Farm Road, Westminster, Maryland on Monday, July 12, 1999 at 10:00 a.m. At the meeting, you will vote on the merger agreement. You will also elect four Class I directors and conduct any other business that properly arises.

The Companies (Page 38)

BB&T Corporation
200 West Second Street
Winston-Salem, NC 27101
(336) 733-2000

  BB&T Corporation is a multi-bank holding company with more than $37.8 billion in assets. It is the sixth largest bank holding company in the Southeast, and through its banking subsidiaries operates 581 branch offices in the Carolinas, Virginia, Maryland and Washington, D.C. BB&T ranks second in deposit market share in North Carolina and third in South Carolina and maintains a significant market presence in Richmond and much of Virginia, as well as in Maryland and in Washington, D.C.

Mason-Dixon Bancshares, Inc.
45 West Main Street
Westminster, Maryland 21157
(410) 857-3401

  Mason-Dixon is a multi-bank holding company with more than $1.1 billion in assets. Through its subsidiaries, it operates in central Maryland 21 banking offices, 12 consumer finance offices and three mortgage loan offices.

The Merger (Page 10)

  In the merger, Mason-Dixon will merge into BB&T, and Mason-Dixon's banking subsidiaries, through which it operates, will become wholly owned subsidiaries of BB&T. The merger requires the approval of the holders of at least two-thirds of the Mason-Dixon common stock. If we obtain this approval, we currently expect to complete the merger in the third quarter of 1999.

  We have attached the merger agreement and the related plan of merger (Appendix A) at the back of this proxy statement/prospectus. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

Two-Thirds Mason-Dixon Shareholder Vote Required (Page 8)

  Approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Mason-Dixon common stock. Your failure to vote will have the effect of a vote against approval of the merger agreement. The directors and executive officers of Mason-Dixon together own about 6.4% of the shares entitled to be cast at the meeting, and we expect them to vote their shares in favor of the merger.

  Brokers who hold shares of Mason-Dixon common stock as nominees will not have authority to vote such shares with respect to the merger unless shareholders provide voting instructions.

  The merger does not require the approval of BB&T's shareholders.

Record Date Set at May 7, 1999; One Vote per Share of Mason-Dixon Stock (Page
8)

  If you owned shares of Mason-Dixon common stock at the close of business on May 7, 1999, the record date, you are entitled to vote on the merger agreement and any other matters considered at the meeting.

  On the record date, there were 5,076,924 shares of Mason-Dixon common stock outstanding. You will have one vote at the meeting for each share of Mason-Dixon common stock you own on the record date.

Monetary Benefits to Management in the Merger (Page 27)

  When considering the recommendation of the Mason-Dixon Board, you should be aware that some Mason-Dixon directors and officers have interests in the merger that differ from the interests of other Mason-Dixon shareholders. Mason-Dixon's President and CEO, Thomas K. Ferguson, has been offered a 5-year employment agreement with a banking subsidiary of BB&T at his current salary. Seven other members of management have been offered 3-year employment agreements at their current salaries. These agreements will provide severance payments and other benefits if there is a change in control of BB&T.

  Also, Thomas K. Ferguson will be elected to the board of BB&T's North Carolina bank and will earn annual fees of $5,000 plus $1,000 per meeting attended, and the other Mason-Dixon directors will be offered positions on BB&T's advisory board for the Westminster, Maryland area with annual fees not less than what they are now receiving as Mason-Dixon directors for at least two years after the merger.

  The Mason-Dixon Board was aware of these and other interests and considered them before approving and adopting the merger agreement.

Conditions that Must be Satisfied for the Merger to Occur (Page 22)

  The following conditions must be met for us to complete the merger:

  .  approval of the merger agreement by Mason-Dixon shareholders;

  . the absence of legal restraints that prevent the completion of the merger;

  . receipt of a legal opinion concerning the tax consequences of the merger;

  . the continuing accuracy of the parties' representations in the merger agreement;

  . the continuing effectiveness of the registration statement filed with the SEC; and

  .  the ability to account for the merger as a pooling of interests.

  We cannot complete the merger unless we obtain the approval of the Board of Governors of the Federal Reserve System, the Maryland Commissioner of Financial Regulation and the Virginia Bureau of Financial Institutions. In April 1999, BB&T filed the required applications seeking approval of the merger. Although we believe the regulatory approvals will be received in a timely manner, we cannot be certain when or if we will obtain them.

Termination and Amendment of the Merger Agreement (Page 25)

  We can agree at any time to terminate the merger agreement without completing the merger. Either company can also terminate the merger agreement in the following circumstances:

  .  the merger is not completed by August 31, 1999;

  .  any of the conditions described above is not met; or

  . the other company violates, in a material way, any of its representations, warranties or obligations under the merger agreement.

  Generally, the company seeking to terminate cannot itself be in violation of the merger agreement so as to allow the other party to terminate.

  We can agree to amend the merger agreement in any way, except that after the shareholders' meeting we cannot decrease the consideration you will receive in the merger. Either company can waive any of the requirements of the other contained in the merger agreement, except that neither company can waive any required regulatory approval. Neither company intends to waive the condition that it receives a tax opinion. If a tax opinion is not available and the Mason-Dixon Board wishes to proceed with the merger, Mason-Dixon will resolicit its shareholders.

Option Agreement (Page 33)

  As a condition to its offer to acquire Mason-Dixon, and to discourage other companies from acquiring Mason-Dixon, BB&T required Mason-Dixon to grant BB&T a stock option that allows BB&T to buy up to 1,006,868 shares of Mason-Dixon's common stock. The exercise price of the option is $40.00 per share. BB&T can exercise the option only if another party attempts to acquire control of Mason-Dixon. As of the date of this document, we do not believe that has occurred.

BB&T to Use Pooling-of-Interests Accounting Treatment (Page 32)

  BB&T will account for the merger as a pooling of interests. This will enhance future earnings by avoiding the creation of goodwill relating to the merger and enable BB&T to avoid charges against future earnings that would result from amortizing goodwill. This accounting method also means that, after the merger, BB&T will report financial results as if Mason-Dixon had always been combined with BB&T.

No Appraisal Rights (Page 51)

  Under Maryland law, you have no right to an appraisal of your shares in connection with the merger.

Share Price Information (Page 5)

  Mason-Dixon common stock is listed on the Nasdaq National Market, and BB&T common stock is listed on the New York Stock Exchange. On January 27, 1999, the last full trading day before public announcement of the proposed merger, Mason-Dixon common stock closed at $27.75 and BB&T common stock closed at $37.1875. On May 17, 1999, Mason-Dixon common stock closed at $47.94 and BB&T common stock closed at $38.06.

Listing of BB&T Stock

  BB&T will list the shares of its common stock to be issued in the merger on the New York Stock Exchange.

Comparative Market Prices and Dividends

  BB&T common stock is listed on the NYSE under the symbol "BBT." Mason-Dixon common stock is included on the Nasdaq National Market under the symbol "MSDX." The table below shows the high and low closing prices of BB&T common stock and Mason-Dixon common stock and cash dividends paid per share for the last two fiscal years plus the interim period. For BB&T, prices reflect a 2-for-1 stock split on August 3, 1998. Shareholders should note that the merger agreement restricts Mason-Dixon's ability to pay dividends. See page 24.

                                    BB&T                     Mason-Dixon
                         --------------------------- ---------------------------
                          High   Low   Cash Dividend  High   Low   Cash Dividend
                         ------ ------ ------------- ------ ------ -------------
Quarter Ended
  March 31, 1999........ $40.44 $34.94     $.175     $50.06 $26.75     $.19
  June 30, 1999 (through
   May 17)..............  40.25  36.31      .175      50.88  45.56      .19
Quarter Ended
  March 31, 1998........  33.84  29.03      .155      36.63  29.00      .17
  June 30, 1998.........  34.06  32.03      .155      35.25  31.50      .17
  September 30, 1998....  36.03  28.00      .175      33.00  29.50      .17
  December 31, 1998.....  40.63  27.31      .175      30.75  25.00      .19
    For year 1998.......  40.63  27.31       .66      36.63  25.00      .70
Quarter Ended
  March 31, 1997........  20.38  17.63      .135      22.00  19.25      .15
  June 30, 1997.........  23.56  17.88      .135      22.25  20.75      .15
  September 30, 1997....  27.56  22.66      .155      28.75  21.63      .15
  December 31, 1997.....  32.50  25.97      .155      30.25  26.00      .17
    For year 1997.......  32.50  17.63       .58      30.25  19.25      .62

  The table below shows the closing price of BB&T common stock and Mason-Dixon common stock on January 27, 1999, the last full trading day before public announcement of the proposed merger.

     BB&T historical................................................... $37.1875
     Mason-Dixon historical............................................ $27.75
     Mason-Dixon pro forma equivalent*................................. $48.34

--------
* calculated by multiplying BB&T's per share closing price by the exchange ratio of 1.30

Selected Consolidated Financial Data

  We are providing the following information to help you analyze the financial aspects of the merger. We derived this information from audited financial statements for 1994 through 1998 and unaudited financial statements for the three months ended March 31, 1999. The information provided for BB&T has been restated to include the account of MainStreet Financial Corporation, which was acquired by BB&T on March 5, 1999 in a transaction accounted for as a pooling of interests. This information is only a summary, and you should read it in conjunction with our historical financial statements (and related notes) contained in the annual and quarterly reports and other documents that we have filed with the SEC. See "Where You Can Find More Information" on page 66. You should not rely on the three-month information as being indicative of results expected for the entire year.

                    BB&T--Historical Financial Information
             (Dollars in thousands, except for per share amounts)

                             As of/For the
                          Three Months Ended
                               March 31,               As of/For the Years Ended December 31,
                         --------------------- ------------------------------------------------------
                            1999       1998       1998       1997       1996       1995       1994
                         ---------- ---------- ---------- ---------- ---------- ---------- ----------
Net interest income..... $  344,377 $  319,340 $1,317,129 $1,221,658 $1,119,910 $1,027,390 $  988,203
Net income..............    138,423    120,445    513,021    378,287    361,448    255,255    292,030
Diluted earnings per
 share..................        .44        .39       1.65       1.23       1.17        .81        .94
Cash dividends paid per
 share..................       .175       .155        .66        .58        .50        .43        .37
Book value per share....       9.59       8.68       9.53       8.50       7.80       7.39       6.59
Total assets............ 37,791,490 34,243,806 36,388,330 33,165,141 29,134,267 27,396,168 25,868,138
Long-term debt..........  5,187,639  3,942,804  4,964,797  3,750,484  2,392,688  1,544,236  1,104,699

                 Mason-Dixon--Historical Financial Information
             (Dollars in thousands, except for per share amounts)

                             As of/For the
                          Three Months Ended
                               March 31,               As of/For the Years Ended December 31,
                         --------------------- ------------------------------------------------------
                            1999       1998       1998       1997       1996       1995       1994
                         ---------- ---------- ---------- ---------- ---------- ---------- ----------
Net interest income..... $   10,346 $    9,232 $   37,875 $   31,260 $   29,552 $   23,666 $   19,398
Net income..............      2,527      2,511     10,811      9,159      8,436      7,299      6,612
Diluted earnings per
 share..................        .50        .49       2.13       1.77       1.60       1.54       1.52
Cash dividends paid per
 share..................        .19        .17        .70        .62        .52       .485        .45
Book value per share....      16.15      15.14      16.20      14.86      13.71      12.67       9.89
Total assets............  1,186,780  1,053,226  1,102,242    992,180    841,074    765,781    507,572
Long-term debt..........    326,396    179,011    328,347    160,889     85,275     49,129     23,114

Comparative Per Share Data

  We have summarized below the per share information for our companies on an historical, pro forma combined and equivalent basis. You should read this information in conjunction with our historical financial statements (and related notes) contained in the annual and quarterly reports and other documents we have filed with the SEC. See "Where You Can Find More Information" on page 66. The BB&T pro forma information gives effect to the merger accounted for as a pooling of interests, assuming that 1.30 shares of BB&T common stock are issued for each outstanding share of Mason-Dixon common stock. Mason-Dixon equivalent share amounts are calculated by multiplying the pro forma basic and diluted earnings per share, historical per share dividend and historical shareholders' equity by the exchange ratio of 1.30 shares of BB&T common stock so that the per share amounts equate to the respective values for one share of Mason-Dixon common stock. You should not rely on the pro forma information as being indicative of the historical results that we would have had if we had been combined or the future results that we will experience after the merger, nor should you rely on the three-month information as being indicative of results expected for the entire year.

                                                              As of/For the
                                            As of/For the       Year Ended
                                            Three Months       December 31,
                                           Ended March 31, --------------------
                                                1999        1998   1997   1996
                                           --------------- ------ ------ ------
Earnings per common share
  Basic
    BB&T historical.......................     $ 0.45      $ 1.69 $ 1.25 $ 1.19
    Mason-Dixon historical................       0.50        2.13   1.77   1.60
    Pro forma combined....................       0.45        1.69   1.25   1.19
    Mason-Dixon pro forma equivalent......       0.59        2.20   1.63   1.55
  Diluted
    BB&T historical.......................       0.44        1.65   1.23   1.17
    Mason-Dixon historical................       0.50        2.13   1.77   1.60
    Pro forma combined....................       0.44        1.65   1.23   1.17
    Mason-Dixon pro forma equivalent......       0.57        2.15   1.60   1.52
Cash dividends declared per common share
  BB&T historical.........................       .175         .66    .58    .50
  Mason-Dixon historical..................        .19         .70    .62    .52
  Pro forma combined......................       .175         .66    .58    .50
  Mason-Dixon pro forma equivalent........       .228         .86    .75    .65
Shareholders' equity per common share
  BB&T historical.........................       9.59        9.53   8.50   7.80
  Mason-Dixon historical..................      16.15       16.20  14.86  13.71
  Pro forma combined......................       9.65        9.59   8.56   7.86
  Mason-Dixon pro forma equivalent........      12.55       12.47  11.13  10.22

                            MEETING OF SHAREHOLDERS

General

  We are providing this proxy statement/prospectus to the shareholders of Mason-Dixon as of the record date of May 7, 1999, along with a form of proxy that the Mason-Dixon Board is soliciting for use at the annual meeting of shareholders of Mason-Dixon to be held on Monday, July 12, 1999 at 10:00 a.m., Eastern Time, at the Wakefield Valley Golf Club, located at 1000 Fenby Farm Road, Westminster, Maryland. At the meeting, the shareholders of Mason-Dixon will vote upon proposals (i) to approve the merger agreement, which is dated as of January 27, 1999 and pursuant to which Mason-Dixon would merge with and into BB&T, and (ii) to elect four Class I directors to serve until the earlier to occur of the effective time of the merger, the date of the 2002 annual meeting of Mason-Dixon's shareholders or such time as their respective successors are elected and qualified. Proxies may be voted on such other matters as may properly come before the meeting at the discretion of the proxy holders. The Mason-Dixon Board knows of no such other matters except those incidental to the conduct of the meeting. The merger agreement and the related plan of merger are attached as Appendix A.

  We request holders of the common stock of Mason-Dixon to complete, date and sign the accompanying proxy and return it promptly to Mason-Dixon in the enclosed postage prepaid envelope.

Record Date, Voting Rights and Vote Required

  Only the holders of Mason-Dixon common stock on the record date are entitled to receive notice of and to vote at the meeting. On the record date, there were 5,076,924 shares of Mason-Dixon common stock outstanding, held by approximately 1,800 holders of record. Each such share of Mason-Dixon common stock is entitled to one vote on each matter submitted at the meeting.

  Approval of the merger agreement and the plan of merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Mason-Dixon common stock. Failure of a holder of Mason-Dixon common stock to vote such shares will have the same effect as a vote "against" the merger agreement and the plan of merger.

  Except as described in the immediately preceding paragraph and except for the election of directors, approval of any other matters that shareholders consider at the meeting requires a majority of the votes cast at the meeting, assuming the presence of a quorum. With respect to the election of directors, the four nominees receiving the greatest number of votes cast for the election of directors will be deemed elected even though not receiving a majority, assuming the presence of a quorum. Presence in person or by proxy of a majority of the outstanding shares of Mason-Dixon common stock entitled to vote at the meeting will constitute a quorum.

  As of the record date, the directors and executive officers of Mason-Dixon and their affiliates beneficially owned approximately 6.4% of the issued and outstanding shares of Mason-Dixon common stock (exclusive of shares that may be acquired pursuant to the exercise of stock options). As of the record date, neither the directors and executive officers of BB&T or their affiliates nor BB&T or its subsidiaries beneficially owned any shares of Mason-Dixon common stock.

Voting and Revocation of Proxies

  The shares of Mason-Dixon common stock represented by properly completed proxies received at or before the time for the meeting will be voted as directed by the shareholders unless revoked as described below. If no instructions are given, executed proxies will be voted "FOR" approval of the merger agreement and the plan of merger. Proxies marked "FOR" approval of the merger agreement and the plan of merger and executed but unmarked proxies will be voted in the discretion of the persons named therein as to any proposed adjournment of the meeting. Proxies which are voted "AGAINST" approval of the merger agreement and the plan of merger will not be voted in favor of any motion to adjourn the meeting to solicit more votes in favor of the merger.

  Shares held in street name that have been designated by brokers on proxy cards as not voted with respect to a proposal ("Broker Shares") will not be counted as votes cast on the proposal. Shares with respect to which proxies have been marked as abstentions also will not be counted as votes cast on the proposal. Shares with respect to which proxies have been marked as abstentions and Broker Shares, however, will be treated as shares present for purposes of determining whether a quorum is present.

  The proposal to adopt the merger agreement and the plan of merger is a "non-discretionary" item, meaning that brokerage firms may not vote shares in their discretion on behalf of a client if the client has not furnished voting instructions. Because the proposal to adopt the merger agreement and the plan of merger must be approved by the holders of at least two-thirds of the outstanding shares of Mason-Dixon common stock, abstentions and Broker Shares will have the same effect as a vote against the merger at the meeting.

  If any other matters are properly presented at the meeting and voted upon, the proxies solicited hereby will be voted on such matters at the discretion of the proxy holders named therein. The Mason-Dixon Board is not aware of any other business to be presented at the meeting other than matters incidental to the conduct of the meeting.

  A shareholder's attendance at the meeting will not automatically revoke his or her proxy. A shareholder may, however, revoke a proxy any time before its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Corporate Secretary of Mason-Dixon at Mason-Dixon's principal executive offices before the meeting, or by attending the meeting and voting in person. A shareholder's proxy will not be revoked by his or her death or incapacity unless, before the shares are voted, the Corporate Secretary of Mason-Dixon or other person authorized to tabulate the votes receives notice of the death or incapacity.

  Because approval of the merger agreement and the plan of merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Mason-Dixon common stock, abstentions and Broker Shares will have the same effect as negative votes. Accordingly, the Mason-Dixon Board urges Mason-Dixon's shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage prepaid envelope.

Solicitation of Proxies

  BB&T and Mason-Dixon will each pay 50% of the cost of printing this proxy statement/prospectus, and Mason-Dixon will pay all other costs of soliciting proxies. Directors, officers and other employees of Mason-Dixon or its subsidiaries may solicit proxies personally or by telephone or facsimile. None of these people will receive any special compensation for solicitation activities. Mason-Dixon will arrange with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Mason-Dixon will reimburse these record holders for their reasonable out-of-pocket expenses. In addition, Mason-Dixon intends to use the services of Corporate Investor Communications, Inc., a professional proxy solicitation firm, to help with soliciting proxies for the meeting, at an estimated cost of $5,000 plus individual solicitation and out-of-pocket expenses.

Recommendation of the Mason-Dixon Board

  The Mason-Dixon Board has unanimously adopted the merger agreement and the plan of merger and believes that the proposed transaction is fair to and in the best interests of Mason-Dixon and its shareholders. The Mason-Dixon Board unanimously recommends that Mason-Dixon's shareholders vote "FOR" approval of the merger agreement and the plan of merger. See "The Merger-Background of and Reasons for the Merger."

  Shareholders should not send in stock certificates with their proxy cards. See "The Merger-Exchange of Mason-Dixon Common Stock Certificates."

                                  THE MERGER
                                (Proposal One)

  The following information describes the material aspects of the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices hereto, including the merger agreement and the plan of merger, which are attached to this proxy statement/prospectus as Appendix A and incorporated herein by reference. All shareholders are urged to read the appendices in their entirety.

General

  In the merger, Mason-Dixon will be merged with and into BB&T and BB&T will be the surviving corporation. Shareholders of Mason-Dixon will receive shares of the common stock of BB&T in exchange for their shares of Mason-Dixon common stock. During the first quarter of 2000, BB&T intends to merge Mason-Dixon's various subsidiary banks into BB&T's North Carolina banking subsidiary.

Background of and Reasons for the Merger

 Background of the Merger; Mason-Dixon's Reasons for the Merger

  Mason-Dixon has been approached in recent years by interested merger partners, one of which was BB&T. The Mason-Dixon Board did not pursue these preliminary expressions of interest, believing it to be in the best interest of Mason-Dixon's shareholders to focus on independently building a financial services franchise operating in central Maryland. The Mason-Dixon Board authorized Thomas K. Ferguson, President of Mason-Dixon, to maintain contacts and further develop relationships with potential merger partners, including BB&T, to provide Mason-Dixon with flexibility to pursue a business combination should the Mason-Dixon Board later determine that it would be in the best interest of the Mason-Dixon shareholders to negotiate a sale of Mason-Dixon.

  In December 1997, Donald Delson, with the investment banking firm of Keefe, Bruyette & Woods, Inc. ("KBW"), brought to Mr. Ferguson's attention the fact that BB&T was again interested in expanding into Maryland. Mr. Ferguson asked Mr. Delson to prepare a presentation to be delivered to the Mason-Dixon Board during its January 1998 meeting, concerning bank consolidation, including BB&T's likely expansion into Maryland and the possible effects such an expansion could have on Mason-Dixon. After Mr. Delson's presentation and after much discussion, the Mason-Dixon Board determined to continue its strategic plan of continuing to increase shareholder value by expanding the Mason-Dixon franchise in Maryland.

  At a meeting on April 29, 1998, the Mason-Dixon Board authorized Mr. Ferguson to become more familiar with some of Mason-Dixon's potential acquirors by meeting with them. In the summer of 1998, Mr. Ferguson met with a representative of BB&T to familiarize himself with BB&T and its philosophy and business plan, and was invited to visit BB&T in North Carolina. At a meeting held on October 28, 1998, the Mason-Dixon Board agreed that such a visit by Mr. Ferguson was advisable.

  Mr. Ferguson traveled to Winston-Salem, North Carolina in November 1998 to meet with representatives of BB&T. Representatives of BB&T informed Mr. Ferguson of BB&T's philosophy, its operations, its plan, its financial performance, its values and its process for integrating newly acquired institutions with BB&T. Mr. Ferguson updated the Mason-Dixon Board following his visit to Winston-Salem and expressed his confidence in both BB&T and its staff. The Mason-Dixon Board discussed the effects of an affiliation with BB&T on Mason-Dixon's employees, constituent communities, and growth and stability in light of the fact that Mason-Dixon had previously been a strong advocate of independence, but also in light of the fact that Mason-Dixon was competing with some very large financial institutions.

  Mr. Ferguson presented the Mason-Dixon Board with a document that identified attractive characteristics that Mason-Dixon might seek in a merger partner in the event the Mason-Dixon Board thought an affiliation was in Mason-Dixon's best interest. These characteristics included above average return on equity capital and return on assets, diversified revenue sources, a diversified balance sheet, the ability to efficiently consummate a transaction, a demonstrated track record of successful acquisitions of companies like Mason-Dixon and the ability to improve the products offered to Mason-Dixon's customers. The Mason-Dixon Board considered this document for a week, and the Mason-Dixon Board members, individually, rated their preferences. A compilation of these ratings was presented to KBW for analysis.

  In December 1998, KBW analyzed the Mason-Dixon Board's choices and delivered an oral and written report listing potential acquirors that presented the best opportunities for the growth and financial stability of Mason-Dixon, among which was BB&T.

  Based on the Mason-Dixon Board's questions and comments at the December 1998 meeting, Mr. Ferguson determined that BB&T's past performance showed that it could successfully address the strategic issues facing Mason-Dixon. Mr. Ferguson additionally determined that BB&T could provide the best opportunity for Mason-Dixon's employees to secure employment upon a merger of Mason-Dixon. Mr. Ferguson sought direction from the Mason-Dixon Board as to the best course of action for Mason-Dixon. The Mason-Dixon Board determined that it should take some time to review all the information presented.

  The Mason-Dixon Board met on January 7, 1999, after comprehensively reviewing all the information presented and discussed with Mr. Ferguson Mason-Dixon's prospects for earnings, the continuing pressure in the marketplace, the intense competition with and among larger financial institutions and the potential for Mason-Dixon's stock price to become depressed. Mr. Ferguson informed the Mason-Dixon Board of various alternative strategies for Mason-Dixon to pursue if it wished to continue pursuing independence, including enlarging the geographic footprint beyond that described in Mason-Dixon's strategic plan and reducing Mason-Dixon's earnings growth rate to permit Mason-Dixon to make significant and necessary investment in its current market.

  The Mason-Dixon Board determined that enlarging the geographic footprint carried more risk for the shareholders of Mason-Dixon than was acceptable and that slowing the earnings growth rate would likely further depress the stock price of Mason-Dixon's common stock. The Mason-Dixon Board determined to solicit a proposal from BB&T and authorized Mr. Ferguson to solicit a proposal.

  Mr. Ferguson and KBW representatives met with representatives of BB&T on January 12, 1999. After comprehensive discussions, BB&T presented Mr. Ferguson with an offer to acquire Mason-Dixon in a stock-for-stock transaction at a fixed ratio of 1.3 shares of BB&T common stock for each share of Mason-Dixon common stock. In addition, the offer required Mason-Dixon to issue an option to BB&T to purchase up to 19.9% of Mason-Dixon's stock in the event the merger was terminated under certain circumstances, provided for senior executives of Mason-Dixon to enter into employment agreements in connection with the acquisition and contained other customary terms and conditions.

  Mr. Ferguson arranged a meeting on January 21, 1999 between representatives of BB&T, KBW, the Mason-Dixon Board, key officers of Mason-Dixon, the presidents of three of Mason-Dixon's subsidiaries and Mason-Dixon's outside legal counsel, Gordon, Feinblatt, Rothman, Hoffberger, and Hollander, LLC. BB&T made a presentation that comprehensively discussed BB&T and its products and services, its philosophy and its business plan. After the BB&T representatives left this meeting, a Mason-Dixon Board meeting was convened, at which time the BB&T proposal was formally considered. Legal counsel reviewed in detail the fiduciary duty that devolves upon the Mason-Dixon Board in such a situation. KBW provided a financial analysis of the offer, indicating on a preliminary basis that it was fair to shareholders from a financial point of view.

  Final negotiations and drafting of the merger agreement followed.

  A special meeting of the Mason-Dixon Board was called for January 25, 1999 at which all directors were present except for Messrs. Baker and Campbell. Legal counsel explained in detail the legal framework within which the Mason-Dixon Board should act in both considering the offer and assessing the information it would receive about the offer and discussed the proposed merger agreement and stock option agreement. The Mason-Dixon Board engaged in a discussion with KBW via speakerphone of all financial aspects and implications of the merger with BB&T, including the benefits of the transaction to Mason-Dixon shareholders and the potential effect of the merger on Mason-Dixon's management, employees, customers and communities in which Mason-Dixon and its affiliated banks are located. The Mason-Dixon Board engaged in a comprehensive question and answer session with both Mr. Ferguson and legal counsel concerning BB&T's status among its peers, how analysts generally perceive acquisitions by BB&T, the negotiation process, BB&T's loan loss provisions, the potential treatment of Mason-Dixon's constituent communities by BB&T, BB&T's plan and outlook for management succession in the event of death or disability of present personnel and the employment contracts offered by BB&T to certain Mason-Dixon employees.

  The Mason-Dixon Board deferred consideration of approval of the merger agreement and stock option agreement until the Mason-Dixon Board meeting scheduled for January 27, 1999, but determined to take appropriate action to facilitate the transactions by exempting the proposed transaction with BB&T from restrictions under the Maryland business combination laws.

  At the January 27, 1999 meeting of the Mason-Dixon Board, Mr. Delson of KBW presented KBW's opinion that the transaction was fair to Mason-Dixon shareholders from a financial standpoint. The Mason-Dixon Board specifically evaluated whether the proposal was in the best interests of Mason-Dixon and its subsidiaries by considering the best interests of the shareholders and other factors, including the social, legal and economic effects on employees, customers, depositors, and communities served by Mason-Dixon and any subsidiary of Mason-Dixon, and evaluated the consideration being offered in relation to the then current market value of Mason-Dixon and any subsidiary of Mason-Dixon in a freely negotiated transaction and the Mason-Dixon Board's estimate of the future value of stock of Mason-Dixon or any subsidiary of Mason-Dixon as an independent entity. The Mason-Dixon Board determined that the transaction was fair to Mason-Dixon shareholders from a financial standpoint, relying on the advice of KBW, and considering specifically:

  . Premium over market value of common stock: The exchange ratio of 1.3 shares of BB&T common stock for each share of Mason-Dixon common stock approximated a 74% premium over the market value for Mason-Dixon stock at that time.

  . Premium over book value: The exchange ratio of 1.3 shares of BB&T common stock for each share of Mason-Dixon common stock represented a multiple of approximately 3.36 times the tangible book value of Mason-Dixon common stock, based on Mason-Dixon's book value at September 30, 1998. This premium compared favorably to an average of 3.2 times tangible book value for transactions that were completed or announced in the southeastern United States in 1998 involving financial institutions with assets of more than $15 million. It also compared favorably to an average of 3.1 times tangible book value for transactions in the Southeast over the same time period involving financial institutions with assets of between $1 billion and $10 billion.

  . Increased dividends: BB&T's most recent quarterly dividend was $0.175 per share, compared to Mason-Dixon's fixed quarterly dividend of $0.19 per share. The BB&T quarterly dividend, in conjunction with the exchange ratio for the merger, would increase the Mason-Dixon shareholders' dividends by 19.74%.

  As discussed above, in addition to the financial analysis of Mason-Dixon's financial advisor and the impact of the transaction on Mason-Dixon shareholders from a financial point of view, the Mason-Dixon Board took into account the effect of the merger on other constituencies and made the following determinations:

  . Because of BB&T's history of growth and promoting employees, the merger with BB&T has the potential for most Mason-Dixon employees to increase their opportunities for advancement;

  . BB&T's extensive branch network would increase Mason-Dixon's presence across Virginia and in other states through its affiliated banks and provide Mason-Dixon's customers the wider variety of financial products offered by BB&T; and

  . The communities served by Mason-Dixon would benefit due to BB&T's commitment to make charitable contributions of land and of $2,250,000 in cash for the construction of a building.

  The Mason-Dixon Board consulted and relied on the written materials presented to them for purposes of assessing the financial value of the offer, the effect of the transaction on other constituencies, and the risks inherent with the offer. The Mason-Dixon Board focused particular attention on the opinion of KBW in discussing the fairness of the exchange ratio for the merger.

  Based on its discussion and consideration of the factors discussed above, the Mason-Dixon Board voted unanimously to approve the merger and the related stock option agreement as being in the best interests of Mason-Dixon, its shareholders, its employees, its customers, and the communities in which it operates.

  The Mason-Dixon Board recommends that Mason-Dixon shareholders vote FOR approval of the merger agreement and the related plan of merger.

 BB&T's Reasons for the Merger

  One of BB&T's announced objectives is to pursue in-market and contiguous state acquisitions of banks and thrifts within the $250 million to $10 billion range. BB&T management believes that Mason-Dixon is a customer-oriented, service-driven institution and that its acquisition by BB&T will be a major step toward expanding BB&T's franchise in Maryland with an emphasis on customer service, value and personal attention, while maintaining autonomy and local decision-making. The merger with Mason-Dixon will approximately double BB&T's assets in Maryland to approximately $2.4 billion, substantially increasing BB&T's presence in the economically strong markets in central Maryland like Carroll County.

  In connection with BB&T's consideration of the merger, management of BB&T analyzed certain investment criteria designed to assess the impact of the merger on BB&T and its shareholders. For the purpose of this analysis, BB&T made the following assumptions:

  . BB&T's and Mason-Dixon's 1999 earnings per share on a stand alone basis would be in line with the estimates published by First Call Corporation.

  . BB&T's earnings per share on a stand alone basis for periods after 1999 would increase at an assumed annual rate, determined solely for the purpose of assessing the impact of the merger as described above, of approximately 9%.

  . Mason-Dixon's earnings on a stand alone basis for periods after 1999 would increase at an assumed rate, determined solely for the purpose of assessing the impact of the merger as described above, of approximately 9% before applying the effect of the assumptions described below.

  . Annual cost savings of approximately $9.3 million, or 25% of Mason-Dixon's expense base, would be realized as a result of the merger, with 25% of such cost savings to be achieved in 1999 and the remaining 75% in 2000.

  . Mason-Dixon's fee income ratio would ratably increase from 18.8% for 1998 to 25% for the full-year 2004.

  . Mason-Dixon's net interest margin (non-FTE) would be maintained annually at 4.03% of average earning assets.

  Using the above assumptions, BB&T analyzed the merger to determine whether it would have an accretive or dilutive effect on estimated earnings per share, return on equity, return on assets and book value per share. This analysis indicated that the merger would be accretive to book value per share in 1999, to estimated earnings per share in 2000 and to return on equity by 2001. BB&T excluded the effect of an estimated one-time charge of $10.4 million, after income tax benefits, related to consummating the merger from calculations of earnings per share, return on equity and return on assets.

  In addition to the analysis described above, BB&T performed an internal rate of return analysis for this transaction. The purpose of this analysis was to determine if the projected performance of Mason-Dixon, after applying the assumptions described above, would conform to BB&T's criteria. BB&T's current minimum internal rate of return requirement for this type of investment is 15%. The analysis performed in connection with the Mason-Dixon merger indicated that the projected internal rate of return is 16.08%.

  None of the above information has been updated since the date of the merger agreement. There can be no certainty that the results reflected in the above information will be achieved or that actual results will not vary materially from the estimated results. For more information concerning the factors that could affect actual results, see "A Warning About Forward-Looking Information" on page iv.

Opinion of Mason-Dixon's Financial Advisor

  Mason-Dixon engaged KBW to act as its exclusive financial advisor in connection with the merger. KBW agreed to assist Mason-Dixon in analyzing, structuring, negotiating and effecting a transaction with BB&T. Mason-Dixon selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Mason-Dixon and its business. As part of its investment banking business, KBW is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

  As part of its engagement, representatives of KBW attended the meeting of the Mason-Dixon Board held on January 27, 1999 at which the Mason-Dixon Board considered and approved the merger agreement. At such meeting, KBW rendered an oral opinion (which was subsequently confirmed in writing) that, as of that date, the exchange ratio was fair to Mason-Dixon and its shareholders from a financial point of view. KBW's January 27, 1999 opinion was reconfirmed in writing as of the date of this proxy statement/prospectus.

  The full text of KBW's updated written opinion is attached as Appendix B to this proxy statement/prospectus and is incorporated herein by reference. Mason-Dixon shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by KBW.

  KBW's opinion is directed to the Mason-Dixon Board and addresses only the exchange ratio. It does not address the underlying business decision to proceed with merger and does not constitute a recommendation to any Mason-Dixon shareholder as to how the shareholder should vote at Mason-Dixon's meeting with respect to the merger or any matter related thereto.

  In rendering its opinion, KBW:

  .  reviewed, among other things,

    .  the merger agreement,
    .  Annual Reports to Shareholders and Annual Reports on Form 10-K of
       BB&T,
    .  Annual Reports on Form 10-K of Mason-Dixon,
    . certain interim reports to shareholders and Quarterly Reports on Form 10-Q of BB&T,
    .  Quarterly Reports on Form 10-Q of Mason-Dixon and
    . certain internal financial analyses and forecasts for Mason-Dixon and BB&T prepared by management;

  . held discussions with members of senior management of BB&T and Mason-Dixon regarding

    . past and current business operations, . regulatory relationships,
    .  financial condition and
    .  future prospects of the respective companies;

  . compared certain financial and stock market information for BB&T and Mason-Dixon with similar information for certain other companies with publicly traded securities;

  . reviewed the financial terms of certain recent business combinations in the banking industry and

  .  performed other studies and analyses that it considered appropriate.

  The projections furnished to KBW and used by it in certain of its analyses were prepared by the senior management of Mason-Dixon. Mason-Dixon does not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

  The following is a summary of the material analyses presented by KBW to the Mason-Dixon Board on January 27, 1999 in connection with its January 27, 1999 opinion:

  Transaction Summary. KBW calculated the merger consideration to be paid pursuant to the exchange ratio as a multiple of Mason-Dixon's book value, 1998 actual (excluding non-recurring charges and gains) and 1999 estimated earnings. This computation assumed the KBW estimates of Mason-Dixon's earnings per share of $2.00 in 1998 (excluding non-recurring charges and gains) and $2.20 in 1999 and an exchange ratio of 1.30 BB&T shares for each Mason-Dixon share. Based on those assumptions, this analysis indicated that Mason-Dixon shareholders would receive shares of BB&T common stock worth $49.97 for each share of Mason-Dixon common stock held and that this amount would represent a multiple of 3.09 times Mason-Dixon's book value per share and 22.71 times Mason-Dixon's estimated 1999 earnings per share.

  Discounted Cash Flow Analysis. KBW estimated the present value of future cash flows that would accrue to a holder of a share of Mason-Dixon common stock assuming that the shareholder held the stock for five years and then sold it. The analysis was based on earnings forecasts prepared by management on a stand-alone, independent basis for 1999 and annual net income growth rates from 8.0% to 10.0% for the years 2000 through 2003. A 36.0% dividend payout ratio was assumed for Mason-Dixon through the year 2003. Mason-Dixon's value in the event of a sale was determined by using terminal price to earnings multiples from 22.0 times to 25.0 times. The terminal value and the dividends received were discounted at a rate of 12.0%. This rate was selected because, in KBW's experience, it represents the risk-adjusted rates of return that investors in securities such as the common stock of Mason-Dixon would require. On the basis of these assumptions, KBW calculated a range of present values ranging from $40.63 to $49.07. These values were compared to the $49.97 offer from BB&T.

  KBW stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Mason-Dixon common stock.

  Selected Transaction Analysis. KBW reviewed certain financial data related to two sets of comparable bank transactions. The first set of comparable transactions included transactions in Delaware, the District of Columbia, Pennsylvania, Maryland, New Jersey, New York and Virginia with transaction values between $75 million and $1 billion which had been announced after January 1, 1998.

  KBW compared multiples of price to various factors for the BB&T-Mason-Dixon merger to the same average multiples for this comparable group's mergers at the time those mergers were announced. The results were as follows:

                                                  Multiple of Price to Factor
                                                --------------------------------
                                                 Comparable         BB&T-
Factor Considered                               Group Average Mason-Dixon Merger
-----------------                               ------------- ------------------
Recurring Trailing 12 Months Earnings..........     27.3x            25.0x
Stated Book Value..............................     3.17x            3.09x
Estimated Tangible Book Value..................     3.51x            3.37x
Deposit Premium................................       27%              27%

  The second set of comparable transactions included nationwide transactions with transaction values between $75 million and $1 billion which had been announced after January 1, 1998. The results were as follows:

                                                  Multiple of Price to Factor
                                                --------------------------------
                                                 Comparable         BB&T-
Factor Considered                               Group Average Mason-Dixon Merger
-----------------                               ------------- ------------------
Recurring Trailing 12 Months Earnings..........     26.2x            25.0x
Stated Book Value..............................     3.05x            3.09x
Estimated Tangible Book Value..................     3.38x            3.37x
Deposit Premium................................       30%              27%

  No company or transaction used as a comparison in the above analysis is identical to BB&T, Mason-Dixon or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

  Selected Peer Group Analysis. KBW compared the financial performance and market performance of BB&T to those of a group of comparable holding companies. The comparisons were based on:

  .  various financial measures, including

    .  earnings performance,
    .  operating efficiency,
    .  capital adequacy and
    .  asset quality and

  .  various measures of market performance, including

    .  market/book values,
    .  price to earnings and
    .  dividend yields.

  To perform this analysis, KBW used the financial information as of and for the quarter ended December 31, 1998 and market price information as of January 26, 1999. The companies in the peer group were selected U.S. regional banks that had total market capitalization ranging from $5 billion to $18 billion.

  With respect to BB&T's financial performance, KBW's analysis showed the following:

                                                                    Peer Group
Performance Measure                                          BB&T    Averages
-------------------                                         ------  ----------
Return on Equity, annualized...............................  19.62%    16.11%
Return on Assets, annualized...............................   1.59%     1.38%
Net Interest Margin, annualized............................   4.54%     4.04%
Efficiency Ratio, annualized...............................  51.75%    53.23%
Tangible Equity/Assets.....................................   7.02%     7.37%
Non-Performing Assets to Total Loans and Other Real Estate
 Owned.....................................................   0.49%     0.59%
Loan Loss Reserve to Average Loans......................... 360.00%   334.00%

  With respect to BB&T's market performance, KBW's analysis showed the following:

                                                                    Peer Group
Performance Measure                                          BB&T    Averages
-------------------                                         ------  ----------
Price to Earnings Multiple, based on 1999 estimated
 earnings..................................................   19.9x    16.92x
Price to Earnings Multiple, based on 2000 estimated
 earnings..................................................   17.6x    15.38x
Price to Book Multiples....................................   4.02x     3.11x
Price to Tangible Book Multiples...........................   4.66x     3.71x
Dividend Yield.............................................   1.82%     2.40%

  For purposes of the above calculations, all earnings estimates are based upon the KBW estimates for BB&T.

  Contribution Analysis. KBW analyzed the relative contribution of each of BB&T and Mason-Dixon to certain pro forma balance sheet and income statement items of the combined entity. Based on an exchange ratio of 1.30, the contribution analysis showed:

   Mason-Dixon Contribution To:
    Combined Common Equity................................................. 2.7%
    Annualized Recurring Net Income without Cost Savings................... 2.0%
    Combined Total Assets.................................................. 2.9%
   Mason-Dixon Estimated Pro Forma Ownership............................... 2.1%

  Other Analyses. KBW reviewed the relative financial and market performance of Mason-Dixon and BB&T to a variety of relevant industry peer groups and indices. KBW also reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for BB&T.

  In connection with its opinion dated as of the date of this proxy statement/prospectus, KBW performed procedures to update, as necessary, certain of the analyses described above. KBW reviewed the assumptions on which the analyses described above were based and the factors considered in connection therewith. KBW did not perform any analyses in addition to those described above in updating its January 27, 1999 opinion.

  KBW has not independently verified the information described above and for purposes of this opinion has assumed the accuracy, completeness and fairness thereof. With respect to information relating to the prospectus of Mason-Dixon and BB&T, KBW has assumed that such information reflects the best currently available estimates and judgments of the managements of Mason-Dixon and BB&T, respectively, as to the likely future financial performance of Mason-Dixon and BB&T. KBW also assumed, without independent verification, that the aggregate allowances for loan losses for BB&T and Mason-Dixon are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of the property of BB&T or Mason-Dixon, and KBW did not examine any individual credit files.

  The Mason-Dixon Board has retained KBW as an independent contractor to act as financial advisor to Mason-Dixon regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Mason-Dixon and BB&T. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Mason-Dixon and BB&T for KBW's own account and for the accounts of its customers.

  Mason-Dixon and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. Mason-Dixon has agreed to pay KBW, at the time of closing, a cash fee equal to 0.85% of the market value of the aggregate consideration offered in exchange for the outstanding shares of common stock of Mason-Dixon in the merger transaction. Pursuant to the KBW engagement agreement, Mason-Dixon also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

Exchange Ratio

  At the effective time of the merger, Mason-Dixon will be merged with and into BB&T, and BB&T will be the surviving corporation in the merger. In the merger, each share of Mason-Dixon common stock outstanding at the effective time will be converted into the right to receive BB&T common stock at the exchange ratio of 1.30 shares of BB&T common stock for each share of Mason-Dixon common stock.

  An upward adjustment to the exchange ratio could occur only if Mason-Dixon elected to terminate the merger agreement as described below, and BB&T then elected to avoid termination of the merger agreement by increasing the exchange ratio. Under no circumstances would the exchange ratio be less than
1.30 shares of BB&T common stock for each share of Mason-Dixon common stock.

  Mason-Dixon may elect to terminate the merger agreement and abandon the merger if both of the following circumstances exist:

  . the average closing price per share of BB&T common stock on the NYSE on the five trading days (determined by excluding days on which the NYSE is closed) before the Determination Date (defined below) (the "Closing Value") is less than $32.67, and

  . (a) the amount obtained by dividing the Closing Value by $38.4375 (such amount, the "BB&T Ratio") is less than (b) 90% of the amount obtained by dividing the Index Price on the Determination Date by the Index Price on January 27, 1999 (these terms are defined below) (the amount determined pursuant to clause (b), the "Index Ratio").

Mason-Dixon may refuse to complete the merger pursuant to this provision by giving notice to BB&T during the five-day period following the Determination Date. BB&T will thereafter have a five-day period in which it could elect to increase the exchange ratio so that holders of Mason-Dixon common stock would receive for each share of Mason-Dixon common stock the consideration that they would have received had the Closing Value been $32.67 (i.e., BB&T common stock having an implied market value of approximately $42.47). Such an election would be made by giving notice to Mason-Dixon of the election and the revised exchange ratio, whereupon Mason-Dixon would be required to proceed with the merger with the adjusted exchange ratio in accordance with all other terms of the merger agreement. Mason-Dixon could withdraw its notice of termination at any time during the ten-day period following the Determination Date and elect to proceed with the merger at the exchange ratio of 1.30 if BB&T were to determine not to adjust the exchange ratio. In no event would BB&T have any obligation to increase the exchange ratio.

  For purposes of the rights of termination and adjustment described above, the following terms are defined as follows:

     "Determination Date" means the tenth calendar day preceding the date designated by BB&T as the closing date of the merger.

     "Index Group" means 12 bank holding companies comparable to BB&T and designated in the merger agreement, the common stocks of all of which must be publicly traded and as to which there may not have been, since January 27, 1999 and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. If any such company or companies are removed from the Index Group, the weights (which have been determined based upon the number of shares of outstanding common stock) will be redistributed proportionately in determining the Index Price. If any company belonging to the Index Group, or BB&T, declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between January 27, 1999 and the Determination Date, the prices for the common stock of such company or BB&T will be appropriately adjusted.

     "Index Price" on a given date means the weighted average (weighted in accordance with the factors listed above and in the merger agreement) of the closing sales prices of the companies composing the Index Group.

  These conditions reflect the parties' agreement that Mason-Dixon's shareholders will assume certain risks of decline in the market value of BB&T common stock. If the value of BB&T common stock were to decline so that the Closing Value was below $32.67, but the Closing Value did not reflect a decline in the price of BB&T common stock from $38.4375 (the closing price of BB&T common stock on January 26, 1999) (the "Starting Price") of more than 10% in comparison to the stock prices of the Index Group as measured from January 27, 1999 to the Determination Date, then Mason-Dixon's shareholders would continue to assume the risk of decline in the value of BB&T common stock. Mason-Dixon will have the right to terminate the merger agreement only when both (a) the Closing Value is less than $32.67 and (b) the decline from the value of the Starting Price to the Closing Value exceeds by more than 10% the decline in value for the group of comparable bank holding companies from January 27, 1999 to the Determination Date.

  If the Mason-Dixon Board elects to terminate the merger agreement because of a decline in the price of BB&T common stock, BB&T may avoid termination by increasing the exchange ratio. In deciding whether to increase the exchange ratio, the principal factors BB&T would consider include the projected effect of the merger on BB&T's pro forma earnings and book value per share and whether BB&T's assessment of Mason-Dixon's earning potential as part of BB&T justifies the issuance of a greater number of shares of BB&T common stock. If BB&T should decline to adjust the exchange ratio, Mason-Dixon may elect to withdraw its election to terminate and to proceed with the merger without adjustment. In making this determination, the principal factors the Mason-Dixon Board would consider include whether the merger remains in the best interest of Mason-Dixon and its shareholders, despite the decline in the BB&T common stock price, and whether the consideration to be received by Mason-Dixon shareholders remains fair from a financial point of view. Prior to making any decision to terminate the merger agreement or to proceed with the merger without adjustment of the exchange ratio, the Mason-Dixon Board would consult with its financial and other advisors and would consider all financial and other information it deemed relevant to its decision, including considerations relating to the necessity or desirability of resoliciting Mason-Dixon shareholders under the circumstances. If Mason-Dixon elected not to exercise its right to terminate the merger agreement, the exchange ratio would remain 1.30 and the dollar value of the consideration which the Mason-Dixon shareholders would receive for each share of Mason-Dixon common stock would be the value of 1.30 shares of BB&T common stock at the effective time. If the termination right were triggered and BB&T did not increase the exchange ratio, the Mason-Dixon Board could determine to proceed with the merger at the
1.30 exchange ratio. If Mason-Dixon decided to proceed on this basis, it would resolicit shareholders only if the Mason-Dixon Board believed that it had a fiduciary duty or otherwise decided to do so.

  The operation of the exchange ratio and the adjustment mechanism can be illustrated by three scenarios. (For purposes of the numerical examples, the Index Price, as of January 27, 1999, is deemed to be $100.)

  . The first scenario is that the Closing Value of the BB&T common stock is not less than $32.67. Under this scenario, the exchange ratio would be
     1.30 and there would be no potential adjustment to the exchange ratio and no right on the part of Mason-Dixon to terminate the merger agreement due to a decline in the price of BB&T common stock. The implied market value (based on the Closing Value) of the consideration to be received by Mason-Dixon shareholders would be not less than $32.67.

  . The second scenario is that the Closing Value is less than $32.67 but the BB&T Ratio is equal to or above the Index Ratio. In this case, the exchange ratio would be 1.30 and there would be no right on the part of Mason-Dixon to terminate the merger agreement due to the decline in the value of BB&T common stock and therefore no potential adjustment to the exchange ratio, even though the implied market value of the consideration to be received by Mason-Dixon shareholders would have fallen from a pro forma $48.34 as of January 27, 1999 to less than $42.47 per share. For example, if the Closing Value were $25.75 and the Index Price were $70.00, the BB&T Ratio would be 0.67, or $25.75/$38.4375, and the Index Ratio would be 0.63, or 0.9 times ($70.00/$100.00). Based upon the assumed $25.75 Closing Value, the consideration to be received by Mason-Dixon shareholders would have an implied market value of $33.48 per share.

  . The third scenario is that both the Closing Value is less than $32.67 and the BB&T Ratio is less than the Index Ratio. In this case, Mason-Dixon would have the right to terminate the merger agreement. BB&T would have the right, but not the obligation, to reinstate the merger agreement by increasing the exchange ratio so that Mason-Dixon shareholders would receive shares of BB&T common stock having an implied market value (based upon the Closing Value) equal to approximately $42.47 per share. For example, if the Closing Value were $25.15 and the Index Price were $90.00, the BB&T Ratio would be 0.65, or $25.15/$38.4375, and the Index Ratio would be 0.81, or 0.9 times ($90.00/$100.00). Based upon the assumed $25.15 Closing Value, the consideration to be received by Mason-Dixon shareholders would have an implied market value of $32.70 per share. If the Mason-Dixon Board elected to terminate the merger agreement, BB&T would have the right, but not the obligation, to reinstate the merger agreement by increasing the exchange ratio within five days to 1.6887, which represents $42.47 divided by the Closing Value. Based upon the assumed $25.15 Closing Value, the new exchange ratio would represent a value to Mason-Dixon shareholders of $42.47 per share.

  Mason-Dixon shareholders should be aware that the actual market value of a share of BB&T common stock at the effective time and at the time certificates for those shares are delivered following surrender and exchange of certificates for shares of Mason-Dixon common stock may be more or less than the Closing Value. Mason-Dixon shareholders are urged to obtain information on the market value of BB&T common stock that is more recent than that provided in this proxy statement/prospectus. See "Summary-Comparative Market Prices and Dividends."

  No fractional shares of BB&T common stock will be issued in the merger. Holders of Mason-Dixon common stock otherwise entitled to a fractional share will be paid an amount in cash determined by multiplying the fractional part of such share of BB&T common stock by the Closing Value.

Exchange of Mason-Dixon Common Stock Certificates

  At the effective time, by virtue of the merger and without any action on the part of Mason-Dixon or the holders of Mason-Dixon common stock, each share of Mason-Dixon common stock issued and outstanding immediately before the effective time will be converted into and will represent the right to receive, upon surrender of the certificate representing such share of Mason-Dixon common stock as described below, whole shares of BB&T common stock and cash in lieu of any fractional share interest. Promptly after the effective time, BB&T will deliver or mail to each Mason-Dixon shareholder a form of letter of transmittal and instructions for use in effecting the surrender of the certificates that, immediately before the effective time, represented any shares of Mason-Dixon common stock. Upon surrender of these certificates or other satisfactory evidence of ownership, together with such letter of transmittal duly executed and completed in accordance with its instructions and such other documents as may be reasonably requested, BB&T will promptly transfer the merger consideration to the persons entitled to receive it.

  Holders of Mason-Dixon common stock should not send in their stock certificates until they receive transmittal forms and instructions.

  Until surrendered as described above, each outstanding certificate that prior to the effective time represented one or more shares of Mason-Dixon common stock will be deemed upon the effective time for all purposes to represent only the right to receive the merger consideration. No interest will be paid or accrued on the merger consideration upon the surrender of the certificate or certificates representing shares of Mason-Dixon common stock. With respect to any certificate for Mason-Dixon common stock that has been lost or destroyed, BB&T will pay the merger consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity, as required in accordance with BB&T's standard policy, and evidence reasonably satisfactory to BB&T of ownership of the shares in question. After the effective time, no transfer of the shares of Mason-Dixon common stock outstanding immediately before the effective time will be made on the stock transfer books of BB&T.

  BB&T will pay any dividends or other distributions with a record date before the effective time that have been declared or made by Mason-Dixon in respect of shares of Mason-Dixon common stock in accordance with the terms of the merger agreement and that remain unpaid at the effective time. To the extent permitted by law, former shareholders of record of Mason-Dixon will be entitled to vote after the effective time at any meeting of BB&T shareholders the number of whole shares of BB&T common stock into which their respective shares of Mason-Dixon common stock are converted, regardless of whether such holders have exchanged their certificates representing Mason-Dixon common stock for certificates representing BB&T common stock. Whenever a dividend or other distribution is declared by BB&T on the BB&T common stock, the record date for which is at or after the effective time, the declaration will include dividends or other distributions on all shares of BB&T common stock issuable pursuant to the merger agreement, but after the effective time no dividend or other distribution payable to the holders of record of BB&T common stock as of any time subsequent to the effective time will be delivered to the holder of any certificate representing Mason-Dixon common stock until such holder surrenders such certificate for exchange as described above. Upon surrender of such certificate, both the BB&T common stock certificate and any undelivered dividends and cash payments payable under the merger agreement (without interest) will be delivered and paid with respect to each share of Mason-Dixon common stock represented by such certificate.

The Merger Agreement

 Effective Date and Time of the Merger

  The merger agreement provides that the closing of the merger will take place on the business day designated by BB&T that is within 30 days following the satisfaction of the conditions to the completion of the merger, or such later date as the parties may otherwise agree. The effective time will occur at the time and date specified in the articles of merger to be filed with the Secretary of State of North Carolina and the Department of Assessments and Taxation of Maryland. It is currently anticipated that the filing of the articles of merger will take place as soon as practicable following the date on which the merger agreement and the plan of merger is approved by the Mason-Dixon shareholders and all other conditions to the respective obligations of BB&T and Mason-Dixon to complete the merger have been satisfied. If the merger is approved at the meeting, it is currently anticipated that the filing of the articles of merger and the effective time will occur during the third quarter of 1999.

 Conditions to the Merger

  The obligations of BB&T and Mason-Dixon to carry out the merger are subject to satisfaction (or, if permissible, waiver) of the following conditions at or before the effective time:

  . all corporate action necessary to authorize the performance of the merger agreement and the plan of merger must have been duly and validly taken, including the approval of the shareholders of Mason-Dixon of the merger agreement and the plan of merger;

  . BB&T's registration statement on Form S-4 relating to the merger (including any post-effective amendments) must be effective under the Securities Act of 1933, as amended (the "Securities Act"), no proceedings may be pending or threatened by the SEC to suspend the effectiveness of the registration statement and the BB&T common stock to be issued in the merger must either have been registered or be subject to exemption from registration under applicable state securities laws;

  . the parties must have received all regulatory approvals required in connection with the transactions in the merger agreement, all notice periods and waiting periods required with respect to the approvals must have passed and all approvals must be in effect;

  . neither BB&T nor Mason-Dixon nor any of their respective subsidiaries may be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits completion of the transactions in the merger agreement; and

  . Mason-Dixon and BB&T must have received an opinion of BB&T's legal counsel, Womble Carlyle Sandridge & Rice, PLLC, in form and substance satisfactory to Mason-Dixon and BB&T, substantially to the effect that the merger will constitute one or more reorganizations under Section 368 of the Internal Revenue Code of 1986, as amended, and that the shareholders of Mason-Dixon will not recognize any gain or loss to the extent that they exchange shares of Mason-Dixon common stock for shares of BB&T common stock.

  The obligations of Mason-Dixon to carry out the transactions in the merger agreement are also subject to the satisfaction of the following additional conditions at or before the effective time, unless, where permissible, waived by Mason-Dixon:

  . BB&T must have performed in all material respects all obligations and complied in all material respects with all covenants required by the merger agreement;

  . the shares of BB&T common stock to be issued in the merger must have been approved for listing on the NYSE, subject to official notice of issuance; and

  . Mason-Dixon must have received certain closing certificates and legal opinions from BB&T and its counsel.

  In addition, all representations and warranties of BB&T will be evaluated as of the date of the merger agreement and as of the effective time as though made on and as of the effective time (or on the date designated, in the case of any representation and warranty that specifically relates to an earlier date), except as otherwise provided in the merger agreement or consented to in writing by Mason-Dixon. The representations and warranties of BB&T concerning

  .  its capitalization,

  . its and its subsidiaries' organization and authority to conduct business,

  .  its authorization and the binding nature of the merger agreement and

  . the absence of any conflict between the transactions in the merger agreement and BB&T's articles of incorporation or bylaws must be true and correct (except for inaccuracies that are de minimis in amount). Moreover, there must not exist inaccuracies in any of the representations and warranties of BB&T set forth in the merger agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a material adverse effect on BB&T.

  The obligations of BB&T to carry out the transactions in the merger agreement are also subject to satisfaction of the following additional conditions at or before the effective time, unless, where permissible, waived by BB&T:

  . no regulatory approval may have imposed any condition or requirement that, in the reasonable opinion of the BB&T Board, would so materially adversely affect the business or economic benefits to BB&T of the transactions in the merger agreement as to render their completion inadvisable or unduly burdensome;

  . Mason-Dixon must have performed in all material respects all obligations and complied in all material respects with all covenants required by the merger agreement;

  . BB&T must have received agreements from certain affiliates of Mason-Dixon concerning the shares of BB&T common stock to be received by them;

  . BB&T must have received certain closing certificates and legal opinions from Mason-Dixon and its counsel; and

  . BB&T must have received letters from Arthur Andersen, LLP, dated as of the filing of the registration statement and as of the effective time, to the effect that the merger will qualify for pooling-of-interests accounting treatment.

  In addition, all representations and warranties of Mason-Dixon will be evaluated as of the date of the merger agreement and as of the effective time as though made on and as of the effective time (or on the date designated, in the case of any representation and warranty that specifically relates to an earlier date), except as otherwise provided in the merger agreement or consented to in writing by BB&T. The representations and warranties of Mason-Dixon concerning

  .  its capitalization,

  . its and its subsidiaries' organization and authority to conduct business,

  .  its ownership of its subsidiaries,

  .  its authorization and the binding nature of the merger agreement,

  . the absence of conflict between the transactions in the merger agreement and Mason-Dixon's articles of incorporation or bylaws,

  . its forbearance from taking any actions that would negatively affect the pooling-of-interest or tax-free elements of the merger or the receipt of necessary regulatory approvals and

  . actions taken to exempt the merger from any applicable anti-takeover laws must be true and correct (except for inaccuracies that are de minimis in amount). Moreover, there must not exist inaccuracies in any of the representations and warranties of Mason-Dixon set forth in the merger agreement such that the effect of such inaccuracies individually or in the aggregate has, or is reasonably likely to have, a material adverse effect on Mason-Dixon.

 Conduct of Mason-Dixon's and BB&T's Business Prior to the Effective Time of the Merger

  Except with the prior consent of BB&T, before the effective time Mason-Dixon may not, and must cause each of its subsidiaries not to:

  . carry on its business except in the ordinary course and in substantially the same manner as previously conducted, or establish or acquire any new subsidiary or engage in any new type of activity;

  . declare or pay any distribution on its capital stock, other than regularly scheduled quarterly dividends of $0.19 per share of Mason-Dixon common stock payable on record dates and in amounts consistent with past practices (except that any dividend declared or payable in the quarterly period during which the effective time occurs may, unless otherwise agreed, be declared with a record date before the effective time only if the normal record date for payment of the corresponding quarterly dividend on BB&T common stock is before the effective time);

  . issue any shares of capital stock except under its stock option plans, outstanding stock options, the option granted to BB&T in connection with the merger agreement or to the former shareholders of Bank Maryland Corp upon delivery to Mason-Dixon of their Bank Maryland Corp stock certificates in accordance with the merger agreement between Bank Maryland Corp, Mason-Dixon and certain other parties;

  . issue or authorize any rights to acquire capital stock or effect any recapitalization, reclassification, stock dividend, stock split or similar change in capitalization;

  .  amend its articles of incorporation or bylaws;

  . impose or permit the imposition or existence of any lien, charge or encumbrance on any share of stock held by it in any Mason-Dixon subsidiary or release any material right or cancel or compromise any debt or claim, in each case other than in the ordinary course of business;

  . except for the merger of Sterling Bank & Trust Co. with and into the Bank of Maryland, merge with any other entity or permit any other entity to merge into it, acquire control over any other entity or dispose of any assets or acquire any assets, in each case other than in the ordinary course of its business consistent with past practice;

  . fail to comply in any material respect with any legal requirements applicable to it and to the conduct of its business;

  . increase the compensation of any of its directors, officers or employees (excluding increases resulting from the exercise of outstanding compensatory stock options), or pay or agree to pay any bonus or provide any new employee benefit or incentive, except for increases or payments made in the ordinary course under existing arrangements;

  . except for termination of the Sterling Bancorp 401(k) Plan and completion of the conversion of Mason-Dixon's health insurance effective January 1, 1999, enter into or substantially modify (except as may be required by law) any employee benefit, incentive or welfare arrangement, or any related trust agreement, relating to any of its directors, officers or other employees (other than renewal of any of arrangement consistent with past practice);

  . solicit inquiries or proposals with respect to, furnish any information relating to, or participate in any discussions concerning, any other business combination with Mason-Dixon or any Mason-Dixon subsidiary, or fail to notify BB&T immediately if any such inquiries or proposals are received, any such information is requested or required or any such discussions are sought (except that this would not apply to an unsolicited offer if Mason-Dixon is advised by legal counsel that in its opinion the failure to furnish information or negotiate would likely constitute a breach of the fiduciary duty of the Mason-Dixon Board to the Mason-Dixon shareholders);

  . enter into (a) any material agreement or commitment not made in the ordinary course, (b) any agreement, indenture or other instrument not made in the ordinary course relating to the borrowing of money by Mason-Dixon or a Mason-Dixon subsidiary or guarantee by Mason-Dixon or a Mason-Dixon subsidiary of any obligation, (c) any agreement or commitment relating to the employment or severance of a consultant or the employment, severance or retention in office of any director, officer or employee (except for the election of directors, the reappointment of officers in the normal course or the hiring and firing of at-will employees in the ordinary course of business) or (d) any contract, agreement or understanding with a labor union;

  . change its lending, investment or asset liability management policies in any material respect, except as required by applicable law and except that, after shareholder approval of the merger agreement, receipt of necessary regulatory approvals and written acknowledgment from BB&T that it believes that all conditions to its obligation to consummate the merger (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the closing or otherwise to be dated at the effective time, the delivery of which will continue to be a condition to BB&T's obligation to consummate the merger) have been satisfied or waived, Mason-Dixon will cooperate with BB&T to adopt policies, practices and procedures consistent with those used by BB&T;

  . change its methods of accounting in effect at December 31, 1997, except as required by changes in accounting principles reasonably concurred in by BB&T, or change any of its federal income tax reporting methods from those used in the preparation of its tax returns for the year ended December 31, 1997, except as required by changes in law;

  . incur any commitments for capital expenditures or obligation to make capital expenditures in excess of $25,000 for any one expenditure or $100,000 in the aggregate;

  . incur any new indebtedness other than deposits from customers, Fed Funds purchased, advances from the Federal Home Loan Bank or Federal Reserve Bank and reverse repurchase arrangements, in each case in the ordinary course;

  . take any action that could reasonably be expected to (a) cause the merger not to be accounted for as a pooling of interests or not to constitute a tax-free reorganization as determined by BB&T, (b) result in any inaccuracy of a representation or warranty that would permit termination of the merger agreement or (c) cause any of the conditions to the merger to fail to be satisfied;

  .  dispose of any material assets other than in the ordinary course; or

  .  agree to do any of the foregoing.

  Except with the prior consent of Mason-Dixon, before the effective time neither BB&T nor any subsidiary of BB&T may take any action that would or might be expected to

  . cause the merger not to constitute a pooling of interests or a tax-free reorganization;

  . result in any inaccuracy of a representation or warranty that would allow for termination of the merger agreement;

  . cause any of the conditions precedent to the transactions in the merger agreement to fail to be satisfied;

  . exercise the option agreement executed concurrently with the merger agreement other than in accordance with its terms or dispose of shares of Mason-Dixon common stock acquired under that agreement other than in accordance with its terms; or

  . fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business.

 Waiver; Amendment; Termination; Expenses

  Except with respect to any required regulatory approval, BB&T or Mason-Dixon may at any time (whether before or after approval of the merger agreement and the plan of merger by the Mason-Dixon shareholders) extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies of the other party in the representations or warranties contained in the merger agreement, the plan of merger or any document delivered pursuant thereto, (b) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained in the merger agreement or in the plan of merger or (c) the performance by the other party of any of its obligations set out therein. The parties may also mutually amend or supplement the merger agreement in writing at any time. No such extension, waiver, amendment or supplement after approval by the Mason-Dixon shareholders of the merger agreement and the plan of merger, however, may modify either the amount or the form of the consideration to be provided to holders of Mason-Dixon common stock upon completion of the merger.

  If any of the conditions to the obligation of either party to complete the merger is not fulfilled, such party will consider the materiality of such nonfulfillment. In the case of the nonfulfillment of a condition to Mason-Dixon's obligations, Mason-Dixon will, if it believes appropriate under the circumstances, resolicit shareholder approval of the merger agreement and the plan of merger and in connection therewith provide appropriate information concerning such nonfulfillment.

  The merger agreement may be terminated, and the merger may be abandoned:

  . at any time before the effective time, by the mutual consent in writing of BB&T and Mason-Dixon;

  . at any time before the effective time, by either party (a) in the event of a material breach by the other party of any covenant or agreement contained in the merger agreement or (b) in the event of an inaccuracy of any representation or warranty of the other party contained in the merger agreement that would provide the nonbreaching party the ability to refuse to complete the merger under the applicable standard set forth in the merger agreement (see "--Conditions to the Merger"); and, in the case of (a) or (b), if such breach or inaccuracy has not been cured by the earlier of 30 days following notice of such breach to the party committing such breach or inaccuracy or the effective time;

  . at any time before the effective time, by either party in writing, if any of the conditions precedent to the obligations of the other party to complete the transactions in the merger agreement cannot be satisfied or fulfilled before the date on which the effective time is to occur, and the party giving the notice is not in breach of any of its representations, warranties, covenants or undertakings;

  . at any time, by either party in writing, if any of the applications for prior regulatory approval are denied, and the time period for appeals and requests for reconsideration has run;

  . at any time, by either party in writing, if the shareholders of Mason-Dixon do not approve the merger agreement and the plan of merger;

  . at any time following August 31, 1999, by either party in writing, if the effective time has not occurred by the close of business on such date and the party giving the notice is not in breach of any of its representations, warranties, covenants or undertakings; or

  . by Mason-Dixon, pursuant to the provisions of the merger agreement described above under "--Exchange Ratio."

  If the merger agreement is terminated pursuant to any of the provisions described above, both the merger agreement and the plan of merger will become void and have no effect, except that (a) provisions in the merger agreement relating to confidentiality and expenses will survive any such termination and
(b) a termination for an uncured breach of a covenant or agreement or inaccuracy in a representation or warranty will not relieve the breaching party from liability for that breach or inaccuracy.

  Each party to the merger agreement will pay all expenses incurred by it in connection with the merger agreement and the merger, except that printing expenses and SEC registration fees incurred in connection with the registration statement will be paid 50% by BB&T and 50% by Mason-Dixon.

Interests of Certain Persons in the Merger

  Certain members of Mason-Dixon's management, including all of its directors, have interests in the merger that are in addition to their interests as shareholders of Mason-Dixon generally. The Mason-Dixon Board was aware of these factors and considered them, among other matters, in approving the merger agreement.

 Employment Agreements

  In connection with the merger, it is anticipated that Branch Banking and Trust Company, BB&T's North Carolina banking subsidiary ("BB&T-NC" or the "Employer") will enter into a five-year employment agreement with Thomas K. Ferguson and a three-year employment agreement with each of Michael L. Oster, Mark A. Keidel, Louna S. Primm, Marcus L. Primm, Christine L. Whiteleather, Hunter F. Calloway and Richard Springer (with Mr. Ferguson, the "Executives"). The employment agreements will provide for the employment of Mr. Ferguson as Executive Vice President of BB&T-NC, Mr. Oster as Regional President of BB&T-NC's newly created Westminster, Maryland region, Mr. Keidel as Senior Vice President of BB&T-NC and Messrs. Primm, Calloway and Springer, and Ms. Whiteleather and Ms. Primm, as Vice Presidents of BB&T-NC.

  Each of the employment agreements provides that the Executive in question will receive a base salary at least equal to that previously received from Mason-Dixon, with the potential for an annual increase based on the Employer's performance and the Executive's performance.

  Each of the Executives will be entitled to participate in any bonus or incentive plan, whether it provides for awards in cash or securities, made available to similarly situated officers, or such other similar plans for which the Executive may become eligible and designated a participant. Each Executive also will receive, on the same basis as other similarly situated officers of the Employer, employee pension and welfare benefits and group employee benefits such as sick leave, vacation, group disability and health, dental, life and accident insurance and similar indirect compensation that may be extended to similarly situated officers.

  In addition, Mr. Ferguson's agreement provides that, if his employment is terminated for any reason (other than death) prior to his sixty-fifth birthday, Employer will make health benefits available to him from the date of such termination to the date of his sixty-fifth birthday on terms and conditions which are comparable to those applicable to continuing officers of Employer; provided, that such obligation will terminate if any of the noncompetition covenants contained in the agreement are applicable and breached by Mr. Ferguson.

  Each Executive's employment agreement provides that, if the Employer terminates the Executive's employment other than because of disability or for cause, the Executive will, if he or she complies with certain noncompetition provisions, be entitled to receive an annual salary equal to the highest amount of cash compensation (including bonuses) received during any of the preceding three calendar years ("Termination Compensation") for the remainder of what would otherwise have been the term of the agreement. In addition, each Executive would continue to receive health insurance coverage and other group employee benefits from the Employer on the same terms as were in effect before the termination, either under the Employer's plans or comparable coverage, during the time payments of Termination Compensation are made.

  Each of the employment agreements provides that the Executive may voluntarily terminate employment for "Good Reason" (defined below) until twelve months after a "Change of Control" (defined below) of the Employer or BB&T and (a) be entitled to receive in a lump sum (1) any compensation due but not yet paid through the date of termination and (2) in lieu of any further salary payments from the date of termination to the end of the term of the agreement, an amount equal to the Termination Compensation times 2.99, and (b) continue to receive health insurance coverage and other group employee benefits for a period of three years following termination of employment by the Executive on the same terms as were in effect either (1) at the date of termination or (2) at the date of the Change of Control, if such plans and programs in effect before the Change of Control were, considered together as a whole, materially more generous to the officers of the Employer than such plans and programs at the date of termination.

  "Good Reason" means any of the following events occurring without the Executive's consent:

  . the assignment to the Executive of duties inconsistent with the position and status of the Executive's title;

  . a reduction in the Executive's pay grade or base salary as then in effect, or the exclusion of the Executive from participation in benefit plans in which he previously participated;

  . an involuntary relocation of the Executive more than 100 miles from the location where the Executive worked immediately before a Change in Control, or the breach by the Employer of any material provision of the employment agreement; or

  . any purported termination of the employment of the Executive by the Employer not effected in accordance with the employment agreement.

  A "Change of Control" would be deemed to occur if

  . any person or group of persons (as defined in the Securities Exchange Act of 1934, as amended, the "Securities Exchange Act") together with its affiliates, excluding employee benefit plans of the Employer or BB&T, is or becomes the beneficial owner of securities of the Employer or BB&T representing 20% or more of the combined voting power of the Employer's or BB&T's then outstanding securities;

  . as a result of a tender offer or exchange offer for the purchase of securities of the Employer or BB&T (other than an offer by BB&T for its own securities), or as a result of a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any two-year period constitute the BB&T Board, plus new directors whose election or nomination for election by BB&T's shareholders is approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the two-year period, cease for any reason during the two-year period to constitute at least two-thirds of the members of the BB&T Board;

  . the shareholders of BB&T approve a merger or consolidation of BB&T with any other corporation or entity, regardless of which entity is the survivor, other than a merger or consolidation that would result in the voting securities of BB&T outstanding immediately beforehand continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 40% of the combined voting power of the voting securities of BB&T or the other surviving entity outstanding immediately after the merger or consolidation;

  . the shareholders of BB&T approve a plan of complete liquidation or winding-up of BB&T or an agreement for the sale or disposition by BB&T of all or substantially all of BB&T's assets; or

  . any other event occurs that the BB&T Board determines should constitute a Change of Control.

  In addition, Mr. Keidel's agreement provides that, if he elects to resign from employment subsequent to its one-year anniversary, and such resignation is for reasons other than "Good Reason" or disability, he will be entitled to receive an annual amount for the remainder of the term of the agreement as in effect at the time of such resignation equal to sixty percent of his annual base salary as in effect at the time of such resignation, payable in monthly installments.

  If any of the payments to be made under the employment agreements would constitute a "parachute payment," as defined in Section 280G of the Internal Revenue Code, the payments would be reduced by the smallest amount necessary so that no portion of such payments would be a "parachute payment." A "parachute payment" generally is a payment which is contingent on a change in the control of the corporation and the present value of which equals or exceed three times the "base amount," which is generally defined as the Executive's annualized includable compensation for the "base period," which is generally the most recent five taxable years of the Executive ending before the date of the change in control. Sections 280G and 4999 of the Internal Revenue Code generally provide that if "parachute payments" are paid to an individual, everything above the base amount will be subject to a 20% excise tax payable by the individual (in addition to the payment of regular income taxes on the payments), as well as be nondeductible by the employer for federal income tax purposes.

  The Executives' employment agreements will supersede their existing employment agreements, if any, and change of control arrangements with Mason-Dixon or its subsidiaries.

 Mason-Dixon Board of Directors

  In connection with the merger, BB&T will offer each member of the Mason-Dixon Board a seat on its Advisory Board for the Westminster, Maryland area. For two years after the effective time, those members will receive, as compensation for service on the Advisory Board, member's fees (annual retainer and attendance fees) equal in amount each year to the annual retainer and schedule of attendance fees for directors of Mason-Dixon in effect on January 1, 1999. These Advisory Board members will thereafter receive fees in accordance with BB&T's standard schedule of Advisory Board service fees. For two years after the effective time, no such member may be prohibited from serving because he or she has reached the maximum age for Advisory Board service (currently age 70). In addition to the foregoing, Thomas K. Ferguson will be appointed to the BB&T-NC Board.

 Indemnification of Directors and Officers

  The merger agreement provides that BB&T or one of its subsidiaries will maintain for three years after the effective time directors' and officers' liability insurance covering directors and officers of Mason-Dixon for acts or omissions before the effective time. This insurance will provide at least the same coverage and amounts as contained in Mason-Dixon's policy on the date of the merger agreement, unless the annual premium on the policy would exceed 150% of the annual premium payments on Mason-Dixon's policy, in which case BB&T would maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to this amount. BB&T has also agreed to indemnify all individuals who are or have been officers, directors or employees of Mason-Dixon or any Mason-Dixon subsidiary before the effective time from any acts or omissions in these capacities before the effective time to the fullest extent that such indemnification is provided under Mason-Dixon's articles of incorporation or bylaws on the date hereof and is permitted under North Carolina law.

  In addition, BB&T or one of its subsidiaries will assume and fulfill the obligation of Mason-Dixon or its subsidiaries under the Agreement and Plan of Share Exchange and Merger with Sterling Bancorp and the Agreement of Merger with Bank Maryland Corp concerning directors' and officers' liability insurance and indemnification of the directors and officers of the Sterling and Bank Maryland entities.

Regulatory Considerations

  Bank holding companies (such as BB&T and Mason-Dixon) and their depository institution subsidiaries are highly regulated institutions, with numerous federal and state laws and regulations governing their activities. Among these laws and regulations are requirements of prior approval by applicable government regulatory authorities in connection with acquisition and merger transactions such as the merger, as summarized below. In addition, these institutions are subject to ongoing supervision, regulation and periodic examination by various federal and state financial institution regulatory agencies. Detailed discussions of such ongoing regulatory oversight and the laws and regulations under which it is carried out can be found in the Annual Report on Form 10-K of each of BB&T and Mason-Dixon incorporated by reference herein. See "Where You Can Find More Information" on page 66. Those discussions are qualified in their entirety by the actual language of the laws and regulations, which are subject to change based on possible future legislation and action by regulatory agencies.

  The merger and the subsidiary bank mergers are subject to certain regulatory approvals, as set forth below. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.

 The Merger

  The merger is subject to approval by the Board of Governors of the Federal Reserve System under Sections 3 and 4 of the Bank Holding Company Act of 1956. In considering the approval of a transaction such as the merger, this act requires the Federal Reserve to review the financial and managerial resources and future prospects of the bank holding companies and the banks concerned and the convenience and needs of the communities to be served. The Federal Reserve also is required to evaluate whether the merger would result in a monopoly or would be in furtherance of any combination or conspiracy or attempt to monopolize the business of banking in any part of the United States or otherwise would substantially lessen competition or tend to create a monopoly or which in any manner would be in restraint of trade, unless it finds the anti-competitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

  Where a transaction, such as the merger, is the acquisition by a bank holding company of a bank located in a state other than the home state of the bank holding company (in this case North Carolina), the Bank Holding Company Act authorizes the Federal Reserve to approve the transaction without regard to whether such transaction is prohibited under the laws of any state, provided the bank holding company is adequately capitalized and adequately managed and certain other limitations are not exceeded. BB&T is considered well-capitalized and well-managed under the Federal Reserve's Regulation Y, and the transaction does not exceed the other limitations.

  The Federal Reserve also must review the nonbanking activities being acquired in the merger (such as consumer finance activities, certain insurance agency activities and service corporation activities) to determine whether the acquisition of such activities reasonably can be expected to produce benefits to the public (such as greater convenience, increased competition or gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices). This consideration includes an evaluation by the Federal Reserve of the financial and managerial resources of BB&T and its subsidiaries and the nonbank subsidiaries of Mason-Dixon, and the effect of the proposed transaction on those resources, as well as whether the merger would result in a monopoly or otherwise would substantially lessen competition.

  The merger also is subject to approval by the Maryland Commissioner of Financial Regulation under the bank holding company act provisions of the Maryland Financial Institutions Code, which permit a bank holding company, such as BB&T, to directly or indirectly acquire a Maryland bank, such as Carroll County Bank and Trust Company or Bank of Maryland, if the Maryland Commissioner approves the transaction. In its review of the transaction, the Maryland Commissioner is required to consider, among other things, whether the merger would be detrimental to the safety and soundness of the banks to be acquired and whether the merger would result in an undue concentration of resources or a substantial reduction in competition in Maryland.

  BB&T also is required to provide notice to the Virginia Bureau of Financial Institutions under the bank holding company act provisions of the Virginia Code, which permit an out-of-state bank holding company that controls a Virginia bank, such as BB&T, to acquire a bank outside of Virginia, such as Carroll County Bank and Trust or Bank of Maryland, if the Bureau approves the transaction. The Bureau is required to approve the transaction if it determines that the transaction would not be detrimental to the safety and soundness of the Virginia bank.

  BB&T also must provide notice of the merger to the Georgia Department of Banking and Finance at least thirty days prior to consummation of the merger.

  All of the required applications and notices for the merger have been submitted to the appropriate regulatory agencies, and BB&T and Mason-Dixon anticipate that the regulatory approvals described herein will be obtained in time to allow completion of the merger during the third quarter. However, there can be no assurance that such regulatory approvals will be obtained or that such approvals will not be conditioned upon matters that would cause BB&T to abandon the merger in the manner permitted by the merger agreement. There likewise is no assurance that the U.S. Department of Justice or a state attorney general will not challenge the merger (or any of the subsidiary bank mergers discussed below) or, if such a challenge is made, as to the results thereof.

 The Subsidiary Bank Mergers

  Although not required by the terms of the merger agreement or the plan of merger, BB&T expects to effect the subsidiary bank mergers during the first quarter of 2000. The subsidiary bank mergers are each subject to approval of the Federal Deposit Insurance Corporation under the Bank Merger Act. In granting its approval under the Bank Merger Act, the FDIC must consider the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. Further, the FDIC may not approve any subsidiary bank merger if it would result in a monopoly, if it would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, if the effect of the subsidiary bank merger in any section of the country may be to substantially lessen competition or to tend to create a monopoly or if it would be in any other manner in restraint of trade, unless the FDIC finds that the anticompetitive effects of the subsidiary bank merger are clearly outweighed in the public interest by the probable effect of such merger in meeting the convenience and needs of the communities to be served. In addition, the FDIC must take into account the record of performance of the existing and proposed institution under the Community Reinvestment Act of 1977 in meeting the credit needs of the community, including low- and moderate-income neighborhoods, served by such institution. Applicable regulations also require publication of notice of the application for approval of the subsidiary bank mergers and an opportunity for the public to comment on the applications in writing and to request a hearing.

  The North Carolina Commissioner of Banks also must approve the subsidiary bank mergers under the bank merger act provisions of the North Carolina General Statutes. In its review of the subsidiary bank mergers, the N.C. Commissioner is required to consider whether the interests of the depositors, creditors and shareholders of each institution are protected, whether the merger is in the public interest and whether the merger is for legitimate purposes.

  The Maryland Commissioner also must approve the subsidiary bank mergers under the bank merger act provisions of the Maryland Financial Institutions Code. In its review of the merger, the Maryland Commissioner is required to consider whether the agreement of merger is fair, whether it provides an adequate capital structure and whether the merger is against the public interest.

  BB&T and Mason-Dixon are not aware of any other governmental approvals or actions that are required for completion of the merger or the subsidiary bank mergers, except as described above. Should any other approval or action be required, it is currently expected that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained, would not delay completion of the merger or would not be conditioned in a manner that would cause BB&T to abandon the merger in the manner permitted by the merger agreement.

Material Federal Income Tax Consequences of the Merger

  The following is a summary description of the material anticipated federal income tax consequences of the merger generally applicable to the shareholders of Mason-Dixon and to BB&T and Mason-Dixon. This summary is not intended to be a complete description of all of the federal income tax consequences of the merger. No information is provided with respect to the tax consequences of the merger under any other tax laws, including applicable state, local and foreign tax laws. In addition, the following discussion may not be applicable with respect to certain specific categories of shareholders, including but not limited to persons who are corporations, trusts, dealers in securities, financial institutions, insurance companies or tax exempt organizations; persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts); persons who are subject to alternative minimum tax (to the extent that tax affects the tax consequences of the merger) or are subject to the "golden parachute" provisions of the Internal Revenue Code (to the extent that tax affects the tax consequences of the merger); persons who acquired Mason-Dixon common stock pursuant to employee stock options or otherwise as compensation if such shares are subject to any restriction related to employment; persons who do not hold their shares as capital assets; or persons who hold their shares as part of a "straddle" or "conversion transaction." No ruling has been or will be requested from the IRS with respect to the tax effects of the merger. The federal income tax laws are complex, and a shareholder's individual circumstances may affect the tax consequences to the shareholder. Consequently, each Mason-Dixon shareholder is urged to consult his or her own tax advisor regarding the tax consequences, including the applicable United States federal, state, local, and foreign tax consequences, of the merger to him or her.

  In the opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to BB&T:
(a) the merger will constitute a reorganization under Section 368 of the Internal Revenue Code; (b) no gain or loss will be recognized by BB&T or Mason-Dixon by reason of the merger; (c) the shareholders of Mason-Dixon will recognize no gain or loss for federal income tax purposes to the extent BB&T common stock is received in the merger in exchange for Mason-Dixon common stock; (d) a shareholder of Mason-Dixon who receives cash in lieu of a fractional share of BB&T common stock will recognize gain or loss as if the shareholder received the fractional share and it was then redeemed for cash in an amount equal to the amount paid by BB&T in respect of such fractional share; (e) the tax basis in the BB&T common stock received by a shareholder (including any fractional share interest deemed received) will be the same as the tax basis in the Mason-Dixon common stock surrendered in exchange therefor; and (f) the holding period for BB&T common stock received (including any fractional share interest deemed received) in exchange for shares of Mason-Dixon common stock will include the period during which the shareholder held the shares of Mason-Dixon common stock surrendered in the exchange, provided that the Mason-Dixon common stock was held as a capital asset at the effective time.

  The completion of the merger is conditioned upon the receipt by BB&T and Mason-Dixon of the legal opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to BB&T, dated as of the closing date to the effect of items (a) and
(c) as described above. Neither party intends to waive this condition. If the tax opinion were not available and the Mason-Dixon Board wished to proceed with the merger, Mason-Dixon would resolicit its shareholders.

Accounting Treatment

  It is anticipated that the merger will be accounted for as a pooling-of-interests transaction under generally accepted accounting principles. Under such accounting method, holders of Mason-Dixon common stock will be deemed to have combined their existing voting common stock interest with that of holders of BB&T common stock by exchanging their shares for shares of BB&T common stock. Accordingly, the book value of the assets, liabilities and shareholders' equity of Mason-Dixon, as reported on its consolidated balance sheet, will be carried over to the consolidated balance sheet of BB&T, and no goodwill will be created. BB&T will be able to include in its consolidated income the consolidated income of Mason-Dixon for the entire fiscal year in which the merger occurs; however, certain expenses incurred to effect the merger must be treated by BB&T as current charges against income rather than adjustments to its balance sheet. The unaudited pro forma financial information contained in this proxy statement/prospectus has been prepared using the pooling-of-interests method of accounting. If the merger does not qualify for pooling-of-interests accounting treatment, BB&T may, in its discretion, terminate the transaction.

The Option Agreement

 General

  As a condition to BB&T entering into the merger agreement, Mason-Dixon (as issuer) entered into an agreement with BB&T (as grantee), pursuant to which Mason-Dixon granted an option to BB&T to purchase from Mason-Dixon up to 1,006,868 shares of Mason-Dixon common stock (subject to adjustment in certain circumstances) at a price of $40.00 per share (subject to adjustment under certain circumstances). The purchase of any shares of Mason-Dixon common stock pursuant to the option is subject to compliance with applicable law, including the receipt of necessary approvals under the Bank Holding Company Act of 1956, and to BB&T's compliance with its covenants in the merger agreement.

  The option agreement is intended to increase the likelihood that the merger will be completed in accordance with the terms set forth in the merger agreement. Consequently, certain aspects of the option agreement may have the effect of discouraging persons who, before the effective time, might be interested in acquiring all of or a significant interest in Mason-Dixon from considering or proposing such an acquisition, even if they were prepared to offer to pay consideration to shareholders of Mason-Dixon with a higher current market price than the BB&T common stock to be received for Mason-Dixon common stock pursuant to the merger agreement.

  The option agreement is filed as an exhibit to the registration statement, and the following discussion is qualified in its entirety by reference to the option agreement. See "Where You Can Find More Information" on page 66.

 Exercisability

  If BB&T is not in material breach of the option agreement or its covenants and agreements contained in the merger agreement and if no injunction or other court order against delivery of the shares covered by the option is in effect, BB&T may generally exercise the option, in whole or in part, at any time and from time to time prior to its termination, as described below, following the happening of either of the following events (each a "Purchase Event"):

  . without BB&T's prior consent, Mason-Dixon authorizes, recommends, publicly proposes (or publicly announces an intention to authorize, recommend or propose) or enters into an agreement with any third party to effect any of the following (each an "Acquisition Transaction"): (a) a merger, consolidation or similar transaction involving Mason-Dixon or any of its significant subsidiaries, (b) the sale, lease, exchange or other disposition of 15% or more of the consolidated assets or deposits of Mason-Dixon and its subsidiaries or (c) the issuance, sale or other disposition of securities representing 15% or more of the voting power of Mason-Dixon or any of its significant subsidiaries; or

  . any third party or group of third parties acquires or has the right to acquire beneficial ownership of securities representing 15% or more of the outstanding shares of Mason-Dixon common stock.

The obligation of Mason-Dixon to issue shares of Mason-Dixon common stock upon exercise of the option will be deferred (but will not terminate) (a) until the receipt of all required governmental or regulatory approvals or consents, or until the expiration or termination of any waiting period required by law, or
(b) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect that prohibits the sale or delivery of the shares.

 Termination

  The option will terminate upon the earliest to occur of the following events: (a) the effective time; (b) the termination of the merger agreement prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (as defined below) (other than a termination by BB&T based on either a material breach by Mason-Dixon of a covenant or agreement in the merger agreement or an inaccuracy in Mason-Dixon's representations or warranties in the merger agreement of a nature entitling BB&T to terminate (a "Default Termination"); (c) 12 months after a Default Termination; (d) 12 months after termination of the merger agreement (other than a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event; or (e) 12 months after a termination of the merger agreement based on the failure of the shareholders of Mason-Dixon to approve the merger agreement and the plan of merger.

  A "Preliminary Purchase Event" is defined as either of the following:

  . the commencement by any third party of a tender or exchange offer such that it would thereafter own 15% or more of the outstanding shares of Mason-Dixon common stock or the filing of a registration statement with respect to such an offer, or

  . the failure of the shareholders of Mason-Dixon to approve the merger agreement, the failure of the meeting to have been held, the cancellation of the meeting prior to the termination of the merger agreement or the Mason-Dixon Board having withdrawn or modified in any manner adverse to BB&T its recommendations with respect to the merger agreement, in any case after a third party: (a) proposes to engage in an Acquisition Transaction, (b) commences a tender offer or files a registration statement under the Securities Act with respect to an exchange offer such that it would thereafter own 15% or more of the outstanding shares of Mason-Dixon common stock or (c) files an application or notice under federal or state statutes relating to the regulation of financial institutions or their holding companies to engage in an Acquisition Transaction.

  To the knowledge of BB&T and Mason-Dixon, no Purchase Event or Preliminary Purchase Event has occurred as of the date of this proxy statement/prospectus.

 Adjustments

  The option agreement provides for certain adjustments in the option in the event of any change in Mason-Dixon common stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction or in the event of the issuance of any additional shares of Mason-Dixon common stock before termination of the option.

 Repurchase Rights

  At the request of the holder of the option any time during the 12 months after the first occurrence of a Repurchase Event (as defined below), Mason-Dixon must, if the option has not terminated, and subject to any required regulatory approval, repurchase from the holder (a) the option and (b) all shares of Mason-Dixon common stock purchased by the holder pursuant to the option with respect to which the holder then has beneficial ownership. The repurchase will be at an aggregate price equal to the sum of:

  . the aggregate purchase price paid by the holder for any shares of Mason-Dixon common stock acquired pursuant to the option with respect to which the holder then has beneficial ownership, plus

  . the excess, if any, of (a) the Applicable Price (as defined in the option agreement) for each share of Mason-Dixon common stock over the purchase price, multiplied by (b) the number of shares of Mason-Dixon common stock with respect to which the option has not been exercised, plus

  . the excess, if any, of (a) the Applicable Price over the purchase price paid (or, in the case of shares of Mason-Dixon common stock covered by the option with respect to which the option has been exercised but the closing date for the purchase has not occurred, payable) by the holder for each share of Mason-Dixon common stock with respect to which the option has been exercised and with respect to which the holder then has beneficial ownership, multiplied by (b) the number of such shares.

  A "Repurchase Event" occurs if: (a) any third party acquires actual ownership or control of, or any "group" (as such term is defined under the Securities Exchange Act) is formed that has acquired actual ownership or control of, 50% or more of the then outstanding shares of Mason-Dixon common stock, or (b) any of the merger or other business combination transactions set forth in the paragraph below describing substitute options is completed.

 Substitute Options

  If, before the termination of the option agreement, Mason-Dixon enters into an agreement:

  . to consolidate with or merge into any third party and will not be the continuing or surviving corporation of the consolidation or merger;

  . to permit any third party to merge into Mason-Dixon with Mason-Dixon as the continuing or surviving corporation, but, in connection therewith, the then outstanding shares of Mason-Dixon common stock are changed into or exchanged for stock or other securities of Mason-Dixon or any other person or cash or any other property, or the outstanding shares of Mason-Dixon common stock after the merger represent less than 50% of the outstanding shares and share equivalents of the merged company;

  . to permit any third party to acquire all of the outstanding shares of Mason-Dixon common stock pursuant to a statutory share exchange; or

  . to sell or otherwise transfer all or substantially all of its assets or deposits to any third party,

then the agreement must provide that the option will be converted or exchanged for an option to purchase shares of common stock of, at the holder's option, either (x) the continuing or surviving corporation of a merger or consolidation or the transferee of all or substantially all of Mason-Dixon's assets or (y) any person controlling the continuing or surviving corporation or transferee. The number of shares subject to the substitute option and the exercise price per share will be determined in accordance with a formula in the option agreement. To the extent possible, the substitute option will contain terms and conditions that are the same as those in the option agreement.

 Registration Rights

  The option agreement grants to BB&T and any permitted transferee of the option certain rights to require Mason-Dixon to prepare and file a registration statement under the Securities Act if registration is necessary in order to permit the sale or other disposition of any or all shares of Mason-Dixon common stock or other securities that have been acquired by or are issuable upon exercise of the option.

Effect on Employees, Employee Benefit Plans and Stock Options

 Employees

  Each employee of Mason-Dixon or a subsidiary of Mason-Dixon at the effective time who remains or becomes an employee of BB&T or a BB&T subsidiary immediately following the effective time will be eligible to participate in the group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to employees of the BB&T employer, subject to the terms of such plans and programs. Service with Mason-Dixon or a Mason-Dixon subsidiary will be deemed to be service with the BB&T employer for the purpose of determining eligibility to participate and vesting (if applicable) in such welfare plans and programs, but not for the purpose of computing benefits, if any, determined in whole or in part with reference to service. In addition, coverage under the group health plans of Mason-Dixon and its subsidiaries will be deemed "creditable coverage" within the meaning of ERISA Section 701(c) for purposes of any preexisting condition limitation which may apply under any group health plan maintained by BB&T or a subsidiary of BB&T; provided, however, that no coverage prior to a "significant break in coverage" as defined in ERISA Section 701(c)(2) will be counted as "creditable coverage."

  Each employee of Mason-Dixon or a Mason-Dixon subsidiary who remains or becomes an employee of BB&T or a BB&T subsidiary and who is terminated after the effective time (excluding any employee who has an existing employment or special termination agreement) will be entitled to severance pay in accordance with the general severance policy maintained by BB&T if and to the extent such employee is entitled to severance pay under the policy. An employee's service with Mason-Dixon or a Mason-Dixon subsidiary will be treated as service with BB&T for purposes of determining the amount of severance pay, if any, under BB&T's severance policy.

  BB&T has agreed to honor all employment agreements, severance agreements and deferred compensation agreements that Mason-Dixon and its subsidiaries have with their current and former employees and directors and which have been disclosed to BB&T, except to the extent any such agreements are superseded or terminated at or after the effective time.

  401(k) Plan

  BB&T will cause the 401(k) plan of Mason-Dixon to be merged with the 401(k) plan maintained by BB&T and its subsidiaries, and the account balances of participants in the Mason-Dixon plan will be transferred to the accounts of such participants under the BB&T 401(k) plan. Following the merger and transfer, these accounts will be governed and controlled by the terms of the BB&T 401(k) plan as in effect from time to time (subject to BB&T's right to terminate such plan and the provisions of Internal Revenue Code Section 411(d)(6)). For purposes of administering the 401(k) plan, service with Mason-Dixon and its subsidiaries will be deemed to be service with BB&T or its subsidiaries for eligibility and vesting purposes, but not for purposes of benefit accrual.

  Pension Plan

  BB&T will either (i) terminate the noncontributory defined benefit pension plan of Carroll County Bank and Trust Company (the "Pension Plan") pursuant to a standard termination in accordance with Section 4041 of ERISA and provide for full vesting of the accrued benefits of all participants in the Pension Plan and the distribution of the assets thereof to the participants or (ii) merge the Pension Plan with and into BB&T's defined benefit pension plan. If BB&T terminates the Pension Plan, the actions relating to such termination will be conditioned upon receiving a favorable determination letter from the IRS with regard to the termination of the Pension Plan and the provisions of Internal Revenue Code Section 411(d)(6). BB&T will use its reasonable best efforts to seek the issuance of such letter as soon as practicable following the effective time. Each employee of Mason-Dixon or a subsidiary of Mason-Dixon at the effective time who remains or becomes an employee immediately following the effective time of BB&T or a subsidiary of BB&T will be given credit under BB&T's defined benefit pension plan for service with Mason-Dixon or its subsidiaries for participation and vesting purposes, but not for purposes of benefit accrual; provided, that if BB&T merges the Pension Plan into BB&T's defined benefit pension plan, BB&T's defined benefit pension plan will provide credit for benefits accrued under the Pension Plan prior to the effective time.

 Stock Options

  At the effective time, each stock option granted under the Mason-Dixon 1997 Omnibus Share Plan or pursuant to those stock option grants issued by Mason-Dixon on February 12, 1997 and December 27, 1996 then outstanding, whether or not exercisable, will be converted into rights with respect to BB&T common stock. Unless it elects to substitute options as described below, BB&T will assume each of these stock options in accordance with the terms of the Mason-Dixon's stock option plan or the option grants outside the plan, as the case may be, except that (a) BB&T and the compensation committee of the BB&T Board will be substituted for Mason-Dixon and the compensation committee of the Mason-Dixon Board administering the stock option plan, (b) each stock option may be exercised solely for shares of BB&T common stock, (c) the number of shares of BB&T common stock subject to each stock option will be the number of whole shares (omitting any fractional share) determined by multiplying the number of shares of Mason-Dixon common stock subject to the stock option by the exchange ratio and (d) the per share exercise price for each stock option will be adjusted by dividing the per share exercise price for the stock option by the exchange ratio and rounding up to the nearest cent.

  As an alternative to assuming the stock options, BB&T may choose to substitute as of the effective time options under the BB&T Corporation 1995 Omnibus Stock Incentive Plan or any other duly adopted comparable plan for all or a part of the stock options, subject to the conditions that the requirements of (c) and (d) in the preceding paragraph will apply, the substitution may not constitute a modification, extension or renewal of any stock options that are incentive stock options and the substituted options will continue in effect on the same terms and conditions as provided in the stock options and the stock option plan granting each stock option.

  Each stock option that is an incentive stock option will be adjusted as required by Section 424 of the Internal Revenue Code to continue as an incentive stock option and not to constitute a modification, extension or renewal within the meaning of Section 424(h) of the Internal Revenue Code.

  BB&T has reserved and will continue to reserve adequate shares of BB&T common stock for the exercise of any converted or substitute options. As soon as practicable after the effective time, if it has not already done so, and to the extent Mason-Dixon has a registration statement in effect or an obligation to file a registration statement, BB&T will file a registration statement under the Securities Act with respect to the shares of BB&T common stock subject to converted or substitute options and will use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such converted or substitute options remain outstanding.

  BB&T will deliver to each participant in the stock option plan who receives converted or substitute options an appropriate notice setting forth the participant's rights in this regard.

  Based on stock options outstanding as of the date of execution of the merger agreement and subsequent exercises, options to purchase an aggregate of up to approximately 44,237 shares of Mason-Dixon common stock may be outstanding at the effective time. Any shares of Mason-Dixon common stock issued pursuant to the exercise of stock options under the stock option plan or otherwise before the effective time will be converted into shares of BB&T common stock and cash in lieu of any fractional share interest in the same manner as other outstanding shares of Mason-Dixon common stock.

Restrictions on Resales by Affiliates

  All shares of BB&T common stock issuable in the merger will be registered under the Securities Act and will be freely transferable, except that any such shares received by "persons" who are deemed to be "affiliates" (as such terms are defined under the Securities Act) of Mason-Dixon at the effective time may be resold by them (a) only in transactions registered under the Securities Act or permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted by the Securities Act and (b) following the satisfaction of the requirements of the SEC's Accounting Series Release Nos. 130 and 135 relating to publication of financial results of the post-merger combined operations of BB&T and Mason-Dixon. Those who may be deemed affiliates of Mason-Dixon generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by or are under common control with Mason-Dixon and include directors and certain executive officers of Mason-Dixon. The restrictions on resales by an affiliate extend also to certain related parties of the affiliate, including spouse, relatives and spouse's relatives who in each case have the same home as the affiliate.

  The merger agreement requires Mason-Dixon to use its best efforts to cause each of its affiliates to deliver to BB&T a written agreement to the effect generally that such person will not offer or otherwise dispose of any shares of BB&T common stock issued to that person in the merger, except in compliance with (a) the Securities Act and the rules and regulations promulgated thereunder and (b) the requirements of the accounting releases described above.

Charitable Contribution

  In connection with the merger, BB&T has committed to cause a charitable contribution to be made as soon as practicable after the effective time of the merger to a Section 501(c)(3) organization or, at the option of the City of Westminster, the City of Westminster, consisting of $2.25 million in cash and of the property currently owned by Mason-Dixon and located in Westminster, Maryland. The actual donee and structure of the gifts will be as mutually agreed by Carroll County Bank and Trust Company and BB&T. It is expected that $2 million of the cash will be applied to construct a general purpose office building and parking deck on the donated property for the benefit of the donee referenced above and that the remaining cash amount of $250,000 will be donated to the same or to another acceptable donee for charitable purposes related to the new building and parking deck and to general development of downtown Westminster.

                            INFORMATION ABOUT BB&T

General

  BB&T is a multi-bank holding company headquartered in Winston-Salem, North Carolina. BB&T conducts operations in North Carolina, South Carolina, Virginia, Maryland and the District of Columbia primarily through its commercial banking subsidiaries and, to a lesser extent, through its other subsidiaries. Substantially all of BB&T's loans are to businesses and individuals in the Carolinas, Virginia, Maryland and the District of Columbia. BB&T's principal commercial bank subsidiaries are BB&T-NC, Branch Banking and Trust Company of South Carolina ("BB&T-SC") and Branch Banking and Trust Company of Virginia ("BB&T-VA"). The principal assets of BB&T are all of the issued and outstanding shares of common stock of BB&T-NC, BB&T Financial Corporation of South Carolina, Greenville, South Carolina (which in turn owns all of the issued and outstanding shares of BB&T-SC), BB&T Financial Corporation of Virginia (which in turn owns all of the issued and outstanding shares of BB&T-VA and all of the issued and outstanding shares of the eleven affiliate banks of the former MainStreet Financial Corporation ("MainStreet")) and Scott & Stringfellow, Inc.

Operating Subsidiaries

  BB&T-NC, BB&T's largest subsidiary, is the oldest bank in North Carolina and currently operates through 345 banking offices throughout North Carolina and 35 offices in metropolitan Washington, D.C. and Maryland. BB&T-NC provides a wide range of banking services in its local market for retail and commercial customers, including small and mid-size businesses, public agencies and local governments, trust customers, and individuals. BB&T Leasing Corporation, a wholly owned subsidiary of BB&T-NC, located in Charlotte, North Carolina, offers lease financing to commercial businesses and municipal governments. BB&T Investment Services, Inc., also a wholly owned subsidiary of BB&T-NC, located in Charlotte, North Carolina, offers customers investment alternatives, including discount brokerage services, fixed-rate and variable-rate annuities, mutual funds, and government and municipal bonds. BB&T Insurance Services, Inc., located in Raleigh, North Carolina, is also a subsidiary of BB&T-NC and offers life, property and casualty and title insurance on an agency basis. Additional subsidiaries of BB&T-NC include Prime Rate Premium Finance Corporation, Inc., which provides insurance premium financing and services to customers in Virginia and the Carolinas.

  BB&T-SC serves South Carolina through 90 banking offices. BB&T-SC provides a wide range of banking services in its local market for retail and commercial customers, including small and mid-size businesses, public agencies, local governments, trust customers and individuals. BB&T-SC's subsidiaries include BB&T Investment Services of South Carolina, Inc., which is licensed as a general broker/dealer of securities and is currently engaged in retailing of mutual funds, U.S. Government securities, municipal securities, fixed and variable insurance annuity products and unit investment trusts.

  BB&T-VA offers a full range of commercial and retail banking services through 62 banking offices in the Hampton Roads and Richmond areas and the southern, central and southwestern regions of Virginia.

  The eleven affiliate banks (including a trust company subsidiary) of MainStreet provide full-service banking and trust services throughout Virginia, southern Maryland and metropolitan Washington, D.C.

  Regional Acceptance Corporation ("RAC"), of Greenville, North Carolina, was acquired on September 1, 1996. RAC, which has 28 branch offices in North Carolina, South Carolina, Tennessee and Virginia, specializes in indirect financing for consumer purchases of mid-model and late-model used automobiles.

  Scott & Stringfellow, Inc. ("Scott & Stringfellow"), a full-service retail brokerage, institutional equity and debt underwriting, investment advisory services, corporate finance, equity trading and equity research firm, was acquired on March 26, 1999 and was merged with Craigie Incorporated, which specialized in the origination, trading and distribution of fixed income securities and equity products in both the public and private capital markets, on May 5, 1999.

  Phillips Factors Corporation buys and manages account receivables primarily in the furniture, textiles and home furnishings-related industries. W.E. Stanley & Company, Inc. is primarily engaged in actuarial and employee group, health and welfare benefit plan consulting, plan administration, and the design, communication and administration of all types of corporate retirement plans. Sheffield Financial Corp. ("Sheffield") specializes in loans to small commercial lawn care businesses across the country. BB&T Bankcard Corporation is a special purpose credit card bank.

Acquisitions

  BB&T's profitability and market share have been enhanced through both internal growth and acquisitions of both financial and nonfinancial institutions during recent years. BB&T's most recent acquisitions include the following:

  On June 18, 1998, BB&T completed the acquisition of Dealers Credit Inc. ("DCI"), a commercial finance company based in Menomonee Falls, Wisconsin that specializes in extending secured, installment loan credit and direct financing lease credit to commercial, agricultural, municipal and consumer end-users of turf care equipment, outdoor power equipment, agricultural equipment and related products. DCI was merged into Refloat, Inc., the holding company for Sheffield, and its assets were transferred to Sheffield immediately thereafter.

  On June 30, 1998, BB&T completed the acquisition of W.E. Stanley & Company, Inc. and two of its sister companies (collectively, "W.E. Stanley"). W.E. Stanley operates as a wholly owned subsidiary of BB&T-NC under the name W.E. Stanley & Company, Inc.

  On July 1, 1998, BB&T completed the acquisition of Franklin Bancorporation, Inc. ("Franklin") in a transaction accounted for as a pooling-of-interests. Franklin National Bank of Washington D.C., the banking subsidiary of Franklin, operated ten banking offices in the metropolitan Washington, D.C. area and was merged into BB&T-NC on February 22, 1999.

  BB&T completed the acquisition of Maryland Federal Bancorp, Inc., a unitary savings and loan holding company and the sole shareholder of Maryland Federal Bank ("MFB"), on September 30, 1998 and effected the merger of MFB, which had 28 branch offices in the metropolitan Washington D.C. and southern Maryland areas, into BB&T-NC in November 1998. MFB specializes in the business of attracting deposits from the general public and investing such deposits primarily in permanent loans secured by first liens on one-to-four family residential properties and, to a lesser extent, commercial real estate located in MFB's market area and in consumer loans.

  On March 5, 1999, BB&T acquired MainStreet. With $2.3 million in assets, MainStreet operated 46 full-service banking offices in Virginia and three in Maryland.

  BB&T acquired Scott & Stringfellow Financial, Inc., the holding company of Scott & Stringfellow, on March 26, 1999. Scott & Stringfellow has 32 offices in the Carolinas, Virginia and West Virginia and manages more than $10 billion in total assets for clients.

  On January 27, 1999, BB&T announced that it had agreed to acquire First Citizens Corporation ("First Citizens") in a tax-free transaction to be accounted for as a pooling of interests in which First Citizens shareholders would receive 1.0789 shares of BB&T common stock for each share of First Citizens common stock. The transaction is valued, based on BB&T's closing price of $37.5625 on January 25, at $125.9 million. First Citizens operates 13 banking offices and one mortgage loan office in the south metropolitan Atlanta area.

  On February 25, 1999, BB&T announced that it had agreed to acquire Matewan BancShares Inc. ("Matewan") in a tax-free transaction. In the transaction, Matewan common shareholders would receive 0.67 shares of BB&T common stock for each share of Matewan common stock and Matewan preferred shareholders would receive 0.8375 shares of BB&T common stock for each share of Matewan preferred stock. Through its banking subsidiaries, Matewan National Bank and Matewan FSB, Matewan operates 22 banking offices and one mortgage loan office in southwestern Virginia, southern West Virginia and eastern Kentucky and is expected to strengthen BB&T's western Virginia franchise and to expand such franchise into southern West Virginia and eastern Kentucky.

  On April 28, 1999, BB&T announced that it had agreed to acquire First Liberty Financial Corp. ("First Liberty") in a tax-free transaction to be accounted for as a pooling-of-interests. Based on BB&T's closing price of $39 per share on April 26, 1999, First Liberty shareholders would receive 0.8525 of a share of BB&T common stock for each share of First Liberty common stock, or $33.25 per share. The final exchange ratio will be determined based on a pricing period prior to closing and will be not less than 0.85 shares of BB&T common stock for each share of First Liberty common stock or more than 0.87 shares of BB&T common stock for each share of First Liberty common stock. First Liberty, which has approximately $1.7 billion in assets and operates 39 banking offices and 13 consumer finance offices in Macon and Savannah, Georgia, is expected to expand BB&T's presence into economically strong markets in Georgia.

  BB&T expects to continue to take advantage of the consolidation of the financial services industry by developing its franchise through the acquisition of financial institutions. Such acquisitions may entail the payment by BB&T of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of BB&T capital stock or the incurring of an additional indebtedness by BB&T, and could have a dilutive effect on the per share earnings or book value of BB&T common stock. Moreover, such acquisitions sometimes result in significant front-end charges against earnings, although cost savings, especially incident to in-market acquisitions, also are frequently anticipated.

Capital

  The Federal Reserve has established a minimum requirement for a bank holding company's ratio of capital to risk-weighted assets (including on-balance sheet activities and certain off-balance sheet activities, such as standby letters of credit) of 8%. At least half of a bank holding company's total capital is required to be composed of common equity, retained earnings, and qualifying perpetual preferred stock, less certain intangibles ("Tier 1 capital"). The remainder may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock, and a limited amount of the loan loss allowance ("Tier 2 capital" and, together with Tier 1 capital, "total capital"). At March 31, 1999, BB&T's Tier 1 and total capital ratios were 9.7% and 14.2%, respectively. Effective January 1, 1998, the Federal Reserve is also requiring certain bank holding companies that engage in trading activities to adjust their risk-based capital to take into consideration market risk that may result from movements in market prices of covered trading positions in trading accounts, or from foreign exchange or commodity positions, whether or not in trading accounts, including changes in interest rates, equity prices, foreign exchange rates or commodity prices. Any capital required to be maintained pursuant to these provisions may consist of new "Tier 3 capital" consisting of certain short term subordinated debt. In addition, the Federal Reserve has issued a policy statement, pursuant to which a bank holding company that is determined to have weaknesses in its risk management processes or a high level of interest rate risk exposure may be required to hold additional capital.

  The Federal Reserve also has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets ("leverage ratio") equal to 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies generally are required to maintain a leverage ratio of from at least 100 to 200 basis points above the stated minimum. BB&T's leverage ratio at March 31, 1999 was 6.9%. Bank holding companies experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, these capital requirements indicate that the Federal Reserve will continue to consider a "tangible Tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity.

  The FDIC has adopted minimum risk-based and leverage ratio regulations to which BB&T's state bank subsidiaries are subject that are substantially similar to those requirements established by the Federal Reserve described above. The Office of the Comptroller of the Currency also has similar regulations that would apply to BB&T's national bank subsidiaries. Under federal banking laws, failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including, in the most severe cases, the termination of deposit insurance by the FDIC and placing the institution into conservatorship or receivership. The capital ratios of each of BB&T's bank subsidiaries exceeded all minimum regulatory capital requirements as of March 31, 1999.

Deposit Insurance Assessments

  The deposits of each of BB&T's bank subsidiaries are insured by the FDIC up to the limits set forth under applicable law. A majority of the deposits of the banks are subject to the deposit insurance assessments of the Bank Insurance Fund ("BIF") of the FDIC. However, approximately 34% of the deposits of BB&T-NC and BB&T-SC and a portion of the deposits of BB&T-VA (related to the banks' acquisition of various savings associations) are subject to assessments imposed by the Savings Association Insurance Fund ("SAIF") of the FDIC.

  The FDIC has established the same assessment rates for both BIF-insured and SAIF-insured deposits, effective January 1, 1997. For the semi-annual period beginning December 30, 1998, the effective rate of assessments imposed on all FDIC deposits for deposit insurance ranges from 0 to 27 basis points per $100 of insured deposits, depending on the institution's capital position and other supervisory factors. However, because legislation enacted in 1996 requires that both SAIF-insured and BIF-insured deposits pay a pro rata portion of the interest due on the obligations issued by the Financing Corporation, the FDIC is currently assessing BIF-insured deposits an additional 1.22 basis points per $100 of deposits, and SAIF-insured deposits an additional 6.10 basis points per $100 of deposits, in each case on an annualized basis, to cover those obligations.

                         INFORMATION ABOUT MASON-DIXON

  Mason-Dixon is a bank holding company headquartered in Westminster, Maryland that was incorporated in 1991. Mason-Dixon conducts its operations in Maryland primarily through its principal operating subsidiaries, Carroll County Bank and Trust Company, Bank of Maryland, Rose Shanis Financial Services, LLC and Bay Insurance, LLC. Mason-Dixon's major activity since its inception has been to provide advisory services and coordinate the general policies of its subsidiaries. Through its bank subsidiaries, Mason-Dixon engages in commercial and consumer lending, depository business, and trust business, including the receiving of demand and time deposits and the making of loans to individuals, associations, partnerships, and corporations. Through its nonbank subsidiaries, Mason-Dixon offers consumer loans, sales finance, second mortgage loans, as well as credit related insurance and other products.

                       DESCRIPTION OF BB&T CAPITAL STOCK

  The authorized capital stock of BB&T consists of 500,000,000 shares of BB&T common stock, par value $5.00 per share, and 5,000,000 shares of preferred stock, par value $5.00 per share. As of May 14, 1999, there were 307,875,228 shares of BB&T common stock issued and outstanding. There were no shares of BB&T preferred stock issued and outstanding as of such date, although 2,000,000 shares of BB&T preferred stock have been designated as Series B Junior Participating Preferred Stock (the "BB&T Junior Preferred Stock") and are reserved for issuance in connection with BB&T's shareholder rights plan. See "-Shareholder Rights Plan." Based on the number of shares of Mason-Dixon common stock outstanding at the record date, it is estimated that approximately 6,600,001 shares of BB&T common stock would be issued in the merger.

BB&T Common Stock

  Each share of BB&T common stock is entitled to one vote on all matters submitted to a vote at any meeting of shareholders. Holders of BB&T common stock are entitled to receive dividends when, as, and if declared by the BB&T Board out of funds legally available therefor and, upon liquidation, to receive pro rata all assets, if any, of BB&T available for distribution after the payment of necessary expenses and all prior claims. Holders of BB&T common stock have no preemptive rights to subscribe for any additional securities of any class that BB&T may issue, nor any conversion, redemption or sinking fund rights. Holders of BB&T common stock have no right to cumulate votes in the election of directors. The rights and privileges of holders of BB&T common stock are subject to any preferences provided for by resolution of the BB&T Board for any series of BB&T preferred stock that BB&T may issue in the future. The terms of the BB&T Junior Preferred Stock reserved for issuance in connection with BB&T's shareholders rights plan provide that holders of such shares will have rights and privileges that are substantially identical to those of holders of BB&T common stock.

  The transfer agent and registrar for BB&T common stock is BB&T-NC. BB&T intends to apply for the listing on the NYSE, subject to official notice of issuance, of the shares of BB&T common stock to be issued in the merger.

BB&T Preferred Stock

  Under BB&T's articles of incorporation, BB&T may issue shares of BB&T preferred stock in one or more series as may be determined by the BB&T Board or a duly authorized committee. The BB&T Board or committee may also establish, from time to time, the number of shares to be included in each series and may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any series without any further vote or action by the shareholders. Any BB&T preferred stock issued may rank senior to BB&T common stock with respect to the payment of dividends or amounts paid upon liquidation, dissolution or winding up of BB&T, or both. In addition, any shares of BB&T preferred stock may have class or series voting rights. Under certain circumstances, the issuance of BB&T preferred stock or the existence of the unissued BB&T preferred stock may tend to discourage or render more difficult a merger or other change in control of BB&T. See "-Shareholder Rights Plan."

Shareholder Rights Plan

  BB&T has adopted a shareholder rights plan pursuant to which holders of shares of BB&T common stock also hold rights to purchase securities or other property that may be exercised upon the occurrence of certain "triggering events." Shareholder rights plans such as BB&T's plan are intended to encourage potential hostile acquirors of a "target" corporation to negotiate with the board of directors of the target corporation in order to avoid occurrence of the "triggering events" specified in such plans. Shareholder rights plans are intended to give the directors of a target corporation the opportunity to assess the fairness and appropriateness of a proposed transaction in order to determine whether or not it is in the best interests of the corporation and its shareholders. Notwithstanding these purposes and intentions of shareholder rights plans, such plans, including that of BB&T, could have the effect of discouraging a business combination that shareholders believe to be in their best interests. The provisions of BB&T's shareholder rights plan are discussed below.

  On December 17, 1996, the BB&T Board declared a dividend distribution of one right (a "Right," and collectively the "Rights") for each outstanding share of BB&T common stock to shareholders of record at the close of business on January 17, 1997. One Right will also be distributed for each share of BB&T common stock issued between January 17, 1997 and the occurrence of a "Distribution Date" (described in the next paragraph). Each Right entitles the registered holder to purchase from BB&T a unit consisting of one-hundredth of a share (a "Unit") of BB&T Junior Preferred Stock at a Purchase Price of $145.00 per Unit, subject to adjustment, or, under certain circumstances, other securities or property. The description and terms of the Rights are set forth in the Rights Agreement, dated as of December 17, 1996, between BB&T and BB&T-NC in the capacity of Rights Agent (the "Rights Agreement").

  Initially, the Rights will be attached to all BB&T common stock certificates representing shares then outstanding, and no separate Rights Certificates (as defined in the Rights Agreement) will be distributed. A "Distribution Date" will occur, and the Rights will separate from shares of BB&T common stock, upon the earliest of (a) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of BB&T common stock (the "Stock Acquisition Date"), (b) 10 business days following the commencement of a tender offer or exchange offer that would if completed result in a person or group beneficially owning 20% or more of such outstanding shares of BB&T common stock or (c) 10 business days after the BB&T Board declares any Person to be an "Adverse Person," as described in the following paragraph.

  The BB&T Board will declare a person to be an Adverse Person upon its determinations (a) that such person, alone or together with its affiliates and associates, has or will become the beneficial owner of 10% or more of the outstanding shares of BB&T common stock (provided that any such determination will not be effective until such person has in fact become the beneficial owner of 10% or more of the outstanding shares of BB&T common stock) and (b) following consultation with such persons as the BB&T Board deems appropriate, that (1) such beneficial ownership by such person is intended to cause, is reasonably likely to cause or will cause BB&T to repurchase the BB&T common stock beneficially owned by such person or to cause pressure on BB&T to take action or enter into a transaction or series of transactions intended to provide such person with short-term financial gain under circumstances where the BB&T Board determines that the best long-term interests of BB&T and its shareholders would not be served by taking such action or entering into such transactions or series of transactions at that time or (2) such beneficial ownership is causing or is reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of BB&T's ability to maintain its competitive position) on the business or prospects of BB&T or (iii) such beneficial ownership otherwise is determined to be not in the best interests of BB&T and its shareholders, employees, customers and communities in which BB&T and its subsidiaries do business.

  The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 31, 2006, subject to extension by the BB&T Board, or unless earlier redeemed by BB&T as described below.

  As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of BB&T common stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except for certain issuances in connection with outstanding options and convertible securities and as otherwise determined by the BB&T Board, only shares of BB&T common stock issued before the Distribution Date will be issued with Rights.

  If the BB&T Board determines that a person is an Adverse Person or, at any time following the Distribution Date, a person becomes the beneficial owner of 25% or more of the then outstanding shares of BB&T common stock, each holder of a Right will thereafter have the right to receive at the time specified in the Rights

Agreement, (a) upon exercise and payment of the exercise price, BB&T common stock (or, in certain circumstances, cash, property or other securities of BB&T) having a value equal to two times the exercise price of the Right or (b) at the discretion of the BB&T Board, upon exercise and without payment of the exercise price, BB&T common stock (or, in certain circumstances, cash, property or other securities of BB&T) having a value equal to the difference between the exercise price of the Right and the value of the consideration that would be payable under clause (a). Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Adverse Person will be null and void. Rights will not become exercisable following the occurrence of either of the events set forth above, however, until such time as the Rights are no longer redeemable by BB&T as set forth below.

  For example, at an exercise price of $145.00 per Right, each Right not owned by an Acquiring Person or an Adverse Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $290.00 worth of BB&T common stock (or other consideration, as noted above) for $145.00. Assuming that the BB&T common stock had a per share value of $36.25 at such time, the holder of each valid Right would be entitled to purchase eight shares of BB&T common stock for $145.00. Alternatively, at the discretion of the BB&T Board, each Right following an event set forth in the preceding paragraph, without payment of the exercise price, would entitle its holder to BB&T common stock (or other consideration, as noted above) worth $145.00.

  If, at any time following the Stock Acquisition Date, (a) BB&T is acquired in a merger, statutory share exchange or other business combination transaction in which BB&T is not the surviving corporation or (b) 50% or more of BB&T's assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been voided as set forth above) will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The Purchase Price payable, and the number of Units of BB&T Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution if certain events occur.

  In general, BB&T may redeem the Rights in whole, but not in part, at a price of $0.01 per Right at any time until 10 business days following the earlier of the Stock Acquisition Date or the effective date of any declaration by the BB&T Board that any person is an Adverse Person. After the redemption period has expired, BB&T's right of redemption may be reinstated if an Acquiring Person or Adverse Person reduces his or her beneficial ownership to less than 10% of the outstanding shares of BB&T common stock in a transaction or series of transactions not involving BB&T and if there are no other Acquiring Persons or Adverse Persons.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of BB&T, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to BB&T, shareholders may, depending upon the circumstances, recognize taxable income if the Rights become exercisable for stock (or other consideration) of BB&T or for common stock of the acquiring company as set forth above.

  Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the BB&T Board before the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the BB&T Board in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person or Adverse Person) or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption may be made when the Rights are not redeemable.

  The Rights Agreement is filed as an exhibit to a registration statement on Form 8-A dated January 10, 1997 that has been filed by BB&T with the SEC. This registration statement and the Rights Agreement are incorporated by reference in this proxy statement/prospectus, and reference is made to them for the complete terms of the Rights Agreement and the Rights. The foregoing discussion is qualified in its entirety by reference to the Rights Agreement. See "Where You Can Find More Information" on page 66.

Certain Provisions of the NCBCA, BB&T Articles and BB&T Bylaws

  Provisions of the North Carolina Business Corporation Act (the "NCBCA") and BB&T's articles of incorporation and bylaws may be deemed to have an anti-takeover effect and, together with the ability of the BB&T Board to issue shares of BB&T preferred stock and to set the voting rights, preferences and other terms thereof, may delay or prevent takeover attempts not first approved by the BB&T Board. These provisions also could delay or deter the removal of incumbent directors or the assumption of control by shareholders. BB&T believes that these provisions are appropriate to protect the interests of BB&T and all of its shareholders. The following describes the principal provisions of the NCBCA and BB&T's articles of incorporation and bylaws that may be deemed to have anti-takeover effects on BB&T.

 Control Share Acquisition Act

  The Control Share Acquisition Act of the NCBCA may make an unsolicited attempt to gain control of BB&T more difficult by restricting the right of certain shareholders to vote newly acquired large blocks of stock. For a description of this statute, see "Comparison of Shareholders' Rights-Anti-takeover Statutes."

 Provisions Regarding the BB&T Board

  BB&T's articles of incorporation and bylaws classify the BB&T Board and permit the removal of directors only for cause. This could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of BB&T. For a description of such provisions, see "Comparison of Shareholders' Rights-Directors."

 Meeting of Shareholders; Shareholders' Nominations and Proposals

  Under BB&T's bylaws, meetings of the shareholders may be called only by the Chief Executive Officer, President, Secretary or the BB&T Board. Shareholders of BB&T may not request that a special meeting of shareholders be called. This provision could delay until the next annual shareholders' meeting shareholder actions that are favored by the holders of a majority of the outstanding voting securities of BB&T.

  Certain procedures governing the submission of nominations for directors and other proposals by shareholders may have some deterrent effect on shareholder actions designed to result in change of control in BB&T. See "Comparison of Shareholders' Rights-Notice of Shareholder Nominations and Shareholder Proposals."

                      COMPARISON OF SHAREHOLDERS' RIGHTS

  At the effective time, holders of Mason-Dixon common stock will become shareholders of BB&T. The following is a summary of material differences between the rights of holders of BB&T common stock and holders of Mason-Dixon common stock. Since BB&T is organized under the laws of the State of North Carolina and Mason-Dixon is organized under the laws of the State of Maryland, differences in the rights of holders of BB&T common stock and those of holders of Mason-Dixon common stock arise from differing provisions of the NCBCA and the Maryland General Corporation Law (the "MGCL") in addition to differing provisions of their respective articles of incorporation and bylaws.

  The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of BB&T common stock and holders of Mason-Dixon common stock. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the NCBCA and the

MGCL and the governing corporate instruments of BB&T and Mason-Dixon, to which the shareholders of Mason-Dixon are referred.

Authorized Capital Stock

 BB&T

  BB&T's authorized capital stock consists of 500,000,000 shares of BB&T common stock and 5,000,000 shares of BB&T preferred stock. BB&T's articles of incorporation authorize the BB&T Board to issue shares of BB&T preferred stock in one or more series and to fix the designation, powers, preferences, and rights of the shares of BB&T preferred stock in each such series. As of May 14, 1999, there were 307,875,228 shares of BB&T common stock outstanding. No shares of BB&T preferred stock were issued and outstanding as of such date, although 2,000,000 shares of BB&T preferred stock have been designated as BB&T Junior Preferred Stock and are reserved for issuance in connection with BB&T's shareholder rights plan. See "Description of BB&T Capital Stock-Shareholder Rights Plan."

 Mason-Dixon

  Mason-Dixon's authorized capital stock consists of 20,000,000 shares of Mason-Dixon common stock, par value $1.00 per share. As of May 7, 1999, there were 5,076,924 shares of Mason-Dixon common stock outstanding.

Special Meetings of Shareholders and Action by Shareholders without a Meeting

 BB&T

  Special meetings of the shareholders of BB&T may be called at any time by BB&T's Chief Executive Officer, President or Secretary or by the BB&T Board. Under the NCBCA, shareholders of a North Carolina corporation may take action without a meeting by one or more written consents signed by all shareholders entitled to vote on the matter in question, provided that any required notice is given to any shareholders not entitled to vote on such matter.

 Mason-Dixon

  Special meetings of the shareholders of Mason-Dixon may be called at any time by Mason-Dixon's Chairman of the Board, by the President or by a majority of the Mason-Dixon Board, and shall be called by the Chairman, President or Secretary upon the request in writing of the holders of 50% of all the shares outstanding and entitled to vote at the meeting. A special meeting need not be called to consider any matter which is substantially the same as a matter voted on at any special meeting of the shareholders held during the preceding 12 months.

Directors

 BB&T

  BB&T's articles of incorporation and bylaws provide for a board of directors having not less than three nor more than 30 members as determined from time to time by vote of a majority of the members of the BB&T Board or by resolution of the shareholders of BB&T. Currently, the BB&T Board consists of 21 directors. The BB&T Board is divided into three classes, with directors serving staggered three-year terms. Under BB&T's articles of incorporation and bylaws, BB&T directors may be removed only for cause and only by the vote of a majority of the outstanding shares entitled to vote in the election of directors. Holders of BB&T common stock do not have cumulative voting rights in the election of directors.

 Mason-Dixon

  Mason-Dixon's articles of incorporation and bylaws provide that the number of directors of Mason-Dixon will consist of 12 to 14 individuals. The Mason-Dixon Board is divided into three classes, with directors serving staggered three-year terms. Directors may be removed only for cause, upon the affirmative vote of a majority of the entire Mason-Dixon Board (exclusive of the Director being considered for removal) or upon the affirmative vote of not less than 67% of the outstanding voting stock of Mason-Dixon. Holders of Mason-Dixon common stock do not have cumulative voting rights in the election of directors.

Dividends and Other Distributions

 BB&T

  The NCBCA prohibits a North Carolina corporation from making any distributions to shareholders, including the payment of cash dividends, that would render it insolvent or unable to meet its obligations as they become due in the ordinary course of business. BB&T is not subject to other express regulatory restrictions on payments of dividends and other distributions. The ability of BB&T to pay distributions to the holders of BB&T common stock will depend, however, to a large extent upon the amount of dividends its bank subsidiaries, which are subject to restrictions imposed by regulatory authorities, pay to BB&T. In addition, the Federal Reserve could oppose a distribution by BB&T if it determined that such a distribution would harm BB&T's ability to support its bank subsidiaries. There can be no assurances that dividends will be paid in the future. The declaration, payment and amount of any such future dividends would depend on business conditions, operating results, capital, reserve requirements and the consideration of other relevant factors by the BB&T Board.

 Mason-Dixon

  The MGCL prohibits a Maryland corporation from making any distributions to shareholders, including the payment of cash dividends, if either (a) the corporation would not be able to pay its indebtedness as it becomes due in the usual course of business or (b) the corporation's total assets would be less than the sum of the corporation's total liabilities plus, unless the charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the distribution.

  The ability of the Mason-Dixon Board to declare a dividend to pay distributions to the holders of Mason-Dixon common stock depends, however, upon the amount of dividends its bank subsidiaries pay to Mason-Dixon. Mason-Dixon's bank subsidiaries, like BB&T's bank subsidiaries, are subject to regulatory restrictions on the payment of dividends.

Notice of Shareholder Nominations and Shareholder Proposals

 BB&T

  BB&T's bylaws establish advance notice procedures for shareholder proposals and the nomination, other than by or at the direction of the BB&T Board or a committee thereof, of candidates for election as directors. BB&T's bylaws provide that a shareholder wishing to nominate a person as a candidate for election to the BB&T Board must submit such nomination in writing to the Secretary of BB&T not later than 60 days before one year after the date of the immediately preceding annual meeting of shareholders, together with biographical information about the candidate and the shareholder's name and shareholdings. Nominations not made in accordance with the foregoing provisions may be ruled out of order by the presiding officer or the chairman of the meeting. In addition, a shareholder intending to make a proposal for consideration at a regularly scheduled annual meeting of shareholders that is not intended to be included in the proxy statement for such meeting must notify the Secretary of BB&T in writing not later than 60 days before one year after the date of the immediately preceding annual meeting of shareholders of such shareholder's intention. The notice must contain: (a) a brief description of the proposal, (b) the name and shareholdings of the shareholder submitting the proposal and (c) any material interest of the shareholder in such proposal.

  In accordance with Rule 14a-8, as promulgated by the SEC pursuant to the Securities Exchange Act, shareholder proposals intended to be included in the proxy statement and presented at a regularly scheduled annual meeting must be received by BB&T no later than 120 days before the anniversary of the date that the previous year's proxy statement was first mailed to shareholders. Where the annual meeting has been changed by more than 30 days from the date of the prior year's meeting, or for special meetings, the proposal must be submitted within a reasonable time before BB&T begins to print and mail its proxy materials.

 Mason-Dixon

  Mason-Dixon's bylaws describe the procedures for director nominations and shareholder proposals. Nominations for election of a director may be made by the Board or by any shareholder. Notice by a shareholder of intention to make any nominations must be made in writing and delivered or mailed to Mason-Dixon's President not less than 120 days nor more than 150 days before any meeting of shareholders called for the election of directors. The notice must include information about the shareholder making the nomination, and the proposed nominee.

  In accordance with Rule 14a-8, as promulgated by the SEC pursuant to the Securities Exchange Act, shareholder proposals intended to be included in the proxy statement and presented at a regularly scheduled annual meeting must be received by Mason-Dixon no later than 120 days before the anticipated mailing of the proxy statement, based on the prior year's mailing date. Where the annual meeting has been changed by more than 30 days from the date of the prior year's meeting, or for special meetings, the proposal must be submitted within a reasonable time before Mason-Dixon begins to print and mail its proxy materials. Shareholder proposals made outside of Rule 14a-8 must be received no later than 45 days before the date on which Mason-Dixon first mailed its proxy materials for the prior year's annual meeting of shareholders.

Exculpation and Indemnification

 BB&T

  The NCBCA requires that a director of a North Carolina corporation discharge the duties as a director (a) in good faith, (b) with the care an ordinarily prudent person in a like position would exercise under similar circumstances and (c) in a manner the director reasonably believes to be in the best interests of the corporation. The NCBCA expressly provides that a director facing a change of control situation shall not be subject to any different duties or a higher standard of care. BB&T's articles of incorporation provide that, to the fullest extent permitted by applicable law, no director of BB&T will have any personal liability for monetary damage for breach of a duty as a director. BB&T's bylaws require BB&T to indemnify its directors and officers against liabilities arising out of such person's status as such, excluding any liability relating to activities that were at the time taken known or believed by such person to be clearly in conflict with the best interests of BB&T.

 Mason-Dixon

  The MGCL requires that a director of a Maryland corporation discharge duties as a director in good faith, in a manner reasonably believed to be in the best interest of the corporation and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Mason-Dixon's bylaws provide further that Mason-Dixon must indemnify and advance expenses to a director or officer of Mason-Dixon in connection with any proceeding, as defined by the MGCL, to the fullest extent permitted by the MGCL and federal law. Mason-Dixon may indemnify and advance expenses to other employees or agents in an amount determined by and in the discretion of the Mason-Dixon Board to the extent permitted by the MGCL. In accordance with the MGCL and Mason-Dixon's charter and bylaws, Mason-Dixon may indemnify any director or officer made a party to any proceeding unless it is established that (a) the director's or officer's act or omission was material to the cause of action and was committed in bad faith or resulted from active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property, or services, or (c) in the case of criminal proceedings, the director or officer had reasonable cause to believe the act or omission was unlawful. A director or officer who is successful, on the merits or otherwise, in any proceeding must be indemnified by Mason-Dixon for reasonable expenses, including attorneys' fees.

  Mason-Dixon's charter provides that, to the fullest extent permitted by applicable law, no director of Mason-Dixon will have personal liability for monetary damage for breach of a duty as a director. Maryland law requires directors to be liable (a) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of such benefit or profit actually received, or (b) to the extent that a court finds that the person's action, or failure to act, was the result of active and deliberate dishonesty which was material to the cause of action adjudicated in the proceeding.

Mergers, Share Exchanges and Sales of Assets

 BB&T

  The NCBCA generally requires that any merger, share exchange or sale of all or substantially all the assets of a corporation not in the ordinary course of business be approved by the affirmative vote of the majority of the issued and outstanding shares of each voting group entitled to vote. Approval of a merger by the shareholders of the surviving corporation is not required in certain instances, however, including (as in the case of the merger with Mason-Dixon) a merger in which the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, does not exceed by more than 20% the number of voting shares outstanding immediately before the merger. BB&T is also subject to certain statutory anti-takeover provisions. See "-Anti-takeover Statutes."

 Mason-Dixon

  The MGCL generally requires that any merger, share exchange or sale of substantially all of the assets of a corporation not in the ordinary course of business be approved by shareholders holding at least two-thirds of the votes entitled to be cast by each voting group entitled to vote. For a Maryland successor company, a share exchange or transfer of assets needs to be approved by the Maryland successor only by its board and by any other action required by its charter. Generally, a merger need be approved by a Maryland successor only by a majority of its entire board of directors if the merger does not reclassify or change its outstanding stock or otherwise amend its charter and the number of its shares of stock to be issued or delivered in the merger is not more than 20 percent of the number of its shares of the same class or series outstanding immediately before the merger becomes effective. Mason-Dixon has taken all actions required to exempt it from all otherwise applicable statutory anti-takeover provisions. See "--Anti-takeover Statutes."

Anti-takeover Statutes

 BB&T

  The North Carolina Control Share Acquisition Act applies to BB&T. This act is designed to protect shareholders of publicly owned North Carolina corporations based within the state against certain changes in control and to provide shareholders with the opportunity to vote on whether to afford voting rights to certain shareholders. The act is triggered upon the acquisition by a person of shares of voting stock of a covered corporation that, when added to all other shares beneficially owned by the person, would result in that person holding one-fifth, one-third or a majority of the voting power in the election of directors. Under the act, the shares acquired that result in the crossing of any of these thresholds ("Control Shares") have no voting rights until such rights are conferred by the affirmative vote of the holders of a majority of all outstanding voting shares, excluding those shares held by any person involved or proposing to be involved in the acquisition of Control

Shares, any officer of the corporation and any employee of such corporation who is also a director of such corporation. If voting rights are conferred on Control Shares, all shareholders of such corporation have the right to require that their shares be redeemed at the highest price paid per share by the acquiror for any Control Shares.

  In accordance with the provisions of such statute, BB&T has elected not to be governed by the North Carolina Shareholder Protection Act, which requires that certain business combinations with existing shareholders either be approved by a supermajority of the other shareholders or meet certain "fair price" requirements.

 Mason-Dixon

  The MGCL establishes special requirements with respect to a "business combination" between a Maryland corporation and an "interested shareholder," unless exemptions are applicable. "Interested shareholders" are all persons owning beneficially, or who have the right to acquire ownership of, directly or indirectly, 10% or more of the outstanding voting stock of a Maryland corporation. "Business combinations" include any merger or similar transaction subject to a statutory vote and additional transactions involving transfers of assets or securities in specified amounts to interested shareholders or their affiliates. Unless an exemption is available, a Maryland corporation may not engage in certain business combinations with any interested shareholder (or its affiliates) for a period of five years after the most recent date on which the shareholder became an interested shareholder. After such five-year period, business combinations with interested shareholders must be recommended by the board of directors and approved by (a) the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and (b) at least two-thirds of the votes entitled to be cast by all holders of outstanding shares of voting stock other than the interested shareholder. A business combination with an interested shareholder which is approved by the board of directors of a Maryland corporation before an interested shareholder first becomes such is not subject to the special voting requirements. An amendment to a Maryland corporation's charter electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and at least two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock who are not interested shareholders. Any such amendment is not effective until 18 months after the vote of shareholders and does not apply to any business combination of a corporation with a shareholder who was an interested shareholder on the date of the shareholder vote.

  The MGCL also imposes limitations on the voting rights of "control shares" acquired in a "control share acquisition." The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other shares of stock previously acquired by such a person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (a) 20% or more but less than 33 1/3%; (b) 33 1/3% or more but less than a majority; or (c) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means, subject to certain exceptions, acquisition, directly or indirectly, by any person, of ownership of, or the power to direct the exercise of voting power with respect to, control shares. The statute also requires Maryland corporations to hold a special meeting at the request of an actual or proposed control share acquiror generally within 50 days after a request is made with the submission of an "acquiring person statement" of such special meeting (and, if requested by the board of directors, a bond to secure such undertaking). In addition, unless the charter or bylaws provide otherwise, the statute gives the Maryland corporation, subject to certain conditions and limitations, various redemption rights if there is a shareholder vote on the issue and the grant of voting rights is not approved, or if an "acquiring person statement" is not delivered to the target within 10 days following a control share acquisition. Moreover, unless the articles of incorporation or bylaws provide otherwise, the statute provides that if, before a control share acquisition occurs, voting rights are accorded to control shares at a special meeting of shareholders that results in the acquiring person having majority voting power, then minority shareholders have appraisal rights. An acquisition of shares may be exempted from the control share statute, provided that an articles of incorporation or bylaw provision is adopted for such purpose prior to the control share acquisition.

Amendments to Articles of Incorporation and Bylaws

 BB&T

  The NCBCA provides generally that a North Carolina corporation's articles of incorporation may be amended if the amendment is approved by a majority of the votes cast within each voting group entitled to vote. BB&T's articles of incorporation and bylaws also require the affirmative vote of more than two-thirds of the outstanding shares entitled to vote to approve an amendment to BB&T's articles of incorporation or bylaws amending, altering or repealing the portions of such articles of incorporation or bylaws relating to classification and staggered terms of the BB&T Board, removal of directors or any requirement for a supermajority vote on such an amendment. The NCBCA provides that a North Carolina corporation's bylaws may be amended by its shareholders, and BB&T's articles of incorporation authorize the BB&T Board to amend BB&T's bylaws.

 Mason-Dixon

  Under the MGCL, unless otherwise provided in the corporation's charter, a proposed charter amendment requires an affirmative vote of two-thirds of all the votes entitled to be cast on the matter. The MGCL also provides that the power to adopt, alter, and repeal a Maryland corporation's bylaws is vested in the shareholders, except to the extent that the charter or the bylaws vest such power in the board of directors. No amendment to Mason-Dixon's articles of incorporation generally may be made without the affirmative vote of at least 67% of the outstanding voting stock. Mason-Dixon's bylaws may be amended by a majority vote of the Board, or upon the affirmative vote of 67% of the outstanding voting stock.

Shareholders' Rights of Dissent and Appraisal

 BB&T

  Under the NCBCA, a shareholder of a North Carolina corporation is entitled to dissent from, and obtain payment of the "full value" of his or her shares in the event of any of the following corporate transactions:

  . completion of a plan of merger to which the corporation is a party, unless (a) the corporation is a parent merging with a subsidiary pursuant to a particular NCBCA provision for such transactions; (b) the merger is subject to an NCBCA provision that exempts from the shareholder approval requirement certain mergers that do not result in a substantial change to the corporation or the rights of its shareholders; or (c) the shares in question are then redeemable by the corporation at a price not greater than the cash to be received for such shares;

  . completion of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

  . completion of a sale or exchange of all or substantially all of the property of the corporation other than in the regular course of business, including a sale in dissolution but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds are to be distributed in cash to shareholders within one year;

  . an amendment to the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it
     (a) alters or abolishes a preferential right of the shares; (b) creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (c) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (d) excludes or limits the right of shares to vote on any matter; (e) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash; or (f) changes the corporation into a nonprofit corporation or cooperative organization; or

  . any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

  With respect to corporations that have a class or series of shares either listed on a national securities exchange or held by more than 2,000 record shareholders, dissenters' rights are not available to the holders of these shares by reason of a merger, share exchange or sale or exchange of property unless (a) the articles of incorporation of the corporation that issued the shares provide otherwise or (b) in the case of a merger or share exchange, the holders of the shares are required to accept anything other than (1) cash, (2) shares in another corporation that are either listed on a national securities exchange or held by more than 2,000 record shareholders or (3) a combination of cash and such shares.

  A shareholder who has the right to dissent from a transaction and receive payment of the "fair value" of his or her shares must follow specific procedural requirements as set forth in the NCBCA in order to maintain such right and obtain such payment.

 Mason-Dixon

  Under the MGCL, except as otherwise provided therein, objecting shareholders have the right to demand and receive payment of the "fair value" of their stock in the event of (a) a merger or consolidation, (b) a share exchange, (c) a transfer of all or substantially all assets not in the ordinary course of business, (d) an amendment to the charter that alters the contract rights, as expressly set forth in the charter, of any outstanding stock and which substantially adversely affects the shareholder's rights, unless the right to do so is preserved by the charter, (e) certain business combinations or (f) an approval by the shareholders of voting rights for control shares which constitute a majority of the voting power of the corporation. However, except as otherwise provided by the MGCL, shareholders do not have appraisal rights if, among other things, the stock is listed on the Nasdaq National Market: (a) with respect to a merger of a 90% or more owned subsidiary into its parent, on the date notice of such merger is given or waived, or (b) with respect to any other transaction, on the record date for determining shareholders entitled to vote on the transaction.

  A shareholder who has the right to object to a transaction and receive payment of the "fair value" of his shares must follow specific procedural requirements as set forth in the MGCL in order to maintain such right and obtain such payment.

  Holders of Mason-Dixon common stock do not have appraisal rights in connection with the Merger because, as of the record date, shares of Mason-Dixon common stock were listed on the Nasdaq National Market.

Liquidation Rights

 BB&T

  In the event of the liquidation, dissolution or winding-up of the affairs of BB&T, holders of outstanding shares of BB&T common stock are entitled to share, in proportion to their respective interests, in BB&T's assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of BB&T.

  Because BB&T is a bank holding company, its rights, the rights of its creditors and of its shareholders, including the holders of the shares of any BB&T preferred stock that may be issued, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization may be subject to the prior claims of (a) the subsidiary's creditors, except to the extent that BB&T may itself be a creditor with recognized claims against the subsidiary, and (b) any interests in the liquidation accounts established by savings associations or savings banks acquired by BB&T for the benefit of eligible account holders in connection with conversion of such savings associations from mutual to stock form.

 Mason-Dixon

  The rights of holders of Mason-Dixon common stock upon liquidation are virtually identical to those of holders of BB&T common stock.

                             ELECTION OF DIRECTORS
                                (Proposal Two)

  Mason-Dixon's articles provide that the Mason-Dixon Board is divided into three Classes, each Class to consist as nearly as possible of one-third of the directors. The term of office of the Class I Directors expires at the 1999 Annual Meeting of Shareholders; the term of the Class II Directors will expire at the 2000 Annual Meeting of Shareholders; and the term of Class III Directors will expire at the 2001 Annual Meeting of Shareholders. The regular term of only one Class of Directors expires annually and any particular director will stand for election only once in any three-year period.

  At the 1999 Annual Meeting of Shareholders, four Class I Directors are being nominated for election, each to hold office for three years, or until the effective time of the merger, or his or her successor has been elected and qualified. Certain of the nominees also serve as directors of Mason-Dixon's subsidiary, Carroll County Bank and Trust Company, as indicated; no director or nominee holds any directorships in any other public companies. In the event a nominee declines or is unable to serve as a director, which is not anticipated, the proxies will be voted for the Mason-Dixon Board's substitute nominee.

  The following table provides certain information regarding the nominees for Class I Directors to be elected and for the Class II and III Directors.

                            Principal Occupation                       Director
 Name                       During Past Five Years                 Age  Since
 ----                       ----------------------                 --- --------
 NOMINEES FOR CLASS I DIRECTORS: NEW TERM WILL EXPIRE IN 2002
 MIRIAM F. BECK............ Retired Administrator--Carroll         67    1991
                            County Board of Education; Officer-
                            Director--Highland View Cemetery
                            Assoc., Inc.; Director and
                            Treasurer--Carroll County Health
                            Services Corporation; Director--
                            Carroll Community College
                            Foundation; Trustee--Carroll
                            Hospice; Director--Carroll County
                            Bank and Trust Company.
 THOMAS K. FERGUSON........ President and Chief Executive          57    1991
                            Officer of Mason-Dixon.
 EDWIN W. SHAUCK........... Retired April 1990 as Executive Vice   73    1991
                            President Carroll County Bank and
                            Trust Company ; Director--Carroll
                            County Health Services Corporation;
                            Director--Carroll County Bank and
                            Trust Company.
 STEVENSON B. YINGLING..... President/Owner--Yingling General      57    1992
                            Tire Service, Inc.; Director--
                            Carroll County Bank and Trust
                            Company.

  The election of directors requires the affirmative vote of holders of a majority of the shares of Mason-Dixon common stock present and voting; therefore, withholding of votes, abstentions and broker non-votes will have no effect on the outcome of the vote. THE MASON-DIXON BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE ABOVE NOMINEES.

  The following tables contain information regarding directors of other Classes who are not standing for reelection in 1999.

 CLASS II DIRECTORS: TERM WILL EXPIRE IN 2000
 DAVID S. BABYLON, JR. .... Retired Accountant--Tax Consultant; Vice   75  1991
                            Chairman of the Board--Carroll County
                            Bank and Trust Company.
 R. NEAL HOFFMAN........... Managing Partner--Hoffman, Comfort,        56  1995
                            Galloway & Offutt, LLP, Attorneys-At-
                            Law; Board of Trustees--Carroll Lutheran
                            Village; Director--Carroll County Bank
                            and Trust Company; Board of Trustees,
                            Carroll County General Hospital
                            Foundation, Inc.
 J. WILLIAM MIDDELTON...... Chairman--Middelton, Limberg & Co.,        67  1998
                            Inc., a business consulting firm;
                            Director--Medical Group Holdings, Inc.;
                            Director--Medical Mutual Liability
                            Insurance Society of Maryland;
                            Director--ProAd Medical Insurance
                            Company; Director--Bank of Maryland .
 DONALD H. CAMPBELL........ President and CEO--First State             62  1995
                            Packaging, Inc., Salisbury, MD;
                            Director--Bank of Maryland.
 CLASS III DIRECTORS: TERM WILL EXPIRE IN 2001
 WILLIAM B. DULANY......... Managing Partner--Dulany & Leahy,          71  1991
                            L.L.P., Attorneys-At-Law; Chairman of
                            the Board and Director--Mutual Fire
                            Insurance Company of Carroll County;
                            Trustee and Member Executive Committee--
                            Western Maryland College; Chairman of
                            Board and Director--Episcopal Ministries
                            To The Aging, Inc. (Fairhaven, Copper
                            Ridge, and related entities),
                            Sykesville, MD; Trustee--Maryland
                            Historical Society; Chairman of the
                            Boards--Mason-Dixon and Carroll County
                            Bank and Trust Company.
 S. RAY HOLLINGER.......... Chairman--W. H. Davis Co. t/a Davis        68  1991
                            Buick-GMC Truck; President--Davis
                            Library, Inc.; Director--Community
                            Foundation of Carroll County, Inc.;
                            Director--Carroll County Bank and Trust
                            Company.
 JAMES C. SNYDER........... Retired. Previously engaged in             68  1991
                            manufacturing and distribution of truck
                            equipment; Director--Carroll County Bank
                            and Trust Company.
 HENRY S. BAKER, JR. ...... Self-employed management consultant;       72  1995
                            Chairman of the Board of Bank of
                            Maryland; Chairman, AAA Maryland;
                            Chairman, Keswick Multi Care Center;
                            Director, AAA MidAtlantic, Keystone
                            Insurance Co., and Keystone Insurance
                            Company of New Jersey.

             INFORMATION ABOUT THE MASON-DIXON BOARD OF DIRECTORS

  During 1998, the Mason-Dixon Board held 10 meetings consisting of 4 regular meetings and 6 special meetings. No director during 1998 attended fewer than 75% of the aggregate of (1) the total number of meetings of the Mason-Dixon Board (held during the period for which that person has been director) and (2) the total number of meetings held by all committees of the Mason-Dixon Board on which that person served (during the period served).

  For 1998, Mason-Dixon paid its non-employee directors a fee of $5,000, except for Mr. Dulany, the Chairman of the Mason-Dixon Board, who received a fee of $12,500. Directors, whose ownership interest in common stock was less than .5% of all outstanding shares, received 50% of the fee in cash other than Mr. Dulany, who received 80% of his fee in cash. Messrs. Babylon, Hoffman and Shauck elected to receive their fees in cash since their ownership interest exceeded the minimum .5% requirement. Each other non-employee Mason-Dixon director received in 1998 an option to purchase 706 shares at an exercise price of $29.75 per share, the fair market value at the time of grant, exercisable as follows: 236 shares on January 2, 1998, 235 shares on January 2, 1999, and 235 shares on January 2, 2000.

  As of October 28, 1998 non-employee directors who attend special board meetings are paid an additional $150.00 per meeting. Two special board meetings were held in the last quarter of 1998.

  Those directors who were also directors of Carroll County Bank and Trust Company received an additional fee of $10,000 in that capacity, except for Messrs. Dulany and Babylon, the Chairman and Vice Chairman, who received additional fees of $40,000 and $11,500 respectively. Mr. Baker, in his capacity as Chairman of the Board of Bank of Maryland, received an additional $20,000. Mr. Middelton and Mr. Campbell, in their capacities as directors of Bank of Maryland, received $400 per meeting attended, or $4,400 and $3,200 respectively. Any non-employee director of Mason-Dixon and each participating subsidiary may defer all or a portion of his or her director's fees.

  In addition to meeting as a group, certain members of the Mason-Dixon Board also devote their time to certain standing committees. The Mason-Dixon Board has established two standing committees: The Compensation Committee and the Audit Committee.

  The Compensation Committee has responsibility for establishing and implementing compensation and benefit plans for executive officers of Mason-Dixon. The Compensation Committee meets quarterly and reports its activities to the Mason-Dixon Board. The members of the Compensation Committee are: Henry
S. Baker, Jr., Miriam F. Beck, S. Ray Hollinger, Edwin W. Shauck and Stevenson
B. Yingling. Each member of the Compensation Committee received an annual fee of $1,600.

  The Audit Committee is composed of directors that are not officers or employees of Mason-Dixon or any of its subsidiaries, and are independent of management. The duties of the Audit Committee are prescribed in the bylaws of Mason-Dixon. The primary duties of the Audit Committee are to assure that a suitable external audit of Mason-Dixon is conducted each year and the result of such audit is reported, in writing, to the Mason-Dixon Board. Additionally, the Audit Committee is responsible for reviewing the internal audit controls and procedures and determining that adequate controls and procedures are in place; for retaining a qualified firm of independent Certified Public Accountants to audit the books and records of the company; to receive any reports of the auditors and other related communications including management letters provided by the auditors; and to accept on behalf of the Mason-Dixon Board the certified financial reports delivered by the auditors. The following directors serve as members of the Audit Committee: Henry S. Baker, Jr., Miriam
F. Beck, Donald H. Campbell, R. Neal Hoffman, J. William Middelton, S. Ray Hollinger, Edwin W. Shauck, James C. Snyder and Stevenson B. Yingling. The Audit Committee met 4 times in 1998. Audit Committee members do not receive any additional fee for their service on the committee.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act requires that Mason-Dixon's directors and executive officers and persons who own more than 10% of Mason-Dixon's common stock file with the SEC an initial report of beneficial ownership and subsequent reports of changes in beneficial ownership of the common stock. To Mason-Dixon's knowledge, all reports required to be so filed by such persons have been filed on a timely basis. Mason-Dixon believes that all of its directors and executive officers complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 1998.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

  The following tables reflect the beneficial ownership of Mason-Dixon common stock by directors and executive officers of Mason-Dixon and by each person that, to the knowledge of management, beneficially owns more than 5% of the common stock as of March 31, 1999. Unless otherwise indicated below, and except for shares described below held in the Non-Employee Directors Deferred Compensation and Fee Plan (the "Directors Plan") or the Management Deferred Compensation Plan (the "Management Plan") which are voted by Mason-Dixon, each person specified below has sole investment and voting power (or shares such power as described below) with regard to the shares set forth in the following table. Shares of common stock subject to options held by directors and executive officers that are exercisable within 60 days are included in such director's or executive officer's beneficial ownership and in the beneficial ownership of the group. The address of each of the persons named below is the address of Mason-Dixon.

                                                             Number    Percent
     Name                                                  of Shares   of Class
     ----                                                 ------------ --------
     David S. Babylon, Jr...............................   44,425  (1)    *
     Henry S. Baker, Jr.................................    4,748  (2)    *
     Miriam F. Beck.....................................   17,836  (3)    *
     Donald H. Campbell.................................   10,903  (4)    *
     William B. Dulany..................................   20,180  (5)    *
     Thomas K. Ferguson.................................   51,566  (6)   1.0%
     R. Neal Hoffman....................................   75,031  (7)   1.5%
     S. Ray Hollinger...................................   13,871  (8)    *
     J. William Middelton...............................      745  (9)    *
     Edwin W. Shauck....................................   45,000 (10)    *
     James C. Snyder....................................   13,964 (11)    *
     Stevenson B. Yingling..............................    8,126 (12)    *
     Named Executive Officers
     ------------------------
     Michael L. Oster...................................    6,676 (13)    *
     H. David Shumpert..................................        0         *
     A. Gary Rever......................................    6,510 (14)    *
     Mark A. Keidel.....................................    8,492 (15)    *
     All Directors and Executive Officers as a group (22
      persons)..........................................  349,230        7.0%

* Signifies less than 1% of the common stock
--------
(1) Includes 1,021 shares held in the Directors Plan.
(2) Includes 509 shares held in the Directors Plan and 471 shares that may be purchased upon the exercise of stock options.
(3) Includes 3,639 shares held jointly with her husband, Edward R. Beck, 9,564 shares held in the Directors Plan, and 471 shares that may be purchased upon the exercise of stock options.

(4) Includes 3,667 shares held by his wife, Isabelle T. Campbell, 914 shares held by a company controlled by Mr. Campbell, 827 shares held in the Directors Plan, and 471 shares that may be purchased upon the exercise of stock options.
(5) Includes 1,002 shares held by his wife, Winifred S. Dulany, 415 shares held by his daughter, Anne French Dulany, 176 shares held in the Directors Plan, and 471 shares that may be purchased upon the exercise of stock options. Mr. Dulany disclaims beneficial ownership as to the common stock held by his wife and daughter.
(6) Includes 4,303 shares held by his wife, Sandra L. Ferguson, 19,636 shares held in the Employee Savings and Investment Plan, 15,768 shares that may be purchased upon the exercise of stock options, and 6,931 shares held in the Management Plan.
(7) Includes 1,575 shares held by his wife, Nancy L. Hoffman, 4,243 shares held as trustee under a trust agreement, and 21,284 shares held as co-trustee under the will of his father. Mr. Hoffman disclaims beneficial ownership as to the common stock held by his wife.
(8) Includes 1,280 shares held by his wife, Joan R. Hollinger, 3,203 shares held in the Directors Plan, and 471 shares that may be purchased upon the exercise of stock options.
(9) Includes 74 shares held in the Directors Plan, and 471 shares that may be purchased upon the exercise of stock options.
(10) Includes 43,500 shares held jointly with his wife, Mary Jane Shauck.
(11) Includes 1,168 shares held by his wife, Dolores J. Snyder, 4,632 shares held in the Directors Plan, and 471 shares that may be purchased upon the exercise of stock options.
(12) Includes 263 shares held jointly with his son, Edward R. Yingling, 263 shares held jointly with his daughter, Elizabeth A. Yingling, 263 shares held jointly with his daughter, Stacy L. Yingling, 3,482 held in the Directors Plan, and 471 shares that may be purchased upon the exercise of stock options.
(13) Includes 2,530 shares that may be purchased upon the exercise of stock options, 258 shares held in the Management Plan, and 2,923 shares held in the Employee Savings and Investment Plan.
(14) Includes 3,507 shares held jointly with his wife, Mary Rever, 345 shares held in the Management Plan, 961 shares held in the Employee Savings and Investment Plan, and 1,213 shares that may be purchased upon the exercise of stock options.
(15) Includes 719 shares held jointly with his wife, Leslie J. Keidel, 445 shares held in the Management Plan, 2,979 shares held in the Employee Savings and Investment Plan, 1,502 shares held by his wife, Leslie J. Keidel, and 2,001 shares that may be purchased upon the exercise of stock options.

                            OTHER BENEFICIAL OWNERS

                                                               Number   Percent
     Name                                                     of Shares of Class
     ----                                                     --------- --------
     Carroll County Bank and Trust Company...................  377,706   7.44%

  Carroll County Bank and Trust Company holds shares of Mason-Dixon common stock in a fiduciary capacity for numerous trusts and agency accounts and other fiduciary accounts. Carroll County Bank and Trust Company may be deemed a "beneficial owner" of certain of these shares because of its power to vote or direct the voting of, or to dispose or direct a disposition of, such shares, even if these powers are shared with co-fiduciaries and others. The full Board of Directors of Carroll County Bank and Trust Company, acting as the Trust Committee, reviews quarterly the minutes and actions of the Trust Investment Committee, which Committee reviews all individual trust accounts. The Mason-Dixon Board has no power to directly or indirectly vote Mason-Dixon common stock held in such accounts, except shares held under the Directors Plan and the Management Plan; all other shares are voted by Mason-Dixon Trust Company (a division of Carroll County Bank and Trust Company) in its sole discretion. As of December 31, 1998, the Trust Company had sole voting power with respect to approximately 128,595 shares of Mason-Dixon common stock, which represents approximately 2.5% of the issued and outstanding shares of common stock, and sole investment power with respect to approximately 115,381 shares of Mason-Dixon common stock, which represents 2.3% of the issued and outstanding shares of common stock.

                            EXECUTIVE COMPENSATION

  The folowing table summarizes the remuneration earned in 1998 and the prior two years by the Chief Executive Officer ("CEO") of Mason-Dixon and by any other executive officer whose total remuneration in the last fiscal year exceeded $100,000 and who performed a policy-making function for Mason-Dixon.

                          SUMMARY COMPENSATION TABLE

                                                                   Long-Term Compensation
                                                                 --------------------------
                                   Annual Compensation                     Awards
                         --------------------------------------- --------------------------
                                                                 Restricted   Securities
Name and                                          Other Annual     Stock      Underlying       All Other
Principal Position       Year Salary(a)  Bonus   Compensation(b) Awards(c)  Options/SARs(d) Compensation(e)
------------------       ---- --------- -------- --------------- ---------- --------------- ---------------
Thomas K. Ferguson...... 1998 $183,753  $      0     $ 5,308      $     0        7,259         $ 31,685
 President and CEO of    1997 $170,872  $ 14,744     $ 5,633      $     0        2,547         $      0
 Mason-Dixon             1996 $170,366  $ 16,107     $ 4,629      $32,193        4,500         $      0
Michael L. Oster........ 1998 $162,719  $  5,138     $ 5,528      $ 8,712        1,108         $ 14,989
 President and CEO       1997 $137,875  $  3,237     $ 4,716      $ 4,918          953         $      0
 of Carroll County Bank  1996 $114,781  $      0     $ 3,750      $     0            0         $      0
 and Trust Company
H. David Shumpert....... 1998 $216,145  $ 36,017     $18,008      $11,088        1,408         $455,180
 President and CEO of    1997 $180,350  $110,000     $ 6,095      $     0            0         $      0
 Bank of Maryland        1996 $166,528  $ 95,000     $ 5,411      $     0            0         $      0
A. Gary Rever........... 1998 $133,800  $  3,515     $ 7,138      $ 5,973          760         $ 12,133
 Executive Vice
  President,             1997 $ 95,127  $ 46,600     $ 1,087      $     0            0         $      0
 CFO and Secretary of    1996 $ 89,158  $ 45,000     $ 1,065      $     0            0         $      0
 Bank of Maryland
Mark A. Keidel.......... 1998 $105,771  $  3,358     $ 3,578      $ 5,742          728         $  8,196
 Vice President and CFO  1997 $ 89,558  $      0     $ 3,078      $ 3,002          581         $      0
 of Mason-Dixon          1996 $ 77,577  $      0     $ 2,986      $     0            0         $      0

--------
NOTES:
(a) Includes base salary plus amounts deferred under the Management Deferred Compensation Plan. Mr. Ferguson deferred the following amounts during the years shown: 1998--$27,000; 1997--$18,000; 1996--$54,450; Mr. Oster
    deferred $8,702 in 1998, $4,918 in 1997, and $1,515 in 1996; Mr. Keidel
    deferred $6,346 in 1998.
(b) For 1998, includes $4,702, $5,036, $5,694, $3,969, and $3,255, reflecting matching contributions to Mr. Ferguson, Mr. Oster, Mr. Shumpert, Mr. Rever and Mr. Keidel, respectively, to each of their ESIP accounts. For 1997, includes $5,028, $4,270, $3,566, $926, and $2,745, reflecting matching contributions to Mr. Ferguson, Mr. Oster, Mr. Shumpert, Mr. Rever and Mr. Keidel, respectively, to each of their ESIP accounts. For 1996, includes $3,478, $3,398, $3,350, $880 and $2,704, reflecting matching contributions to Mr. Ferguson, Mr. Oster, Mr. Shumpert, Mr. Rever and Mr. Keidel, respectively, to each of their ESIP accounts. Also includes, for 1998, $12,000, representing the value of the use of a company automobile for Mr. Shumpert, and $3,000 representing an automobile allowance for Mr. Rever. Remaining amounts are attributable to the group term life insurance coverage premiums paid for each named executive officer.
(c) For Mr. Ferguson, for shares awarded in 1996, represents 1,533 restricted shares of common stock, valued at $21.00 per share as of December 27, 1996, the date of grant, all of which are vested. For Mr. Oster, for shares awarded in 1997, represents 249 restricted shares of common stock, valued at $19.75 per share as of February 12, 1997, the date of grant, with a four year vesting term; for shares awarded in 1998, represents 264 restricted shares of common stock, valued at $33.00 per share as of January 27, 1998, the date of grant, with a one year vesting term. For Mr. Shumpert, for shares awarded in 1998, represents 336 restricted shares of common stock, valued at $33.00 per share as of January 27, 1998, the date of grant, with a one year vesting term. For Mr. Rever, for shares awarded in 1998, represents 181 restricted shares of common stock, valued at $33.00 per share as of January 27, 1998, the date of grant, with a one year vesting term. For Mr. Keidel, for shares awarded in 1998, represents 174 restricted shares of common stock, valued at $33.00 per share as of January 27, 1998, the date of grant, with a three year vesting term; for shares awarded in 1997, represents 152 restricted shares of common stock, valued at $19.75 per share as of February 12, 1997, the date of grant, with a four year vesting term. Restricted stock holders are entitled to exercise the voting rights associated with, and to collect any dividends on, all such shares. The value of the aggregate restricted stock holdings (whether or not vested) as of December 31, 1998 is $44,840, $15,122, $9,974, $5,294, and $5,090, for Mr. Ferguson, Mr. Oster, Mr. Shumpert, Mr. Rever and Mr. Keidel, respectively.

(d) The exercise price for options awarded is $33.00, $19.75, and $21.00 per share, for 1998, 1997 and 1996 respectively, a price equal to the mid-point of the bid and ask prices on NASDAQ as of the grant date.
(e) Represents amounts contributed in 1998 for fiscal year 1997 by Mason-Dixon under the Supplemental Executive Retirement Plan (SERP) and, for Mr. Shumpert, also includes a one-time severance payment.

Stock Options

  The following table sets forth information regarding stock options to purchase Mason-Dixon's common stock granted to the named executives during 1998:

                       Option Grants in Fiscal Year 1998

                                                        Individual Grants
                         --------------------------------------------------------------------------------
                                              Percent of Total
                         Number of Securities Options Granted    Exercise
                          Underlying Options  to Employees in    or Base    Expiration     Grant Date
Name                          Granted(1)        Fiscal Year    Price ($/Sh)    Date    Present Value $(2)
----                     -------------------- ---------------- ------------ ---------- ------------------
Thomas K. Ferguson......        7,259              55.9%          $33.00     1-27-08        $90,738
Michael L. Oster........        1,108               8.5%          $33.00     1-27-08        $13,850
H. David Shumpert.......        1,408              10.8%          $33.00     1-27-08        $17,600
A. Gary Rever...........          760               5.9%          $33.00     1-27-08        $ 9,500
Mark A. Keidel..........          728               5.6%          $33.00     1-27-08        $ 9,100

--------
NOTES:
(1) Options were granted on January 27, 1998, at a price equal to the mid-point of the bid and ask prices on NASDAQ as of the grant date and are exercisable in three increments on January 27, 1998, 1999, and 2000.
(2) This value, calculated by utilizing the Modified Black-Scholes American option-pricing model, assumes a 5.69% risk-free interest rate, 10-year expected life, 30% expected volatility of the stock, and 2.06% expected dividend yield on the stock.

  The following table sets forth information regarding the number and value of underlying unexercised stock options held by the named executives as of December 31, 1998. No options were exercised in 1998 by any named executive.

                          1998 Year End Option Values

                              Number of Securities
                             Underlying Unexercised               Value of Unexercised
                         Options at Fiscal Year-End (#)          In-the-Money Options at
                         -----------------------------------    -------------------------
Name                      Exercisable        Unexercisable      Exercisable Unexercisable
----                     ---------------    ----------------    ----------- -------------
Thomas K. Ferguson......              9,467               4,839   $61,321      $8,065
Michael L. Oster........              1,005               1,056   $ 6,042      $3,011
H. David Shumpert.......                469                 939   $     0      $    0
A. Gary Rever...........                253                 507   $     0      $    0
Mark A. Keidel..........                631                 678   $ 3,686      $1,833

--------
NOTES:
(1) Represents the total gain which would be realized if all in-the-money options held at December 31, 1998 were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and the fair market value of the shares at December 31, 1998 of $29.25 per share.

Severance, Key Employee Retention and Supplemental Executive Retirement Plans

  Effective November 1, 1997, Mason-Dixon adopted an updated, uniform severance plan for Mason-Dixon and its banking subsidiaries. The plan was restated in its entirety and represents a continuation of the prior Carroll County Bank and Trust Company Severance Plan with the Bank of Maryland adopting this restated plan as well, on the effective date. The Mason-Dixon Severance Plan now reflects updated eligibility criteria allowing for increased coverage and flexibility of use by the individual participating employer, while providing for a common schedule of severance benefits using a formula based on the number of full years of service.

  Under the plan, eligible employees who are not officers are eligible for one week of base pay for each full year of service, but in no event less than eight weeks nor more than 13 weeks; appointed/elected officers (bank and corporate secretaries, assistant vice presidents, officers, and senior officers) are eligible for one week of base pay for each full year of service with a minimum of 13 weeks and a maximum of 26 weeks; vice presidents and managing directors are eligible for two weeks of base pay for each full year of service with a minimum of 26 weeks and a maximum of 39 weeks; and other elected officers (senior vice presidents, executive vice president, president/CEO) are eligible for a flat 52 weeks of base pay. Effective July, 1998, the plan was amended by the Mason-Dixon Board to provide 104 weeks of base pay for any bank or corporate president or CEO who has been employed in that position for at least 5 years. All participants are also eligible to continue to receive the same group term life and health insurance benefits until the termination of the severance payments or the employee becomes eligible under another group plan.

  In addition, in July 1996, the Mason-Dixon Board adopted a Key Employee Retention Plan (the "Retention Plan"). Mason-Dixon adopted and modified Carroll County Bank and Trust Company's Retention Plan to provide certain incentives to attract and retain key employees of Mason-Dixon and all of its participating subsidiaries.

  The Retention Plan provides severance benefits (including health insurance) in the event a participant's employment is terminated or if the participant resigns for good cause as a result of a change in control of Mason-Dixon. The Retention Plan provides that participants with less than five years of service may receive 12 months of base salary; participants with five to 10 years of service may receive 24 months of base salary; and participants with more than 10 years of service may receive 36 months of base salary; provided that 50% of these benefits are reduced by any amount the participant may be eligible for under any other severance plan of or similar benefit from Mason-Dixon. The remaining 50% of the separation payments will be reduced by any amount which the participant receives, or is entitled to receive, from other employment, including self employment, during the time that the employee is receiving benefits from the Retention Plan. Finally, the amounts payable under the Retention Plan are limited so that the aggregate present value of all payments to be received by the participant upon termination may not exceed 2.99 times the participant's average annual compensation for the preceding five years.

  Effective October 23, 1996, the Mason-Dixon Board adopted a Supplemental Executive Retirement Plan (SERP), administered by Mason-Dixon's Compensation Committee, which has discretionary authority over the plan. The plan is performance based and directly linked to Mason-Dixon and its subsidiary banks attaining or exceeding their respective pre-established annual goals. Effective for 1998, the ratio of actual to budgeted earnings per share attributable to Mason-Dixon's banking affiliates is the key factor in determining the SERP contribution. The SERP was established to provide supplemental income to the participant at an estimated rate of 10% of the participant's final base pay at age 65, assuming 30 years of service. Any amounts credited to a participant's SERP account are deferred through a rabbi trust; such amounts are restricted during the term of the participant's employment.

Pension Plan

  Carroll County Bank and Trust Company sponsors a non-contributory defined benefit Pension Plan and Trust (the "Pension Plan") which covers eligible employees of Carroll County Bank and Trust Company. The Pension Plan also covers employees of Mason-Dixon who are covered by the Pension Plan as employees of Carroll County Bank and Trust Company at the time they become employees of Mason-Dixon.

  The Pension Plan provides a pension benefit value that is calculated by multiplying years of credited service by a percentage multiplier (ranging from 7% to 11% per year of service), the result of which is multiplied by final average compensation. The pension benefit value is then converted into a monthly benefit. No participant's monthly benefit will be less than his/her accrued benefit as of June 1, 1997.

  Benefits eligibility is as follows: normal retirement at age 65; early retirement after completing 10 years of service and attaining age 55; vested benefits after completing five years of service; and actuarial reduction of benefits for commencement before age 65.

  The Pension Plan Table below shows estimated annual benefits payable upon retirement to qualified persons in the specified remuneration and years-of-service categories if such retirement had occurred on December 31, 1998. The benefits listed are calculated as a life annuity and are not integrated with Social Security or subject to other offsets. Compensation, as defined in the Pension Plan, reflects each participant's total compensation, including overtime, incentives and bonuses, as well as pre-tax contributions through payroll deductions to Sections 401(k) and 125 Plans as provided by the Internal Revenue Code of 1986 ("Code"), as amended.

                           ESTIMATED ANNUAL BENEFITS

Years of Service

       FAC*             10                    15                    20                    25
     --------         -------               -------               -------               -------
     $ 20,000         $ 1,301               $ 2,081               $ 2,948               $ 3,902
       30,000           1,975                 3,121                 4,422                 5,852
       40,000           2,909                 4,623                 6,511                 8,572
       50,000           3,906                 6,184                 8,678                11,390
       60,000           4,903                 7,744                10,846                14,208
       70,000           5,900                 9,305                13,013                17,025
       80,000           6,897                10,866                15,181                19,843
       90,000           7,894                12,426                17,349                22,661
      100,000           8,891                13,987                19,516                25,479
      110,000           9,888                15,547                21,684                28,297
      120,000          10,885                17,108                23,851                31,114
      130,000          11,882                18,669                26,019                33,932
      140,000          12,879                20,229                28,186                36,750
      150,000          13,876                21,790                30,354                39,568
      160,000          14,873                23,350                32,521                42,385

--------
* Final Average Compensation, computed as the average of annual compensation for the five consecutive years (out of the most recent ten years) for which compensation is the highest.

  Covered compensation under the Pension Plan includes those amounts shown in the Summary Compensation Table as to Mason-Dixon's President and CEO, with the exception of amounts deferred through the Management Deferred Compensation Plan. Covered compensation for 1998 is limited to $160,000. As of December 31, 1998, Mr. Ferguson had accumulated 25 years of credited service toward retirement.

                TRANSACTIONS AND RELATIONSHIPS WITH MANAGEMENT

  Mason-Dixon, through its subsidiaries, has had in the past, and expects to have in the future, banking transactions in the ordinary course of business with directors and executive officers on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with other unaffiliated persons and, in the opinion of management, these transactions do not and will not involve more than the normal risk of collectibility or present other unfavorable features.

                         COMPENSATION COMMITTEE REPORT

  The fundamental philosophy of Mason-Dixon's executive compensation program is to provide competitive compensation opportunities for its executive officers which is based both on the individual's contribution and on Mason-Dixon's performance. Compensation levels are designed to attract, retain, and reward executive officers who are capable of leading Mason-Dixon in achieving its business objectives in an industry characterized by complexity, competitiveness, and constant change. The compensation of Mason-Dixon's key executives is established by and reviewed regularly for continued relevance by the Compensation Committee, and actions taken are reported in summary form to the full Mason-Dixon Board.

  Annual compensation for Mason-Dixon's President/CEO, and other executive officers, consists of two elements: 1) base salary, and 2) both annual and long-term incentives or bonuses. These are awarded in the form of cash and/or stock, are variable in amount, fluctuate in value annually, and are linked directly to individual and Mason-Dixon's corporate goals attainment.

  For Mr. Ferguson, Mason-Dixon's President/CEO, cash incentives provided during 1996 represented 9.4% of base salary. In 1997 and 1998, no cash incentive was provided; however, consistent with the Committee's executive compensation strategy, stock options were awarded reflecting an amount to help make up the difference in value for a base pay gap, compared to a selected external banking peer group, and to reflect a performance bonus award, in lieu of cash. These stock grants represent, in aggregate, 53% of Mr. Ferguson's base salary as of year end 1997, and 51% of his 1998 base salary, which was increased by 4%. The Committee determined that this compensation was warranted in view of Mason-Dixon's and its subsidiaries meeting or exceeding certain business goals during 1997. For example, key profitability goals were met or exceeded for the year, including return on equity and earnings per share. Return on assets, net income, and net interest margin were less than goal for the year, primarily because of management's emphasis on increasing earnings per share and return on equity, as well as volatility of pricing, and strong regional competition for quality loans. Compared on a year to year basis, return on equity, earnings per share, and net income increased significantly while return on assets and net interest margin decreased somewhat.

  Both base salary and the variable portion of compensation is closely linked to Mason-Dixon's performance. The variable compensation element is directly contingent upon Mason-Dixon's goal attainment, and provides the executive the opportunity to make up the difference between his base salary and comparable base salaries paid by similarly situated commercial and retail banking organizations. Beginning in 1997 and updated for 1998, the Compensation Committee of the Mason-Dixon Board formalized a system of paying incentives to Mason-Dixon's CEO and other executive officers based on Mason-Dixon's performance, exclusive of extraordinary events, in the following areas: return on assets, return on equity, ratio of net overhead to average assets, efficiency ratio, net income, net charge offs and non-performing loans as a percentage of outstanding, and regulatory ratings.

  The Compensation Committee has implemented an executive salary structure for executive officers which includes the assignment of salary grades for individual officers. Additionally, the Committee has established a long-term goal of compensating executive officers with a mix of base salary plus variable compensation based upon Mason-Dixon's performance. The goal is to provide 60% of compensation as base salary and 40% as variable or incentive based. The purpose of this structure is to align the executives' pay opportunities with increased values returned to shareholders. The executive salary structure was developed through identification of and comparison with regional and local peer groups consisting of commercial banks and holding companies having an asset size and performance characteristics comparable to Mason-Dixon. Finally, various other performance indicators are used to establish executive officer compensation, including achievement of individual and divisional goals, satisfactory or better audit and regulatory reviews and examinations, asset quality, and increases in per share earnings, dividends and book value.

  The performance of Mason-Dixon's common stock during the past fiscal year is reflected in the following Performance Graph. The Compensation Committee considers the performance of the common stock in determining compensation for Mason-Dixon's President/CEO but is not weighted heavily in view of the historically limited trading activity.

                                       BY THE COMPENSATION COMMITTEE:

                                       Edwin W. Shauck
                                       Miriam F. Beck
                                       Henry S. Baker, Jr.
                                       S. Ray Hollinger
                                       Stevenson B. Yingling

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No member of the Compensation Committee currently serves as an officer of Mason-Dixon or any of its subsidiaries. However, Mr. Edwin W. Shauck, currently a Mason-Dixon director, is a retired Executive Vice President of Carroll County Bank and Trust Company.

                               PERFORMANCE GRAPH

  The following performance graph compares the cumulative total return to Mason-Dixon's stockholders over the most recent five-year period with the NASDAQ Composite Index (reflecting overall stock market performance), the NASDAQ Bank Index (reflecting changes in banking industry stocks), and a peer group selected by Mason-Dixon. The peer group is made up of publicly traded bank holding companies in Maryland, Virginia, Pennsylvania, Delaware, and the District of Columbia with total assets between $500 million and $2.5 billion. This peer group was added to facilitate stock performance comparisons between Mason-Dixon and a comparable group based on asset size and geography. Returns are shown on a total return basis, assuming the reinvestment of dividends. Mason-Dixon's Common Stock was listed on the NASDAQ National Market System effective April 1, 1993.

(CHART APPEARS HERE)


                     12/31/93 12/31/94 12/31/95 12/31/96 12/31/97 12/31/98
--------------------------------------------------------------------------
  Mason-Dixon        $100.00  $109.78  $137.71  $148.89  $220.00  $222.81
--------------------------------------------------------------------------
  NASDAQ Composite   $100.00   $97.75  $138.26  $170.01  $208.58  $293.21
--------------------------------------------------------------------------
  NASDAQ Bank Index  $100.00   $99.64  $148.38  $195.91  $328.02  $324.90
--------------------------------------------------------------------------
  Peer Group*        $100.00  $101.00  $127.00  $139.00  $222.00  $218.00


Assumes $100 invested on January 1, 1994 in Mason-Dixon Bancshares, Inc., NASDAQ Composite Index, NASDAQ Bank Index & Peer Group.

*Peer group includes bank holding companies in DC, DE, MD, PA and VA with assets between $500 million and $2.5 billion.

                             INDEPENDENT AUDITORS

  The Mason Dixon Board has engaged Stegman & Company ("Stegman"), independent certified public accountants, to audit the books and accounts of Mason-Dixon for the fiscal year ending December 31, 1999. Stegman has served as independent auditors for Mason-Dixon since its inception in 1991 and for Carroll County Bank and Trust Company without interruption for many years. Stegman is to report on Mason-Dixon's consolidated balance sheets, and related consolidated statements of income, consolidated statements of cash flow, and consolidated changes in shareholders' equity and to perform such other appropriate accounting services as may be required by the Mason-Dixon Board (except as such services are no longer required because of the merger). For the year ended December 31, 1998, Stegman provided, in addition to audit services, certain non-audit professional services which were considered to have no effect on the independence of the accountants. Such additional non-audit services included review of proxy material and annual report filings with the FDIC and the SEC, and consultation on various non-audit-related matters.

  Stegman has also advised Mason-Dixon that neither it nor any of its members or associates have any direct financial interest in or any connection with Mason-Dixon other than as independent public auditors. A representative of Stegman will be present at this year's annual meeting, will have the opportunity to make a statement and will also be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

  Any proposal which a shareholder wishes to have presented at the next annual meeting of shareholders, which will not be held if the merger is completed, and included in Mason-Dixon's proxy materials must be received at the main office of Mason-Dixon, 45 West Main Street, Westminster, Maryland 21157, no later than November 17, 1999. If such proposal is in compliance with all of the requirements of Rule 14a-8 of the Securities Exchange Act, it will be included in Mason-Dixon's proxy statement and set forth on the form of proxy issued for the next annual meeting of shareholders, if applicable. Shareholders wishing to present proposals at such meeting (but not include them in Mason-Dixon's proxy materials) must also give notice of such proposals to Mason-Dixon no later than January 28, 2000. It is urged that any proposals be sent by certified mail, return receipt requested.

                                OTHER BUSINESS

  The Mason-Dixon Board is not aware of any business to come before the meeting other than those matters described in this proxy statement/prospectus. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

                                 LEGAL MATTERS

  The validity of the shares of BB&T common stock offered hereby will be passed upon by Womble Carlyle Sandridge & Rice, PLLC, Charlotte, North Carolina, as counsel to BB&T. As of the date of this proxy statement/prospectus, certain members of Womble Carlyle Sandridge & Rice, PLLC owned an aggregate of approximately 38,000 shares of BB&T common stock.

                                    EXPERTS

  The consolidated financial statements of BB&T Corporation and its subsidiaries which are incorporated by reference in this proxy statement/prospectus from BB&T's Current Report on Form 8-K dated April 30, 1999, which restates the consolidated financial statements that are incorporated by reference from BB&T's Annual Report on Form 10-K for the year ended December 31, 1998 to reflect the acquisition by BB&T of MainStreet Financial Corporation on March 5, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

  The consolidated financial statements of Mason-Dixon Bancshares, Inc. and its subsidiaries which are incorporated by reference in this proxy statement/prospectus from Mason-Dixon's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Stegman & Company, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

  BB&T and Mason-Dixon file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or certain other information that the companies file with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information should also be available for inspection at the offices of the NYSE, for BB&T, and Nasdaq, for Mason-Dixon.

  BB&T has filed the registration statement to register with the SEC the BB&T common stock to be issued to Mason-Dixon shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of BB&T. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in BB&T's registration statement or the exhibits to the registration statement.

  The SEC allows Mason-Dixon and BB&T to "incorporate by reference" information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

  This proxy statement/prospectus incorporates by reference the documents set forth below that Mason-Dixon and BB&T have previously filed with the SEC. These documents contain important information about Mason-Dixon and BB&T and their businesses.

BB&T SEC Filings (File No. 1-10853)
-----------------------------------
Annual Report on Form 10-K.................  For the fiscal year ended December 31, 1998
Quarterly Reports on Form 10-Q.............  For the fiscal quarter ended March 31, 1999
Current Reports on Form 8-K................  Filed January 8, 1999, January 14, 1999,
                                             January 27, 1999 (two filings), January 28,
                                             1999, February 25, 1999 (amended on April
                                             28, 1999), April 9, 1999, April 12, 1999,
                                             April 28, 1999 (three filings) and April
                                             30, 1999
Registration Statement on Form 8-A
 (concerning BB&T's shareholder rights
 plan).....................................  Filed January 10, 1997
Mason-Dixon SEC Filings (File No. 0-20516)
------------------------------------------
Annual Report on Form 10-K.................  For the fiscal year ended December 31, 1998
Quarterly Reports on Form 10-Q.............  For the fiscal quarter ended March 31, 1999
Current Reports on Form 8-K................  Filed January 8, 1999 and January 29, 1999
The description of Mason-Dixon common stock
 in Mason-Dixon's Registration Statement on
 Form S-4..................................  Filed May 12, 1995

  Mason-Dixon and BB&T also incorporate by reference additional documents that may be filed with the SEC between the date of this proxy statement/prospectus and the completion of the merger or the termination of the merger agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on

Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Mason-Dixon's 1998 Annual Report accompanies this proxy statement/prospectus.

  BB&T has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to BB&T, and Mason-Dixon has supplied all such information relating to Mason-Dixon before the merger.

  If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through the companies, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits except those that the companies have specifically incorporated by reference in this proxy statement/prospectus. Shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

         Shareholder Reporting          Vivian A. Davis, Corporate Secretary
           BB&T Corporation                 Mason-Dixon Bancshares, Inc.
         Post Office Box 1290                    45 West Main Street
  Winston-Salem, North Carolina 27104        Westminster, Maryland 21157
            (336) 733-3021                         (410) 857-3401

If you would like to request documents from us, please do so by July 1, 1999 to receive them before the meeting.

  You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. BB&T and Mason-Dixon have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated May 19, 1999. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of BB&T common stock in the merger creates any implication to the contrary.

                                                                      APPENDIX A



                      AGREEMENT AND PLAN OF REORGANIZATION

                                    BETWEEN
                          MASON-DIXON BANCSHARES, INC.
                                      and
                                BB&T CORPORATION

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
 ARTICLE I DEFINITIONS.....................................................   1
 ARTICLE II THE MERGER.....................................................   5
    2.1  Merger...........................................................    5
    2.2  Filing; Plan of Merger...........................................    5
    2.3  Effective Time...................................................    6
    2.4  Closing..........................................................    6
    2.5  Effect of Merger.................................................    6
    2.6  Further Assurances...............................................    6
    2.7  Merger Consideration.............................................    6
    2.8  Conversion of Shares; Payment of Merger Consideration............    7
    2.9  Conversion of Stock Options......................................    8
    2.10 Merger of Subsidiaries...........................................    9
    2.11 Anti-Dilution....................................................    9
 ARTICLE III REPRESENTATIONS AND WARRANTIES OF MASON-DIXON.................   9
    3.1  Capital Structure................................................    9
    3.2  Organization, Standing and Authority.............................    9
    3.3  Ownership of Subsidiaries........................................   10
    3.4  Organization, Standing and Authority of the Subsidiaries.........   10
    3.5  Authorized and Effective Agreement...............................   10
    3.6  Securities Filings; Financial Statements; Statements True........   11
    3.7  Minute Books.....................................................   11
    3.8  Adverse Change...................................................   11
    3.9  Absence of Undisclosed Liabilities...............................   11
    3.10 Properties.......................................................   12
    3.11 Environmental Matters............................................   12
    3.12 Loans; Allowance for Loan Losses.................................   12
    3.13 Tax Matters......................................................   13
    3.14 Employees; Compensation; Benefit Plans...........................   14
    3.15 Certain Contracts................................................   16
    3.16 Legal Proceedings; Regulatory Approvals..........................   17
    3.17 Compliance with Laws; Filings....................................   17
    3.18 Brokers and Finders..............................................   17
    3.19 Repurchase Agreements; Derivatives...............................   17
    3.20 Deposit Accounts.................................................   18
    3.21 Related Party Transactions.......................................   18
    3.22 Certain Information..............................................   18
    3.23 Tax and Regulatory Matters.......................................   18
    3.24 State Takeover Laws..............................................   18
    3.25 Labor Relations..................................................   18
    3.26 Fairness Opinion.................................................   19
 ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BB&T......................... 19
    4.1  Capital Structure of BB&T........................................   19
    4.2  Organization, Standing and Authority of BB&T.....................   19
    4.3  Authorized and Effective Agreement...............................   19
    4.4  Organization, Standing and Authority of BB&T Subsidiaries........   20
    4.5  Securities Documents; Statements True............................   20

                                                                          Page
                                                                          ----
    4.6  Financial Statements...........................................   20
    4.7  Certain Information............................................   20
    4.8  Adverse Change ................................................   21
    4.9  Tax and Regulatory Matters.....................................   21
    4.10 Share Ownership................................................   21
    4.11 Legal Proceedings; Regulatory Approvals........................   21
 ARTICLE V COVENANTS.....................................................  21
    5.1  Mason-Dixon Shareholder Meeting................................   21
    5.2  Registration Statement; Proxy Statement/Prospectus.............   21
    5.3  Plan of Merger; Reservation of Shares..........................   22
    5.4  Additional Acts................................................   22
    5.5  Best Efforts...................................................   22
    5.6  Certain Accounting Matters.....................................   23
    5.7  Access to Information..........................................   23
    5.8  Press Releases.................................................   23
    5.9  Forbearances of Mason-Dixon....................................   23
    5.10 Employment Agreements..........................................   25
    5.11 Affiliates.....................................................   26
         401(k) Plan; Pension Plan; Other Employee Benefits; Stock
    5.12 Purchase Plan..................................................   26
    5.13 Directors and Officers Protection..............................   27
    5.14 Forbearances of BB&T...........................................   27
    5.15 Reports........................................................   28
    5.16 Exchange Listing...............................................   28
    5.17 Advisory Board for the Mason-Dixon Market Area.................   28
    5.18 Board of Directors of BB&T.....................................   28
 ARTICLE VI CONDITIONS PRECEDENT.........................................  29
    6.1  Conditions Precedent--BB&T and Mason-Dixon.....................   29
    6.2  Conditions Precedent--Mason-Dixon..............................   29
    6.3  Conditions Precedent--BB&T.....................................   30
 ARTICLE VII TERMINATION, DEFAULT, WAIVER AND AMENDMENT..................  31
    7.1  Termination....................................................   31
    7.2  Effect of Termination..........................................   33
    7.3  Survival of Representations, Warranties and Covenants..........   33
    7.4  Waiver.........................................................   33
    7.5  Amendment or Supplement........................................   33
 ARTICLE VIII MISCELLANEOUS..............................................  33
    8.1  Expenses.......................................................   33
    8.2  Entire Agreement...............................................   34
    8.3  No Assignment..................................................   34
    8.4  Notices........................................................   34
    8.5  Specific Performance...........................................   35
    8.6  Captions.......................................................   35
    8.7  Counterparts...................................................   35
    8.8  Governing Law..................................................   35

ANNEXES

 Annex A Articles of Merger
 Annex B Employment Agreement with Thomas K. Ferguson
 Annex C Employment Agreement with Michael L. Oster
 Annex D Employment Agreement with Mark A. Keidel
 Annex E Employment Agreements with Louna S. Primm, Marcus L. Primm,
          Christine L. Whiteleather, Hunter F. Calloway and Richard Springer
 Annex F Form of Opinion of Counsel to BB&T
 Annex G Form of Opinion of Counsel to Mason-Dixon
 Annex H Form of Affiliates Agreement

                     AGREEMENT AND PLAN OF REORGANIZATION

  THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement"), dated as of
January 27, 1999, is among MASON-DIXON BANCSHARES, INC. ("Mason-Dixon"), a Maryland corporation having its principal office at Westminster, Maryland, and BB&T CORPORATION ("BB&T"), a North Carolina corporation having its principal office at Winston-Salem, North Carolina;

                                   RECITALS:

  The parties desire that Mason-Dixon shall be merged with and into BB&T (said transaction being hereinafter referred to as the "Merger") pursuant to a plan of merger (the "Plan of Merger") substantially in the form attached as Annex A hereto, and the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby. As a condition and inducement to BB&T's willingness to enter into the Agreement, Mason-Dixon is concurrently granting to BB&T an option to acquire, under certain circumstances, 1,006,868 shares of the common stock, par value $1.00 per share, of Mason-Dixon.

  NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

1.1 Definitions

  When used herein, the capitalized terms set forth below shall have the following meanings:

  "Affiliate" means, with respect to any Person, any Person, who directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

  "Articles of Merger" shall mean the Articles of Merger required to be filed with the office of the Secretary of State of North Carolina, as provided in
Section 55-11-05 of the NCBCA, and with the Department, as provided in Section 3-107 of the MGCL.

  "Bank Holding Company Act" shall mean the Federal Bank Holding Company Act of 1956, as amended.

  "BB&T Common Stock" shall mean the shares of voting common stock, par value $5.00 per share, of BB&T, with rights attached issued pursuant to Rights Agreement dated December 17, 1996 between BB&T and Branch Banking and Trust Company, as Rights Agent, relating to BB&T's Series B Junior Participating Preferred Stock, $5.00 par value per share.

  "BB&T Option Agreement" shall mean the Stock Option Agreement dated as of even date herewith, as amended from time to time, under which BB&T has an option to purchase shares of Mason-Dixon Common Stock, which shall be executed immediately following execution of this Agreement.

  "BB&T Subsidiaries" shall mean Branch Banking and Trust Company, Branch Banking and Trust Company of South Carolina and Branch Banking and Trust Company of Virginia.

  "Business Day" shall mean all days other than Saturdays, Sundays and Federal Reserve holidays.

  "Code" shall mean the Internal Revenue Code of 1986, as amended.

  "Commission" shall mean the Securities and Exchange Commission.

  "CRA" shall mean the Community Reinvestment Act of 1977, as amended.

  "Department" shall mean the Department of Assessments and Taxation of the State of Maryland.

  "Disclosed" shall mean disclosed in the Mason-Dixon Disclosure Memorandum, referencing the Section number herein pursuant to which such disclosure is being made.

  "Environmental Claim" means any notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup or remediation costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from a violation of the Environmental Laws or the presence or release into the environment of any Hazardous Substances.

  "Environmental Laws" means all applicable federal, state and local laws and regulations, as amended, relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other laws and regulations relating to emissions, discharges, releases, or threatened releases of any Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Substances.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

  "FDIC" shall mean the Federal Deposit Insurance Corporation.

  "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

  "Financial Advisor" shall mean Keefe, Bruyette & Woods, Inc.

  "Financial Statements" shall mean (a) with respect to BB&T, (i) the consolidated balance sheet (including related notes and schedules, if any) of BB&T as of December 31, 1997, 1996, and 1995, and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1997, 1996, and 1995, as filed by BB&T in Securities Documents and (ii) the consolidated balance sheets of BB&T (including related notes and schedules, if any), and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) included in Securities Documents filed by BB&T with respect to periods ended subsequent to December 31, 1997, and (b) with respect to Mason-Dixon, (i) the consolidated statements of financial condition (including related notes and schedules, if any) of Mason-Dixon as of December 31, 1997, 1996 and 1995, and the related consolidated statements of income and retained earnings, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1997, 1996 and 1995, as filed by Mason-Dixon in Securities Documents, and (ii) the consolidated statements of financial condition of Mason-Dixon (including related notes and schedules, if any) and the related consolidated statements of income and retained earnings, and cash flows (including related notes and schedules, if any) included in Securities Documents filed by Mason-Dixon with respect to periods ended subsequent to December 31, 1997.

  "GAAP" shall mean generally accepted accounting principles applicable to financial institutions and their holding companies, as in effect at the relevant date.

  "Hazardous Substances" means any substance or material (i) identified in CERCLA; (ii) determined to be toxic, a pollutant or a contaminant under any applicable federal, state or local statutes, law, ordinance, rule or regulation, including but not limited to petroleum products; (iii) asbestos;
(iv) radon; (v) poly-chlorinated biphiphenyls and (vi) such other materials, substances or waste which are otherwise dangerous, hazardous, harmful to human health or the environment.

  "IRS" shall mean the Internal Revenue Service.

  "Mason-Dixon Common Stock" shall mean the shares of voting common stock, par value $1.00 per share, of Mason-Dixon.

  "Mason-Dixon Disclosure Memorandum" shall mean the written information in one or more documents, each of which is entitled "Mason-Dixon Disclosure Memorandum" and dated on or before the date of this Agreement and delivered not later than February 10, 1999 by Mason-Dixon to BB&T, and describing in reasonable detail the matters contained therein. Each disclosure made therein shall be in existence on the date of this Agreement and shall specifically reference each Section of this Agreement under which such disclosure is made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced.

  "Mason-Dixon Subsidiaries" shall mean Carroll County Bank and Trust Company, Mason-Dixon Merger Sub, Inc., Bank of Maryland, Mason-Dixon Capital Trust and Rose Shanis Loans, LLC, any and all other Subsidiaries of Mason-Dixon as of the date hereof and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Mason-Dixon after the date hereof and held as a Subsidiary by Mason-Dixon at the Effective Time.

  "Material Adverse Effect" on BB&T or Mason-Dixon shall mean an event, change, or occurrence which, individually or together with any other event, change or occurrence, (i) has a material adverse effect on the financial condition, results of operations, business or business prospects of BB&T and the BB&T Subsidiaries taken as a whole, or Mason-Dixon and the Mason-Dixon Subsidiaries taken as a whole, or (ii) materially impairs the ability of BB&T or Mason-Dixon to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) actions and omissions of BB&T or Mason-Dixon taken with the prior written consent of the other in contemplation of the transactions contemplated hereby and (b) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement or relating to any litigation arising as a result of the Merger.

  "MGCL" shall mean the General Corporation Law of the State of Maryland, as amended.

  "NCBCA" shall mean the North Carolina Business Corporation Act, as amended.

  "NYSE" shall mean the New York Stock Exchange, Inc.

  "Proxy Statement/Prospectus" shall mean the proxy statement and prospectus, together with any supplements thereto, to be sent to shareholders of Mason-Dixon to solicit their votes in connection with a proposal to approve this Agreement and the Plan of Merger.

  "Registration Statement" shall mean the registration statement of BB&T as declared effective by the Commission under the Securities Act, including any post-effective amendments or supplements thereto as filed with the Commission under the Securities Act, with respect to the BB&T Common Stock to be issued in connection with the transactions contemplated by this Agreement.

  "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests (other than rights pursuant to the Rights Agreement described under the definition of "BB&T Common Stock"), and stock appreciation rights, performance units and similar stock-based rights whether or not they obligate the issuer thereof to issue stock or other securities or to pay cash.

  "Securities Act" shall mean the Securities Act of 1933, as amended.

  "Securities Documents" shall mean all reports, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws, including but not limited to periodic and other reports filed pursuant to Section 13 of the Exchange Act.

  "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939 as amended; and the rules and regulations of the Commission promulgated thereunder.

  "Stock Based Plans" shall mean, collectively the Stock Option Plan, the Stock Purchase Plan, Mason-Dixon's Employee Stock Savings and Investment Plan, Mason-Dixon's Deferred Compensation and Fee Plan for Non-Employee Directors and Trust Agreement and Mason-Dixon's Management Deferred Compensation Plan and Trust Agreement (including Mason-Dixon's Supplemental Executive Retirement
Plan).

  "Stock Option" shall mean, collectively, any option granted under the Stock Based Plans or otherwise, outstanding and unexercised on the date hereof to acquire shares of Mason-Dixon Common Stock, aggregating 52,690 shares.

  "Stock Option Plan" shall mean collectively, Mason-Dixon's 1997 Omnibus Share Plan and those stock option grant agreements issued by Mason-Dixon to the persons named therein on February 12, 1997 and December 27, 1996.

  "Stock Purchase Plan" shall mean the Mason-Dixon Dividend Reinvestment and Stock Purchase Plan.

  "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (in determining whether one entity owns or controls 50% or more of the outstanding equity securities of another, equity securities owned or controlled in a fiduciary capacity shall be deemed owned and controlled by the beneficial owner).

  "TILA" shall mean the Truth in Lending Act, as amended.

1.2 Terms Defined Elsewhere

  The capitalized terms set forth below are defined in the following sections:

   Agreement                 Introduction
   BB&T                      Introduction
   BB&T Option Plan          Section 2.9(a)
   BB&T Ratio                Section 7.1(h)
   Closing                   Section 2.4
   Closing Date              Section 2.4
   Closing Value             Section 2.7(b)
   Constituent Corporations  Section 2.1
   Determination Date        Section 7.1(h)
   Effective Time            Section 2.3
   Employer Entity           Section 5.12(b)
   Exchange Ratio            Section 2.7(a)
   Index Group               Section 7.1(h)
   Index Price               Section 7.1(h)
   Mason-Dixon               Introduction
   Maximum Amount            Section 5.13
   Merger                    Recitals
   Merger Consideration      Section 2.7(a)
   PBGC                      Section 3.14(b)(iv)
   Plan                      Section 3.14(b)(i)
   Plan of Merger            Recitals
   Pension Plan              Section 5.12(b)
   Starting Date             Section 7.1(h)
   Surviving Corporation     Section 2.1(a)

                                  ARTICLE II
                                  THE MERGER

2.1 Merger

  BB&T and Mason-Dixon are constituent corporations (the "Constituent Corporations") to the Merger as contemplated by the NCBCA. At the Effective
Time:

      (a) Mason-Dixon shall be merged with and into BB&T in accordance with the applicable provisions of the NCBCA and the MGCL, with BB&T being the surviving corporate entity (hereinafter sometimes referred to as the "Surviving Corporation").

      (b) The separate existence of Mason-Dixon shall cease and the Merger shall in all respects have the effect provided in Section 2.5.

      (c) The Articles of Incorporation of BB&T at the Effective Time shall become the Articles of Incorporation of the Surviving Corporation.

      (d) The Bylaws of BB&T at the Effective Time shall become the Bylaws of the Surviving Corporation.

2.2 Filing; Plan of Merger

  The Merger shall not become effective unless this Agreement and the Plan of Merger are duly approved by shareholders holding at least two-thirds of the shares of Mason-Dixon Common Stock. Upon fulfillment or waiver of the conditions specified in Article VI and provided that this Agreement has not been terminated pursuant to Article VII, the Constituent Corporations will cause the Articles of Merger to be executed and filed with the Secretary of State of North Carolina and the Department, as provided in
Section 55-11-05 of the NCBCA and Section 3-107 of the MGCL, respectively. The Plan of Merger is incorporated herein by reference, and adoption of this Agreement by the Boards of Directors of the Constituent Corporations and approval by the shareholders of Mason-Dixon shall constitute adoption and approval of the Plan of Merger.

2.3 Effective Time

  The Merger shall be effective at the day and hour specified in the Articles of Merger as filed as provided in Section 2.2 (herein sometimes referred to as the "Effective Time").

2.4 Closing

  The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Womble Carlyle Sandridge & Rice, PLLC, Winston-Salem, North Carolina, at 10:00 a.m. on the date designated by BB&T which is within thirty days following the satisfaction of the conditions to Closing set forth in Article VI (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), or such later date as the parties may otherwise agree (the "Closing Date").

2.5 Effect of Merger

  From and after the Effective Time, the separate existence of Mason-Dixon shall cease, and the Surviving Corporation shall thereupon and thereafter, to the extent consistent with its Articles of Incorporation, possess all of the rights, privileges, immunities and franchises, of a public as well as a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and each and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible for all the liabilities, obligations and penalties of each of the Constituent Corporations; and any claim, existing action or proceeding, civil or criminal, pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place; and any judgment rendered against either of the Constituent Corporations may be enforced against the Surviving Corporation. Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by reason of the Merger.

2.6 Further Assurances

  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, the Constituent Corporations agree that such Constituent Corporations and their proper officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Constituent Corporations or otherwise to take any and all such actions.

2.7 Merger Consideration

  As used herein, the term "Merger Consideration" shall mean the number of shares of BB&T Common Stock (to the nearest one-hundredth of a share) to be exchanged for each share of Mason-Dixon Common Stock issued and outstanding as of the Effective Time and cash (without interest) to be payable in exchange for any fractional share of BB&T Common Stock which would otherwise be distributable to a Mason-Dixon shareholder as provided in
Section 2.8(d), determined as follows:

     (a) The number of shares of BB&T Common Stock to be issued for each issued and outstanding share of Mason-Dixon Common Stock shall be in the ratio of 1.30 shares of BB&T Common Stock for each share of Mason-Dixon Common Stock (the "Exchange Ratio").

     (b) The amount of cash payable with respect to any fractional share of BB&T Common Stock shall be determined by multiplying the fractional part of such share by the Closing Value. The "Closing Value" shall mean the average closing price per share of BB&T Common Stock on the NYSE Composite Transaction List (as reported by The Wall Street Journal--Eastern Edition) for the five trading days (determined by excluding days on which the NYSE is closed) ending on the tenth calendar day immediately preceding the Effective Time (the tenth day to be determined by counting the first calendar day preceding the Effective Time as the first day).

2.8 Conversion of Shares; Payment of Merger Consideration

  (a) At the Effective Time, by virtue of the Merger and without any action on the part of Mason-Dixon or the holders of record of Mason-Dixon Common Stock, each share of Mason-Dixon Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent the right to receive, upon surrender of the certificate representing such share of Mason-Dixon Common Stock (as provided in subsection (d) below), the Merger Consideration.

  (b) Each share of the common stock of BB&T issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding.

  (c) Until surrendered, each outstanding certificate which prior to the Effective Time represented one or more shares of Mason-Dixon Common Stock shall be deemed upon the Effective Time for all purposes to represent only the right to receive the Merger Consideration. No interest will be paid or accrued on the Merger Consideration upon the surrender of the certificate or certificates representing shares of Mason-Dixon Common Stock. With respect to any certificate for Mason-Dixon Common Stock that has been lost or destroyed, BB&T shall pay the Merger Consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity as required in accordance with BB&T's standard policy, and evidence reasonably satisfactory to BB&T of ownership of the shares represented thereby. After the Effective Time, no transfer of the shares of Mason-Dixon Common Stock outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

  (d) Promptly after the Effective Time, BB&T shall cause to be delivered or mailed to each Mason-Dixon shareholder a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any shares of Mason-Dixon Common Stock. Upon surrender of such certificates or other evidence of ownership meeting the requirements of Section 2.8(c), together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably requested, BB&T shall promptly cause the transfer to the persons entitled thereto of the Merger Consideration.

  (e) The Surviving Corporation shall pay any dividends or other distributions with a record date prior to the Effective Time which have been declared or made by Mason-Dixon in respect of shares of Mason-Dixon Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time, subject to compliance by Mason-Dixon with section 5.9(b). To the extent permitted by law, former shareholders of record of Mason-Dixon shall be entitled to vote after the Effective Time at any meeting of BB&T shareholders the number of whole shares of BB&T Common Stock into which their respective shares of Mason-Dixon Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Mason-Dixon Common Stock for certificates representing BB&T Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by BB&T on the BB&T Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of BB&T Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of BB&T Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing Mason-Dixon Common Stock until such holder surrenders such certificate for exchange as provided in this Section 2.8. Upon surrender of such certificate, both the BB&T Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to the shares of Mason-Dixon Common Stock represented by such certificate.

2.9 Conversion of Stock Options

  (a) At the Effective Time, each Stock Option then outstanding (and which by its terms does not lapse on or before the Effective Time), whether or not then exercisable, shall be converted into and become rights with respect to BB&T Common Stock, and BB&T shall assume each Stock Option in accordance with the terms of the Stock Option Plan, except that from and after the Effective Time
(i) BB&T and its Compensation Committee shall be substituted for Mason-Dixon and the Compensation Committee of Mason-Dixon's Board of Directors administering the Stock Option Plan, (ii) each Stock Option assumed by BB&T may be exercised solely for shares of BB&T Common Stock, (iii) the number of shares of BB&T Common Stock subject to each such Stock Option shall be the number of whole shares of BB&T (omitting any fractional share) determined by multiplying the number of shares of Mason-Dixon Common Stock subject to such Stock Option immediately prior to the Effective Time by the Exchange Ratio, and (iv) the per share exercise price under each such Stock Option shall be adjusted by dividing the per share exercise price under each such Stock Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the foregoing, BB&T may at its election substitute as of the Effective Time options under the BB&T Corporation 1995 Omnibus Stock Incentive Plan or any other duly adopted comparable plan (in either case, the "BB&T Option Plan") for all or a part of the Stock Options, subject to the following conditions:
(A) the requirements of (iii) and (iv) above shall be met; (B) such substitution shall not constitute a modification, extension or renewal of any of the Stock Options which are incentive stock options; and (C) the substituted options shall continue in effect on the same terms and conditions as provided in the Stock Options and the Stock Option Plan granting each Stock Option. Each grant of a converted or substitute option to any individual who subsequent to the Merger will be a director or officer of BB&T as construed under Rule 16b-3 shall, as a condition to such conversion or substitution, be approved in accordance with the provisions of Rule 16b-3. Each Stock Option which is an incentive stock option shall be adjusted as required by Section 424 of the Code, and the Regulations promulgated thereunder, so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option within the meaning of Section 424(h) of the Code. BB&T and Mason-Dixon agree to take all necessary steps to effectuate the foregoing provisions of this Section 2.9. As soon as practicable following the Effective Time, BB&T shall deliver to the participants in the Stock Option Plan an appropriate notice setting forth such participant's rights pursuant thereto. BB&T has reserved and shall continue to reserve adequate shares of BB&T Common Stock for delivery upon exercise of any converted or substitute options. As soon as practicable after the Effective Time, if it has not already done so, and to the extent Mason-Dixon shall have a registration statement in effect or an obligation to file a registration statement, BB&T shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of BB&T Common Stock subject to converted or substitute options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such converted or substitute options remain outstanding. With respect to those individuals, if any, who subsequent to the Merger may be subject to the reporting requirements under
Section 16(a) of the Exchange Act, BB&T shall administer the Stock Option Plan assumed pursuant to this Section 2.9 (or the BB&T Option Plan, if applicable) in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent necessary to preserve for such individuals the benefits of Rule 16b-3 to the extent such benefits were available to them prior to the Effective Time. Mason-Dixon hereby represents that the Stock Option Plan in its current form complies with Rule 16b-3 to the extent, if any, required as of the date hereof.

  (b) As soon as practicable following the Effective Time, BB&T shall deliver to the participants receiving converted options under the BB&T Option Plan an appropriate notice setting forth such participant's rights pursuant thereto.

2.10 Merger of Subsidiaries

  In the event that BB&T shall request, Mason-Dixon shall take such actions, and shall cause the Mason-Dixon Subsidiaries to take such actions, as may be required in order to effect, at the Effective Time, the merger of one or more of the Mason-Dixon Subsidiaries with and into, in each case, one of the BB&T Subsidiaries or any other Subsidiary of BB&T.

2.11 Anti-Dilution

  In the event BB&T changes the number of shares of BB&T Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or other similar recapitalization, and the record date thereof (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF MASON-DIXON

  Except as Disclosed, Mason-Dixon represents and warrants to BB&T as follows (the representations and warranties herein of Mason-Dixon are made subject to the applicable standard set forth in Section 6.3(a), and no such representation or warranty shall be deemed to be inaccurate unless the inaccuracy would permit BB&T to refuse to consummate the Merger under such applicable standard). The mere inclusion of an item in the Mason-Dixon Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by Mason-Dixon that such item represents a material exception or fact, event or circumstance:

3.1 Capital Structure

  The authorized capital stock of Mason-Dixon consists of 20,000,000 shares of Mason-Dixon Common Stock, par value $1.00 per share. As of the date hereof, 5,059,639 shares of Mason-Dixon Common Stock are issued and outstanding. No other classes of capital stock of Mason-Dixon, common or preferred, are authorized, issued or outstanding. All outstanding shares of Mason-Dixon Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock have been reserved for any purpose, except for (i) shares of Mason-Dixon Common Stock reserved in connection with the Stock Based Plans, (ii) 1,006,868 shares of Mason-Dixon Common Stock reserved in connection with the BB&T Option Agreement and (iii) 28,079 shares of Mason-Dixon Common Stock reserved for issuance to the former shareholders of Bank Maryland Corp upon delivery to Mason-Dixon of their Bank Maryland Corp stock certificates in accordance with the Agreement and Plan of Merger between Bank Maryland Corp, Mason-Dixon et al. Mason-Dixon has granted options to acquire 52,690 shares of Mason-Dixon Common Stock under the Stock Option Plan, which options remain outstanding as of the date hereof. Except as set forth in this Section 3.1, there are no Rights attached to the shares of Mason-Dixon Common Stock or authorized, issued or outstanding with respect to, nor are there any agreements, understandings or commitments relating to the right of any Mason-Dixon shareholder to own, to vote or to dispose of, the capital stock of Mason-Dixon. Holders of Mason-Dixon Common Stock do not have preemptive rights.

3.2 Organization, Standing and Authority

  Mason-Dixon is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, with full corporate power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets. Mason-Dixon is not required to be qualified to do business in any other state of the United States or foreign jurisdiction.

3.3 Ownership of Subsidiaries

  Section 3.3 of the Mason-Dixon Disclosure Memorandum lists all of the Mason-Dixon Subsidiaries and, with respect to each, its jurisdiction of organization, jurisdictions in which it is qualified or otherwise licensed to conduct business, the number of shares or ownership interests owned by Mason-Dixon (directly or indirectly), the percentage ownership interest so owned by Mason-Dixon and its business activities. The outstanding shares of capital stock or other equity interests of the Mason-Dixon Subsidiaries are validly issued and outstanding, fully paid and nonassessable, and all such shares are directly or indirectly owned by Mason-Dixon free and clear of all liens, claims and encumbrances or preemptive rights of any person. No Rights are authorized, issued or outstanding with respect to the capital stock or other equity interests of the Mason-Dixon Subsidiaries, and there are no agreements, understandings or commitments relating to the right of Mason-Dixon to own, to vote or to dispose of said interests. None of the shares of capital stock or other equity interests of the Mason-Dixon Subsidiaries have been issued in violation of the preemptive rights of any person. Section 3.3 of the Mason-Dixon Disclosure Memorandum also lists all shares of capital stock or other securities or ownership interests of any corporation, partnership, joint venture, or other organization (other than the Mason-Dixon Subsidiaries) owned directly or indirectly by Mason-Dixon other than shares comprising less than 5% of the ownership interest in such corporation, partnership, joint venture or other organization and held in the marketable securities portfolio of Mason-Dixon or a Mason-Dixon Subsidiary in the ordinary course of its business.

3.4 Organization, Standing and Authority of the Subsidiaries

  Each Mason-Dixon Subsidiary which is a depository institution is a federally chartered savings association or a Maryland chartered banking institution with its deposits insured by the FDIC. Each of the Mason-Dixon Subsidiaries is validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Mason-Dixon Subsidiaries has full power and authority to carry on its business as now conducted, and is duly qualified to do business in each jurisdiction Disclosed with respect to it. No Mason-Dixon Subsidiary is required to be qualified to do business in any other state of the United States or foreign jurisdiction, or is engaged in any type of nonbanking activities that have not been Disclosed.

3.5 Authorized and Effective Agreement

  (a) Mason-Dixon has all requisite corporate power and authority to enter into and (subject to receipt of all necessary governmental approvals and the receipt of approval of the Mason-Dixon shareholders of this Agreement and the Plan of Merger) to perform all of its obligations under this Agreement. The execution and delivery of this Agreement, the Articles of Merger and the BB&T Option Agreement, and consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action, except, in the case of this Agreement and the Plan of Merger, the approval of the Mason-Dixon shareholders pursuant to and to the extent required by applicable law. This Agreement, the Plan of Merger and the BB&T Option Agreement constitute legal, valid and binding obligations of Mason-Dixon, and each is enforceable against Mason-Dixon in accordance with its terms, in each such case subject to (i) bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization, conservatorship, receivership, or other similar laws from time to time in effect relating to or affecting the enforcement of the rights of creditors of FDIC-insured institutions or the enforcement of creditors' rights generally; and (ii) general principles of equity (whether applied in a court of law or in equity).

  (b) Neither the execution and delivery of this Agreement, the Articles of Merger or the BB&T Option Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Mason-Dixon with any of the provisions hereof or thereof, shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation or bylaws of Mason-Dixon or any Mason-Dixon Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Mason-Dixon or any Mason-Dixon Subsidiary pursuant to, any note, bond, mortgage, indenture, license, permit, contract, agreement or other instrument or obligation, or (iii) subject to receipt of all required governmental approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Mason-Dixon or any Mason-Dixon Subsidiary.

  (c) Other than consents or approvals required from, or notices to, regulatory authorities as provided in Section 5.4(b), no notice to, filing with, or consent of, any public body or authority is necessary for the consummation by Mason-Dixon of the Merger and the other transactions contemplated in this Agreement.

3.6 Securities Filings; Financial Statements; Statements True

  (a) Mason-Dixon has timely filed all Securities Documents required by the Securities Laws to be filed since December 31, 1995. Mason-Dixon has Disclosed or made available to BB&T a true and complete copy of each Securities Document filed by Mason-Dixon with the Commission after December 31, 1995 and prior to the date hereof, which are all of the Securities Documents that Mason-Dixon was required to file during such period. As of their respective dates of filing, such Securities Documents complied with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (b) The Financial Statements of Mason-Dixon fairly present or will fairly present, as the case may be, the consolidated financial position of Mason-Dixon and the Mason-Dixon Subsidiaries as of the dates indicated and the consolidated statements of income and retained earnings, changes in shareholders' equity and statements of cash flows for the periods then ended (subject, in the case of unaudited interim statements, to the absence of notes and to normal year-end audit adjustments that are not material in amount or effect) in conformity with GAAP applied on a consistent basis.

  (c) No statement, certificate, instrument or other writing furnished or to be furnished hereunder by Mason-Dixon or any Mason-Dixon Subsidiary to BB&T contains or will contain any untrue statement of a material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.7 Minute Books

  The minute books of Mason-Dixon and each of the Mason-Dixon Subsidiaries contain or will contain at Closing accurate records of all meetings and other corporate actions of their respective shareholders and Boards of Directors (including committees of the Board of Directors), and the signatures contained therein are the true signatures of the persons whose signatures they purport to be.

3.8 Adverse Change

  Since December 31, 1997 and except as specifically identified (by footnote or otherwise) in the most recent Financial Statements of Mason-Dixon, (i) Mason-Dixon and the Mason-Dixon Subsidiaries have not incurred any liability, whether accrued, absolute or contingent, or entered into any transactions with Affiliates, in each case other than in the ordinary course of business consistent with past practices, and (ii) there has not been any adverse change or any event involving a prospective adverse change in the business, financial condition, results of operations or business prospects of Mason-Dixon or any of the Mason-Dixon Subsidiaries.

3.9 Absence of Undisclosed Liabilities

  All liabilities (including contingent liabilities) of Mason-Dixon and the Mason-Dixon Subsidiaries are disclosed in the most recent Financial Statements of Mason-Dixon or were incurred in the ordinary course of its business since the date of Mason-Dixon's most recent Financial Statements.

3.10 Properties

  (a) Mason-Dixon and the Mason-Dixon Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests, to all of the properties and assets, real and personal, tangible and intangible, reflected on the consolidated balance sheet included in the Financial Statements of Mason-Dixon as of December 31, 1997 or acquired after such date, except for (i) liens for current taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, or (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business.

  (b) All leases and licenses pursuant to which Mason-Dixon or any Mason-Dixon Subsidiary, as lessee or licensee, leases or licenses rights to real or personal property are valid and enforceable in accordance with their respective terms.

3.11 Environmental Matters

  (a) Mason-Dixon and the Mason-Dixon Subsidiaries are and at all times have been in compliance with all Environmental Laws. Neither Mason-Dixon nor any Mason-Dixon Subsidiary has received any communication alleging that Mason-Dixon or the Mason-Dixon Subsidiary is not in such compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

  (b) There are no pending Environmental Claims, neither Mason-Dixon nor any Mason-Dixon Subsidiary has received notice of any pending Environmental Claims, and there are no conditions or facts existing which might reasonably be expected to result in legal, administrative, arbitral or other proceedings asserting Environmental Claims or other claims, causes of action or governmental investigations of any nature seeking to impose, or that could result in the imposition of, any liability arising under any Environmental Laws upon (i) Mason-Dixon or any Mason-Dixon Subsidiary, (ii) any person or entity whose liability for any Environmental Claim Mason-Dixon or any Mason-Dixon Subsidiary has or may have retained or assumed, either contractually or by operation of law, (iii) any real or personal property owned or leased by Mason-Dixon or any Mason-Dixon Subsidiary, or any real or personal property which Mason-Dixon or any Mason-Dixon Subsidiary has or is judged to have managed or supervised or participated in the management of, or (iv) any real or personal property in which Mason-Dixon or any Mason-Dixon Subsidiary holds a security interest securing a loan recorded on the books of Mason-Dixon or any Mason-Dixon Subsidiary. Neither Mason-Dixon nor any Mason-Dixon Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability under any Environmental Laws.

  (c) Mason-Dixon and the Mason-Dixon Subsidiaries are in compliance with all recommendations contained in any environmental audits, analyses and surveys received by Mason-Dixon relating to all real and personal property owned or leased by Mason-Dixon or any Mason-Dixon Subsidiary and all real and personal property of which Mason-Dixon or any Mason-Dixon Subsidiary has or is judged to have managed or supervised or participated in the management of.

  (d) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim, or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws, against Mason-Dixon or any Mason-Dixon Subsidiary or against any person or entity whose liability for any Environmental Claim Mason-Dixon or any Mason-Dixon Subsidiary has or may have retained or assumed, either contractually or by operation of law.

3.12 Loans; Allowance for Loan Losses

  (a) All of the loans on the books of Mason-Dixon and the Mason-Dixon Subsidiaries are valid and properly documented, and were made in the ordinary course of business. Neither the terms of such loans, nor any of the loan documentation, nor the manner in which such loans have been administered and serviced, nor Mason-Dixon's procedures and practices of approving or rejecting loan applications, violates any federal, state or local law, rule, regulation or ordinance applicable thereto, including, without limitation, the TILA, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, as amended, and state laws, rules and regulations relating to consumer protection, installment sales and usury.

  (b) The allowances for loan losses reflected on the consolidated balance sheets included in the Financial Statements of Mason-Dixon are adequate as of their respective dates under the requirements of GAAP and applicable regulatory requirements and guidelines.

3.13 Tax Matters

  (a) Mason-Dixon and the Mason-Dixon Subsidiaries and each of their predecessors have timely filed (or requests for extensions have been timely filed and any such extensions either are pending or have been granted and have not expired) all federal, state and local (and, if applicable, foreign) tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither Mason-Dixon nor any Mason-Dixon Subsidiary has or will have any liability for any such taxes in excess of the amounts so paid or reserves or accruals so established. Mason-Dixon and the Mason-Dixon Subsidiaries have paid, or where payment is not required to have been made have set up an adequate reserve or accrual for payment of, all taxes required to be paid or accrued for the preceding or current fiscal year for which a return is not yet due.

  (b) All federal, state and local (and, if applicable, foreign) tax returns filed by Mason-Dixon and the Mason-Dixon Subsidiaries are complete and accurate. Neither Mason-Dixon nor any Mason-Dixon Subsidiary is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Mason-Dixon or any Mason-Dixon Subsidiary which have not been settled and paid. There are currently no agreements in effect with respect to Mason-Dixon or any Mason-Dixon Subsidiary to extend the period of limitations for the assessment or collection of any tax. No audit examination or deficiency or refund litigation with respect to such returns is pending.

  (c) Deferred taxes have been provided for in accordance with GAAP consistently applied.

  (d) Neither Mason-Dixon nor any of the Mason-Dixon Subsidiaries is a party to any tax allocation or sharing agreement or has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Mason-Dixon or a Mason-Dixon subsidiary) or has any liability for taxes of any person (other than Mason-Dixon and the Mason-Dixon Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or by contract or otherwise.

  (e) Each of Mason-Dixon and the Mason-Dixon Subsidiaries is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

  (f) Neither Mason-Dixon nor any of the Mason-Dixon Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

3.14 Employees; Compensation; Benefit Plans

  (a) Compensation. Mason-Dixon has Disclosed a complete and correct list of the name, age, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, whether payable in cash or in kind, of each director, shareholder, independent contractor, consultant and agent of Mason-Dixon and of each Mason-Dixon Subsidiary and each other person (in each case other than as an employee) to whom Mason-Dixon or any Mason-Dixon Subsidiary pays or provides, or has an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health, welfare or other benefits of any kind or description whatsoever.

  (b) Employee Benefit Plans.

     (i) Mason-Dixon has Disclosed an accurate and complete list of all Plans, as defined below, contributed to, maintained or sponsored by Mason-Dixon or any Mason-Dixon Subsidiary, to which Mason-Dixon or any Mason-Dixon Subsidiary is obligated to contribute or has any liability or potential liability, whether direct or indirect, including all Plans contributed to, maintained or sponsored by each member of the controlled group of corporations, within the meaning of Sections 414(b), 414(c), 414(m) and 414(o) of the Code, of which Mason-Dixon or any Mason-Dixon Subsidiary is a member. For purposes of this Agreement, the term "Plan" shall mean a plan, arrangement, agreement or program described in the foregoing provisions of this Section 3.14(b)(i) and which is: (A) a profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, whether or not funded and whether or not terminated, (B) an employment agreement, (C) a personnel policy or fringe benefit plan, policy, program or arrangement providing for benefits or perquisites to current or former employees, officers, directors or agents, whether or not funded, and whether or not terminated, including, without limitation, benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, severance, medical, dental, hospitalization, life insurance and other types of insurance, or (D) any other employee benefit plan as defined in Section 3(3) of ERISA, whether or not funded and whether or not terminated.

     (ii) Neither Mason-Dixon nor any Mason-Dixon Subsidiary contributes to, has an obligation to contribute to or otherwise has any liability or potential liability with respect to (A) any multi employer plan as defined in Section 3(37) of ERISA, (B) any plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413 of the Code (and regulations promulgated thereunder), or (C) any plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or former employees or directors, their spouses or dependents, other than in accordance with Section 4980B of the Code or applicable state continuation coverage law.

     (iii) None of the Plans obligates Mason-Dixon or any Mason-Dixon Subsidiary to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control," as such term is used in Section 280G of the Code (and regulations promulgated thereunder).

     (iv) Each Plan, and all related trusts, insurance contracts and funds, has been maintained, funded and administered in compliance in all respects with its own terms and in compliance in all respects with all applicable laws and regulations, including but not limited to ERISA and the Code. No actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands with respect to the Plans (other than routine claims for benefits) are pending or threatened, and there are no facts which could give rise to or be expected to give rise to any actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands. No Plan that is subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA has incurred any "accumulated funding deficiency" as such term is defined in such Sections of ERISA and the Code, whether or not waived, and each Plan has always fully met the funding standards required under Title I of ERISA and Section 412 of the Code. No liability to the Pension Benefit Guaranty Corporation ("PBGC") (except for routine payment of premiums) has been or is expected to be incurred with respect to any Plan that is subject to Title IV of

  ERISA, no reportable event (as such term is defined in Section 4043 of ERISA) has occurred with respect to any such Plan within the last three years and, prior to such three-year period, no reportable event has occurred for which the reporting requirements have not been waived by the PBGC, and the PBGC has not commenced or threatened the termination of any Plan. None of the assets of Mason-Dixon or any Mason-Dixon Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code, neither Mason-Dixon nor any Mason-Dixon Subsidiary has been required to post any security pursuant to Section 307 of ERISA or
  Section 401(a)(29) of the Code, and there are no facts which could be expected to give rise to such lien or such posting of security. No event has occurred and no condition exists that would subject Mason-Dixon or any Mason-Dixon Subsidiary to any tax under Sections 4971, 4972, 4976, 4977 or 4979 of the Code or to a fine or penalty under Section 502(c) of ERISA.

     (v) Each Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to the qualification under the Code of such Plan and the tax exempt status of such related trust, and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Plan or the tax exempt status of such related trust.

     (vi) No underfunded "defined benefit plan" (as such term is defined in Section 3(35) of ERISA) has been, during the five years preceding the Closing Date, transferred out of the controlled group of corporations (within the meaning of Sections 414(b), (c), (m) and (o) of the Code) of which Mason-Dixon or any Mason-Dixon Subsidiary is a member or was a member during such five-year period.

     (vii) As of the date hereof, the fair market value of the assets of each Plan that is a tax qualified defined benefit plan equals or exceeds, and as of the Closing Date will equal or exceed, the present value of all vested and non-vested liabilities thereunder determined in accordance with reasonable actuarial methods, factors and assumptions applicable to a defined benefit plan on an ongoing basis. With respect to each Plan that is subject to the funding requirements of Section 412 of the Code and Section 302 of ERISA, all required contributions for all periods ending prior to or as of the Closing Date (including periods from the first day of the then-current plan year to the Closing Date and including all quarterly contributions required in accordance with Section 412(m) of the Code) shall have been made. With respect to each other Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made.

     (viii) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code, whether by statutory, class or individual exemption) has occurred with respect to any Plan which would result in the imposition, directly or indirectly, of any excise tax, penalty or other liability under Section 4975 of the Code or Section 409 or 502(i) of ERISA. Neither Mason-Dixon nor, to the best knowledge of Mason-Dixon, any Mason-Dixon Subsidiary, any trustee, administrator or other fiduciary of any Plan, or any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject Mason-Dixon or any Mason-Dixon Subsidiary to any liability for breach of fiduciary duty under ERISA or any other applicable law.

     (ix) With respect to each Plan, all reports and information required to be filed with any government agency or distributed to Plan participants and their beneficiaries have been duly and timely filed or distributed.

     (x) Mason-Dixon and each Mason-Dixon Subsidiary has been and is presently in compliance with all of the requirements of Section 4980B of the Code.

     (xi) Neither Mason-Dixon nor any Mason-Dixon Subsidiary has a liability as of December 31, 1997 under any Plan that, to the extent disclosure is required under GAAP, is not reflected on the consolidated balance sheet included in the Financial Statements of Mason-Dixon as of December 31, 1997 or otherwise Disclosed.

     (xii) Neither the consideration nor implementation of the transactions contemplated under this Agreement will increase (A) Mason-Dixon's or any Mason-Dixon Subsidiary's obligation to make contributions or any other payments to fund benefits accrued under the Plans as of the date of this Agreement or (B) the benefits accrued or payable with respect to any participant under the Plans (except to the extent benefits may be deemed increased by accelerated vesting, accelerated allocation of previously unallocated Plan assets or by the conversion of all stock options in accordance with Section 2.9 hereof.

     (xiii) With respect to each Plan, Mason-Dixon has Disclosed or made available to BB&T, true, complete and correct copies of (A) all documents pursuant to which the Plans are maintained, funded and administered, including summary plan descriptions, (B) the three most recent annual reports (Form 5500 series) filed with the IRS (with attachments), (C) the three most recent actuarial reports, if any, (D) the three most recent financial statements, (E) all governmental filings for the last three years, including, without limitation, excise tax returns and reportable events filings, and (F) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions) during the past three years.

     (xiv) Each of the Plans as applied to Mason-Dixon and any Mason-Dixon Subsidiary may be amended or terminated at any time by action of Mason-Dixon's Board of Directors, or such Mason-Dixon's Subsidiary's Board of Directors, as the case may be, or a committee of such Board of Directors or duly authorized officer, in each case subject to the terms of the Plan and compliance with applicable laws and regulations (and limited, in the case of multi employer plans, to termination of the participation of Mason-Dixon or a Mason-Dixon Subsidiary thereunder).

3.15 Certain Contracts

  (a) Neither Mason-Dixon nor any Mason-Dixon Subsidiary is a party to, is bound or affected by, or receives benefits under (i) any agreement, arrangement or commitment, written or oral, the default of which would have a Material Adverse Effect, whether or not made in the ordinary course of business (other than loans or loan commitments made or certificates or deposits received in the ordinary course of the banking business), or any agreement restricting its business activities, including, without limitation, agreements or memoranda of understanding with regulatory authorities, (ii) any agreement, indenture or other instrument, written or oral, relating to the borrowing of money by Mason-Dixon or any Mason-Dixon Subsidiary or the guarantee by Mason-Dixon or any Mason-Dixon Subsidiary of any such obligation, which cannot be terminated within less than 30 days after the Closing Date by Mason-Dixon or any Mason-Dixon Subsidiary (without payment of any penalty or cost, except with respect to Federal Home Loan Bank or Federal Reserve Bank advances), (iii) any agreement, arrangement or commitment, written or oral, relating to the employment of a consultant, independent contractor or agent, or the employment, election or retention in office of any present or former director or officer, which cannot be terminated within less than 30 days after the Closing Date by Mason-Dixon or any Mason-Dixon Subsidiary (without payment of any penalty or cost), or that provides benefits which are contingent, or the application of which is altered, upon the occurrence of a transaction involving Mason-Dixon of the nature contemplated by this Agreement or the BB&T Option Agreement, or (iv) any agreement or plan, written or oral, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the BB&T Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the BB&T Option Agreement. Each matter Disclosed pursuant to this Section 3.15(a) is in full force and effect as of the date hereof.

  (b) Neither Mason-Dixon nor any Mason-Dixon Subsidiary is in default under any agreement, commitment, arrangement, lease, insurance policy, or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

3.16 Legal Proceedings; Regulatory Approvals

  There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of Mason-Dixon, threatened against Mason-Dixon or any Mason-Dixon Subsidiary or against any asset, interest, plan or right of Mason-Dixon or any Mason-Dixon Subsidiary, or, to the best knowledge of Mason-Dixon, against any officer, director or employee of any of them in their capacity as such. There are no actions, suits or proceedings instituted, pending or, to the best knowledge of Mason-Dixon, threatened against any present director or officer of Mason-Dixon or any Mason-Dixon Subsidiary, and, to the best knowledge of Mason-Dixon, there are no actions, suits or proceedings instituted, pending or threatened against any former director or officer of Mason-Dixon or of any Mason-Dixon Subsidiary, that would reasonably be expected to give rise to a claim against Mason-Dixon or any Mason-Dixon Subsidiary for indemnification. There are no actual or, to the best knowledge of Mason-Dixon, threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or in the BB&T Option Agreement. To the best knowledge of Mason-Dixon, no fact or condition relating to Mason-Dixon or any Mason-Dixon Subsidiary exists (including, without limitation, noncompliance with the CRA) that would prevent Mason-Dixon or BB&T from obtaining all of the federal and state regulatory approvals contemplated herein.

3.17 Compliance with Laws; Filings

  Each of Mason-Dixon and each Mason-Dixon Subsidiary is in compliance with all statutes and regulations (including, but not limited to, the CRA, the TILA and regulations promulgated thereunder, and other consumer banking laws), and has obtained and maintained all permits, licenses and registrations applicable to the conduct of its business, and neither Mason-Dixon nor any Mason-Dixon Subsidiary has received notification that has not lapsed, been withdrawn or abandoned by any agency or department of federal, state or local government
(i) asserting a violation or possible violation of any such statute or regulation, (ii) threatening to revoke any permit, license, registration, or other government authorization, or (iii) restricting or in any way limiting its operations. Neither Mason-Dixon nor any Mason-Dixon Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and none of them has received any communication requesting that it enter into any of the foregoing. Since December 31, 1995, Mason-Dixon and each of the Mason-Dixon Subsidiaries has filed all reports, registrations, notices and statements, and any amendments thereto, that it was required to file with federal and state regulatory authorities, including, without limitation, the OTS, Commission, FDIC, Federal Reserve Board and applicable state Regulators. Each such report, registration, notice and statement, and each amendment thereto, complied with applicable legal requirements.

3.18 Brokers and Finders

  Neither Mason-Dixon nor any Mason-Dixon Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, in the Plan of Merger or in the BB&T Option Agreement, except for an obligation to the Financial Advisor, the nature and extent of which has been Disclosed, for investment banking services, and except for fees to accountants and lawyers.

3.19 Repurchase Agreements; Derivatives

  (a) With respect to all agreements currently outstanding pursuant to which Mason-Dixon or any Mason-Dixon Subsidiary has purchased securities subject to an agreement to resell, Mason-Dixon or the Mason-Dixon Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. With respect to all agreements currently outstanding pursuant to which Mason-Dixon or any Mason-Dixon Subsidiary has sold securities subject to an agreement to repurchase, neither Mason-Dixon nor the Mason-Dixon Subsidiary has pledged collateral in excess of the amount of the debt secured thereby other than in the ordinary course of business. Neither Mason-Dixon nor any Mason-Dixon Subsidiary has pledged collateral in excess of the amount required under any interest rate swap or other similar agreement currently outstanding.

  (b) Neither Mason-Dixon nor any Mason-Dixon Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheets in the Financial Statements, which is a financial derivative contract (including various combinations thereof), except for options and forwards entered into in the ordinary course of its mortgage lending business consistent with past practice and current policy.

3.20 Deposit Accounts

  The deposit accounts of the Mason-Dixon Subsidiaries that are depository institutions are insured by the FDIC to the maximum extent permitted by federal law, and the Mason-Dixon Subsidiaries have paid all premiums and assessments and filed all reports required to have been paid or filed under all rules and regulations applicable to the FDIC.

3.21 Related Party Transactions

  All existing transactions, investments and loans, including loan guarantees existing as of the date hereof, to which Mason-Dixon or any Mason-Dixon Subsidiary is a party with any director, executive officer or 5% shareholder of Mason-Dixon or any person, corporation, or enterprise controlling, controlled by or under common control with any of the foregoing were made in compliance with applicable law and on terms no less favorable to Mason-Dixon than could be obtained from unrelated parties.

3.22 Certain Information

  When the Proxy Statement/Prospectus is mailed, and at the time of the meeting of shareholders of Mason-Dixon to vote on the Plan of Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein provided by Mason-Dixon, (i) shall comply with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

3.23 Tax and Regulatory Matters

  Neither Mason-Dixon nor any Mason-Dixon Subsidiary has taken or agreed to take any action which would or could reasonably be expected to (i) cause the Merger not to be accounted for as a pooling- of-interests or not to constitute a reorganization under Section 368 of the Code or (ii) impede or delay receipt of any consents of regulatory authorities referred to in Section 5.4(b) or result in failure of the condition in Section 6.3(b).

3.24 State Takeover Laws

  Mason-Dixon and, to the extent required, each Mason-Dixon Subsidiary have taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable moratorium, fair price, business combination, control share or other anti-takeover laws.

3.25 Labor Relations

  Neither Mason-Dixon nor any Mason-Dixon Subsidiary is the subject of any claim or allegation that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is Mason-Dixon or any Mason-Dixon Subsidiary party to any collective bargaining agreement. There is no strike or other labor dispute involving Mason-Dixon or any Mason-Dixon Subsidiary, pending or threatened, or to the best knowledge of Mason-Dixon, is there any activity involving any employees of Mason-Dixon or any Mason-Dixon Subsidiary seeking to certify a collective bargaining unit or engaging in any other organization activity.

3.26 Fairness Opinion

  Mason-Dixon has received from the Financial Advisor an opinion that, as of the date hereof, the Merger Consideration is fair to the shareholders of Mason-Dixon from a financial point of view.

                                  ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES
                                    OF BB&T

  BB&T represents and warrants to Mason-Dixon as follows (the representations and warranties herein of BB&T are made subject to the applicable standard set forth in Section 6.2(a), and no such representation or warranty shall be deemed to be inaccurate unless the inaccuracy would permit Mason-Dixon to refuse to consummate the Merger under such applicable standard):

4.1 Capital Structure of BB&T

  The authorized capital stock of BB&T consists of (i) 5,000,000 shares of preferred stock, par value $5.00 per share, of which 2,000,000 shares have been designated as Series B Junior Participating Preferred Stock and the remainder are undesignated, and none of which shares are issued and outstanding, and (ii) 500,000,000 shares of BB&T Common Stock of which 290,210,766 shares were issued and outstanding on December 31, 1998. All outstanding shares of BB&T Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The shares of BB&T Common Stock reserved as provided in Section 5.3 are free of any Rights and have not been reserved for any other purpose, and such shares are available for issuance as provided pursuant to the Plan of Merger. Holders of BB&T Common Stock do not have preemptive rights.

4.2 Organization, Standing and Authority of BB&T

  BB&T is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, with full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, and is duly qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such qualification. BB&T is registered as a bank holding company under the Bank Holding Company Act.

4.3 Authorized and Effective Agreement

  (a) BB&T has all requisite corporate power and authority to enter into and (subject to receipt of all necessary government approvals) perform all of its obligations under this Agreement. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BB&T. This Agreement and the Plan of Merger attached hereto constitute legal, valid and binding obligations of BB&T, and each is enforceable against BB&T in accordance with its terms, in each case subject to (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws in effect from time to time relating to or affecting the enforcement of the rights of creditors; and (ii) general principles of equity.

  (b) Neither the execution and delivery of this Agreement or the Articles of Merger, nor consummation of the transactions contemplated hereby, nor compliance by BB&T with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation or bylaws of BB&T or any BB&T Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of BB&T or any BB&T Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to BB&T or any BB&T Subsidiary.

  (c) Other than consents or approvals required from, or notices to, regulatory authorities as provided in Section 5.4(b), no notice to, filing with, or consent of, any public body or authority is necessary for the consummation by BB&T of the Merger and the other transactions contemplated in this Agreement.

4.4 Organization, Standing and Authority of BB&T Subsidiaries

  Each of the BB&T Subsidiaries is duly organized, validly existing and in good standing under applicable laws. BB&T owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the BB&T Subsidiaries. Each of the BB&T Subsidiaries (i) has full power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.5 Securities Documents; Statements True

  BB&T has timely filed all Securities Documents required by the Securities Laws to be filed since December 31, 1995. As of their respective dates of filing, such Securities Documents complied with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No statement, certificate, instrument or other writing furnished or to be furnished hereunder by BB&T or any other BB&T Subsidiary to Mason-Dixon contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6 Financial Statements

  The Financial Statements of BB&T fairly present or will fairly present, as the case may be, the consolidated financial position of BB&T and the BB&T Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and changes in cash flows for the periods then ended (subject, in the case of unaudited interim statements, to the absence of any notes and to normal year-end audit adjustments that are not material in amount or effect) in conformity with GAAP consistently applied.

4.7 Certain Information

  When the Proxy Statement/Prospectus is mailed, and at all times subsequent to such mailing up to and including the time of the meeting of shareholders of Mason-Dixon to vote on the Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein relating to BB&T, (i) shall comply with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

4.8 Adverse Change

  Since December 31, 1997 and except as specifically identified (by footnote or otherwise) in the most recent BB&T Financial Statements, there has not been any adverse change or any event involving a prospective adverse change in the business, financial condition, results of operations or business prospects of BB&T or any of the BB&T Subsidiaries.

4.9 Tax and Regulatory Matters

  Neither BB&T nor any BB&T Subsidiary has taken or agreed to take any action which would or could reasonably be expected to (i) cause the Merger not to be accounted for as a pooling-of-interests or not to constitute a reorganization under Section 368 of the Code, or (ii) materially impede or delay receipt of any consents of regulatory authorities referred to in Section 5.4(b) or result in failure of the condition in Section 6.3(b).

4.10 Share Ownership

  As of the date of this Agreement, BB&T does not own (except in a fiduciary capacity) any shares of Mason-Dixon Common Stock.

4.11 Legal Proceedings; Regulatory Approvals

  There are no actual or, to the best knowledge of BB&T, threatened actions, suits or proceedings instituted, which present a claim to restrain or prohibit the transactions contemplated herein. To the best knowledge of BB&T, no fact or condition relating to BB&T or any BB&T Subsidiary exists (including, without limitation, noncompliance with the CRA) that would prevent BB&T or Mason-Dixon from obtaining all of the federal and state regulatory approvals contemplated herein.

                                   ARTICLE V
                                   COVENANTS

5.1 Mason-Dixon Shareholder Meeting

  Mason-Dixon shall submit this Agreement and the Plan of Merger to its shareholders for approval at a meeting to be held as soon as practicable, and by approving execution of this Agreement, the Board of Directors of Mason-Dixon agrees that it shall, at the time the Proxy Statement/Prospectus is mailed to the shareholders of Mason-Dixon, recommend that Mason-Dixon's shareholders vote for such approval; provided, that the Board of Directors of Mason-Dixon may withdraw or refuse to make such recommendation only if the Board of Directors shall determine in good faith that such recommendation should not be made in light of its fiduciary duty to Mason-Dixon' shareholders after consideration of (i) written advice of legal counsel that, in the opinion of such counsel, such recommendation or the failure to withdraw or modify such recommendation would more likely than not constitute a breach of the fiduciary duty of the Board of Directors to the shareholders of Mason-Dixon, and (ii) either (A) the written withdrawal by the Financial Advisor of its opinion referred to in Section 3.26 or (B) the delivery to the Board of Directors of written advice from the Financial Advisor that the Merger Consideration is either not fair or inadequate to the Mason-Dixon shareholders from a financial point of view.

5.2 Registration Statement; Proxy Statement/Prospectus

  As promptly as practicable after the date hereof, BB&T shall prepare and file the Registration Statement with the Commission. Mason-Dixon will furnish to BB&T the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the Commission and again before any amendments are filed, and shall have the right to review and consult with BB&T on the form of, and any characterizations of such information included in, the Registration Statement prior to the filing with the Commission. Such Registration Statement, at the time it becomes effective and on the Effective Time, shall in all material respects conform to the requirements of the Securities Act and the applicable rules and regulations of the Commission. The Registration Statement shall include the form of Proxy Statement/Prospectus. BB&T and Mason-Dixon shall use their reasonable best efforts to cause the Proxy Statement/Prospectus to be approved by the Commission for mailing to the Mason-Dixon shareholders, and such Proxy Statement/Prospectus shall, on the date of mailing, conform in all material respects to the requirements of the Securities Laws and the applicable rules and regulations of the Commission thereunder. Mason-Dixon shall cause the Proxy Statement/Prospectus to be mailed to shareholders in accordance with all applicable notice requirements under the Securities Laws and the MGCL.

5.3 Plan of Merger; Reservation of Shares

  At the Effective Time, the Merger shall be effected in accordance with the Plan of Merger. In connection therewith, BB&T undertakes and agrees to pay or cause to be paid when due the Merger Consideration. BB&T has reserved for issuance such number of shares of BB&T Common Stock as shall be necessary to pay the Merger Consideration and agrees not to take any action that would cause the aggregate number of authorized shares of BB&T Common Stock available for issuance hereunder not to be sufficient to effect the Merger. If at any time the aggregate number of shares of BB&T Common Stock reserved for issuance hereunder is not sufficient to effect the Merger, BB&T shall take all appropriate action as may be required to increase the number of shares of BB&T Common Stock reserved for such purpose.

5.4 Additional Acts

  (a) Mason-Dixon agrees to take such actions requested by BB&T as may be reasonably necessary to modify the structure of, or to substitute parties to (so long as such substitute is BB&T or a BB&T Subsidiary) the transactions contemplated hereby, provided that such modifications do not change the Merger Consideration or the economic rights and obligations of the Mason-Dixon shareholders or abrogate the covenants and other agreements contained in this Agreement, including, without limitation, the covenant not to take any action that would substantially delay or impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger.

  (b) As promptly as practicable after the date hereof, BB&T and Mason-Dixon shall submit notice or applications for prior approval of the transactions contemplated herein to the Federal Reserve Board and any other federal, state or local government agency, department or body to which notice is required or from which approval is required for consummation of the Merger and the other transactions contemplated hereby. Mason-Dixon and BB&T each represents and warrants to the other that all information included (or submitted for inclusion) concerning it, its respective Subsidiaries, and any of its respective directors, officers and shareholders, shall be true, correct and complete in all material respects as of the date presented. Mason-Dixon and BB&T shall provide promptly to each other copies of all correspondence with regulatory bodies to which applications are submitted.

  (c) BB&T agrees that its Board of Directors or authorized Board committee shall approve prior to the Effective Time each grant of a converted option (as described in Section 2.9(a)) to any individual who, subsequent to consummation of the Merger, will be a director or officer of BB&T under Rule 16b-3 of the Exchange Act.

5.5 Best Efforts

  Each of BB&T and Mason-Dixon shall use, and shall cause each of their respective Subsidiaries to use, its best efforts in good faith to (i) furnish such information as may be required in connection with and otherwise cooperate in the preparation and filing of the documents referred to in Sections 5.2 and
5.4 or elsewhere herein, and (ii) take or cause to be taken all action necessary or desirable on its part to fulfill the conditions in Article VI, including, without limitation, executing and delivering, or causing to be executed and delivered, such representations, certificates and other instruments or documents as may be reasonably requested by BB&T's legal counsel for such counsel to issue the opinion contemplated by Section 6.1(e), and to consummate the transactions herein contemplated at the earliest possible date. Neither BB&T nor Mason-Dixon shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially delay or impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger.

5.6 Certain Accounting Matters

  Mason-Dixon shall cooperate with BB&T concerning accounting and financial matters necessary or appropriate to facilitate the Merger (taking into account BB&T's policies, practices and procedures), including, without limitation, issues arising in connection with record keeping, loan classification, valuation adjustments, levels of loan loss reserves and other accounting practices; provided, that (i) any action taken pursuant to this Section 5.6 shall not be deemed to constitute or result in the breach of any representation or warranty of Mason-Dixon contained in this Agreement and (ii) no action shall be required to be taken by Mason-Dixon pursuant to this
Section 5.6 unless and until BB&T agrees in writing that it believes that all conditions to its obligation to consummate the Merger set forth in Sections
6.1 and 6.3 (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing or otherwise to be dated at the Effective Time, the delivery of which shall continue to be a condition to BB&T's obligation to consummate the Merger) have been satisfied or waived.

5.7 Access to Information

  Mason-Dixon and BB&T will each keep the other advised of all material developments relevant to its business and the businesses of its Subsidiaries, and to consummation of the Merger, and each shall provide to the other, upon request, reasonable details of any such development. Upon reasonable notice, Mason-Dixon shall afford to representatives of BB&T access, during normal business hours during the period prior to the Effective Time, to all of the properties, books, contracts, commitments and records of Mason-Dixon and the Mason-Dixon Subsidiaries and, during such period, shall make available all information concerning their businesses as may be reasonably requested. No investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations hereunder of, either party hereto. Each party hereto shall, and shall cause each of its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained hereunder which is not otherwise publicly disclosed by the other party, said undertakings with respect to confidentiality to survive any termination of this Agreement pursuant to
Section 7.1. In the event of the termination of this Agreement, each party shall return to the other party upon request all confidential information previously furnished in connection with the transactions contemplated by this Agreement.

5.8 Press Releases

  BB&T and Mason-Dixon shall agree with each other as to the form and substance of any press release related to this Agreement and the Plan of Merger or the transactions contemplated hereby and thereby, and consult with each other as to the form and substance of other public disclosures related thereto; provided, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which in the opinion of its counsel is required by law.

5.9 Forbearances of Mason-Dixon

  Except with the prior written consent of BB&T, between the date hereof and the Effective Time, Mason-Dixon shall not, and shall cause each of the Mason-Dixon Subsidiaries not to:

     (a) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, or establish or acquire any new Subsidiary or engage in any new type of activity;

     (b) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock, other than regularly scheduled quarterly dividends of $0.19 per share of Mason-Dixon Common Stock payable on record dates and in amounts consistent with past practices; provided that any dividend declared or payable on the shares of Mason-Dixon Common Stock for the quarterly period during which the Effective Time occurs shall, unless otherwise agreed upon in writing by BB&T and Mason-Dixon, be declared with a record date prior to the Effective Time only if the normal record date for payment of the corresponding quarterly dividend to holders of BB&T Common Stock is before the Effective Time;

     (c) issue any shares of its capital stock (including treasury shares), except pursuant to the Stock Options, the BB&T Option Agreement or to the former shareholders of Bank Maryland Corp as contemplated by Section 3.1(iii);

     (d) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

     (e) amend its Articles of Incorporation or Bylaws;

     (f) impose or permit imposition, of any lien, charge or encumbrance on any share of stock held by it in any Mason-Dixon Subsidiary, or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any debt or claim, in each case other than in the ordinary course of business;

     (g) except for the merger of Sterling Bank & Trust Co. with and into the Bank of Maryland, merge with any other entity or permit any other entity to merge into it, or consolidate with any other entity; acquire control over any other entity; or liquidate, sell or otherwise dispose of any assets or acquire any assets, other than in the ordinary course of its business consistent with past practices;

     (h) fail to comply in any material respect with any laws, regulations, ordinances or governmental orders and decrees applicable to it and to the conduct of its business;

     (i) increase the rate of compensation of any of its directors, officers or employees (excluding increases in compensation resulting from the exercise of compensatory stock options outstanding as of the date of this Agreement), or pay or agree to pay any bonus to, or provide any new employee benefit or incentive to, any of its directors, officers or employees, except for increases or payments made in the ordinary course of business consistent with past practice pursuant to plans or arrangements in effect on the date hereof and except for severance benefits and retention bonuses under Section 6.10 of the Agreement and Plan of Share Exchange and Merger by and among Mason-Dixon, certain Mason-Dixon Subsidiaries, Sterling Bancorp and Sterling Bank and Trust Co. dated October 16, 1998. BB&T shall not unreasonably withhold its consent to bonuses for 1998 and base salary increases for 1999;

     (j) except for termination of the Sterling Bancorp 401(k) Plan and completion of the conversion of Mason-Dixon's health and dental insurance to CIGNA effective January 1, 1999, enter into or substantially modify (except as may be required by applicable law or regulation) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees; provided, however, that this subparagraph shall not prevent renewal of any of the foregoing consistent with past practice;

     (k) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Mason-Dixon or any Mason-Dixon Subsidiary or any business combination with Mason-Dixon or any Mason-Dixon Subsidiary other than as contemplated by this Agreement; or authorize any officer, director, agent or affiliate of Mason-Dixon or any Mason-Dixon Subsidiary to do any of the above; or fail to notify BB&T immediately if any such inquiries or proposals are received, any such information is requested or required, or any such negotiations or discussions are sought to be initiated; provided, that this subsection (k) shall not apply to furnishing information, negotiations or discussions following an unsolicited offer if, as a result of such offer, Mason-Dixon is advised in writing by legal counsel that in its opinion the failure to so furnish information or negotiate would likely constitute a breach of the fiduciary duty of Mason-Dixon's Board of Directors to the Mason-Dixon shareholders;

     (l) enter into (i) any material agreement, arrangement or commitment not made in the ordinary course of business, (ii) any agreement, indenture or other instrument not made in the ordinary course of business relating to the borrowing of money by Mason-Dixon or a Mason-Dixon Subsidiary or guarantee by Mason-Dixon or a Mason-Dixon Subsidiary of any obligation,
  (iii) any agreement, arrangement or commitment relating to the employment or severance of a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee (this clause shall not apply to the election of directors by shareholders, the reappointment of officers in the normal course or the hiring and firing of at-will employees in the ordinary course of business), or (iv) any contract, agreement or understanding with a labor union;

     (m) change its lending, investment or asset liability management policies in any material respect, except as may be required by applicable law, regulation, or directives, and except that after approval of the Agreement and the Plan of Merger by its shareholders and after receipt of
  (i) the requisite regulatory approvals for the transactions contemplated by this Agreement and the Plan of Merger and (ii) written acknowledgment from BB&T that it believes that all conditions to its obligation to consummate the Merger set forth in Sections 6.1 and 6.3 (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing or otherwise to be dated at the Effective Time, the delivery of which shall continue to be a condition to BB&T's obligation to consummate the Merger) have been satisfied or waived, Mason-Dixon shall cooperate in good faith with BB&T to adopt policies, practices and procedures consistent with those utilized by BB&T, effective on or before the Closing Date;

     (n) change its methods of accounting in effect at December 31, 1997, except as required by changes in GAAP concurred in by BB&T, which concurrence shall not be unreasonably withheld, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1997, except as required by changes in law or regulation;

     (o) incur any commitments for capital expenditures or obligation to make capital expenditures in excess of $25,000, for any one expenditure, or $100,000, in the aggregate. BB&T hereby consents to capital expenditures of
  (i) $175,000 for establishment of the Buckingham Choice Branch, (ii) $313,000 for Year 2000 remediation expenses and (iii) $280,000 for establishment of Mason-Dixon's Wide Area Network;

     (p) incur any indebtedness other than deposits from customers, Fed Funds purchased, advances from the Federal Home Loan Bank or Federal Reserve Bank and reverse repurchase arrangements in the ordinary course of business;

     (q) take any action which would or could reasonably be expected to (i) cause the Merger not to be accounted for as a pooling-of-interests or not to constitute a reorganization under Section 368 of the Code as determined by BB&T, (ii) result in any inaccuracy of a representation or warranty herein which would allow for a termination of this Agreement, or (iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied;

     (r) dispose of any material assets other than in the ordinary course of business; or

     (s) agree to do any of the foregoing.

5.10 Employment Agreements

  BB&T (or its specified BB&T Subsidiary) agrees to enter into an employment agreement with Thomas K. Ferguson substantially in the form of Annex B hereto, with Michael L. Oster substantially in the form of Annex C hereto, with Mark
A. Keidel substantially in the form of Annex D hereto and with Louna S. Primm, Marcus L. Primm, Christine L. Whiteleather, Hunter F. Calloway and Richard Springer substantially in the form of Annex E hereto.

5.11 Affiliates

  Mason-Dixon shall use its best efforts to cause all persons who are Affiliates of Mason-Dixon to deliver to BB&T promptly following the execution of this Agreement a written agreement providing that such person will not dispose of BB&T Common Stock received in the Merger except in compliance with the Securities Act and the rules and regulations promulgated thereunder and except as consistent with qualifying the transactions contemplated hereby for pooling of interests accounting treatment, and in any event shall use its best efforts to cause such affiliates to deliver to BB&T such written agreement prior to the Closing Date.

5.12 401(k) Plan; Pension Plan; Other Employee Benefits; Stock Purchase Plan

  (a) BB&T shall cause the 401(k) plan of Mason-Dixon to be merged with the 401(k) plan maintained by BB&T and the BB&T Subsidiaries, and the account balances of participants in the Mason-Dixon plan shall be transferred to the accounts of such participants under the BB&T 401(k) plan. Following such merger and transfer, such accounts shall be governed and controlled by the terms of the BB&T 401(k) plan as in effect from time to time (and subject to BB&T's right to terminate such plan and the provisions of Code Section 411(d)(6)). For purposes of administering the 401(k) plan, service with Mason-Dixon and the Mason-Dixon Subsidiaries shall be deemed to be service with BB&T or the BB&T Subsidiaries for participation and vesting purposes, but not for purposes of benefit accrual.

  (b) As soon as practicable following the Effective Time, BB&T shall take any and all action necessary either (i) to terminate the noncontributory defined benefit pension plan of Carroll County Bank and Trust Company (the "Pension Plan") pursuant to a standard termination in accordance with Section 4041 of ERISA and to provide for full vesting of the accrued benefits of all participants in the Pension Plan and the distribution of the assets thereof to the participants or (ii) to merge the Pension Plan with and into BB&T's defined benefit pension plan. If BB&T terminates the Pension Plan, the actions relating to such termination shall be conditioned upon receiving a favorable determination letter from the IRS with regard to the termination of the Pension Plan and the provisions of Code Section 411(d)(6). BB&T will use its reasonable best efforts to seek the issuance of such letter as soon as practicable following the Effective Time. Each employee of Mason-Dixon or a Mason-Dixon Subsidiary at the Effective Time who remains or becomes an employee immediately following the Effective Time of BB&T, a BB&T Subsidiary or another Subsidiary of BB&T ("Employer Entity") shall be given credit under BB&T's defined benefit pension plan for service with Mason-Dixon and the Mason-Dixon Subsidiaries for participation and vesting purposes, but not for purposes of benefit accrual; provided, that if BB&T merges the Pension Plan into BB&T's defined benefit pension plan, BB&T's defined benefit pension plan shall provide credit for benefits accrued under the Pension Plan prior to the Effective Time.

  (c) Each employee of Mason-Dixon or a Mason-Dixon Subsidiary at the Effective Time who remains or becomes an employee immediately following the Effective Time of an Employer Entity shall be eligible to participate in the group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to employees of the Employer Entity, subject to the terms of such plans and programs; provided, that service with Mason-Dixon or a Mason-Dixon Subsidiary shall be deemed to be service with the Employer Entity for the purpose of determining eligibility to participate and vesting (if applicable) in such welfare plans and programs, but not for the purpose of computing benefits, if any, determined in whole or in part with reference to service. Coverage under the group health plans of Mason-Dixon and the Mason-Dixon Subsidiaries will be deemed "creditable coverage" within the meaning of ERISA Section 701(c) for purposes of any preexisting condition limitation which may apply under any group health plan maintained by an Employer Entity; provided, however, that no coverage prior to a "significant break in coverage" as defined in ERISA Section 701(c)(2) shall be counted as "creditable coverage."

  (d) Each employee of Mason-Dixon or a Mason-Dixon Subsidiary who becomes an employee of an Employer Entity and is terminated by such or another Employer Entity subsequent to the Effective Time, excluding any employee who has an existing employment or special termination agreement which is Disclosed, shall be entitled to severance pay in accordance with the general severance policy maintained by BB&T, if and to the extent that such employee is entitled to severance pay under such policy. Such employee's service with Mason-Dixon or a Mason-Dixon Subsidiary shall be treated as service with BB&T for purposes of determining the amount of severance pay, if any, under BB&T's severance policy.

  (e) BB&T agrees to honor all employment agreements, severance agreements and deferred compensation agreements that Mason-Dixon and the Mason-Dixon Subsidiaries have with their current and former employees and directors and which have been Disclosed to BB&T pursuant to this Agreement, except to the extent any such agreements shall be superseded or terminated at the Closing or following the Closing Date. Except for the agreements described in the preceding sentence and as provided in subsections (a) and (b) of this Section 5.12, the Stock Option Plan and other employee benefit plans of Mason-Dixon shall be terminated as of the Effective Time.

  (f) Notwithstanding and without limiting the generality of Section 5.12(e), as soon as practicable following the date hereof, Mason-Dixon shall take any and all action necessary to terminate the Stock Purchase Plan, and no purchases of shares of Mason-Dixon Common Stock shall be made under the Stock Purchase Plan after the Effective Time.

5.13 Directors and Officers Protection

  BB&T or a BB&T Subsidiary shall provide and keep in force for a period of three years after the Effective Time directors' and officers' liability insurance providing coverage to directors and officers of Mason-Dixon for acts or omissions occurring prior to the Effective Time. Such insurance shall provide at least the same coverage and amounts as contained in Mason-Dixon's policy on the date hereof; provided, that in no event shall the annual premium on such policy exceed 150% of the annual premium payments on Mason-Dixon's policy in effect as of the date hereof (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, BB&T shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount. Notwithstanding the foregoing, BB&T further agrees to indemnify all individuals who are or have been officers, directors or employees of Mason-Dixon or any Mason-Dixon Subsidiary prior to the Effective Time from any acts or omissions in such capacities prior to the Effective Time, to the extent that such indemnification is provided pursuant to the Articles of Incorporation of Mason-Dixon on the date hereof and is permitted under the NCBCA.

  BB&T or a BB&T Subsidiary shall assume and fulfill the obligation of Mason-Dixon or a Mason-Dixon Subsidiary under the Agreement and Plan of Share Exchange and Merger with Sterling Bancorp and the Agreement of Merger with Bank Maryland Corp concerning directors' and officers' liability insurance and indemnification of the directors and officers of the Sterling and Bank Maryland entities.

5.14 Forbearances of BB&T

  Except with the prior written consent of Mason-Dixon, which consent shall not be arbitrarily or unreasonably withheld, between the date hereof and the Effective Time, neither BB&T nor any BB&T Subsidiary shall take any action which would or might be expected to (i) cause the business combination contemplated hereby not to be accounted for as a pooling-of-interests or not to constitute a reorganization under Section 368 of the Code; (ii) result in any inaccuracy of a representation or warranty herein which would allow for termination of this Agreement; (iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied; (iv) exercise the BB&T Option Agreement other than in accordance with its terms, or dispose of the shares of Mason-Dixon Common Stock issuable upon exercise of the option rights conferred thereby other than as permitted by the terms thereof; or (v) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business.

5.15 Reports

  Each of Mason-Dixon and BB&T shall file (and shall cause the Mason-Dixon Subsidiaries and the BB&T Subsidiaries, respectively, to file), between the date of this Agreement and the Effective Time, all reports required to be filed by it with the Commission and any other regulatory authorities having jurisdiction over such party, and shall deliver to BB&T or Mason-Dixon, as the case may be, copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the Commission, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to the absence of notes and to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the Commission will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to a regulatory authority other than the Commission shall be prepared in accordance with requirements applicable to such reports.

5.16 Exchange Listing

  BB&T shall use its reasonable best efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of BB&T Common Stock to be issued to the holders of Mason-Dixon Common Stock pursuant to the Merger, and BB&T shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

5.17 Advisory Board for the Mason-Dixon Market Area

  As of the Effective Time, BB&T shall offer to each of the members of the Board of Directors of Mason-Dixon a seat on the Advisory Board for the Westminster area. For two years following the Effective Time, the Advisory Board members appointed pursuant to this Section 5.17 and who continue to serve shall receive, as compensation for service on the Advisory Board, Advisory Board member's fees (annual retainer and attendance fees) equal in amount each year (prorated for any partial year) to the annual retainer and schedule of attendance fees for directors of Mason-Dixon in effect on January 1, 1999. Following such two-year period, Advisory Board Members, if they continue to serve in such capacity, shall receive fees in accordance with BB&T's standard schedule of fees for service thereon as in effect from time to time. For two years after the Effective Time, no such Advisory Board member shall be prohibited from serving thereon because he or she shall have attained the maximum age for service thereon (currently age 70). Mason-Dixon shall use its best efforts to cause each member of its Board of Directors to enter into an agreement with BB&T on or before the Closing Date providing that such member will not engage in activities competitive with BB&T for two years following the Effective Time.

5.18 Board of Directors of BB&T

  As of the Effective Time, Branch Banking and Trust Company, a North Carolina banking corporation, shall elect Thomas K. Ferguson to its Board of Directors, to serve until its next annual meeting (subject to the right of removal for cause) and thereafter so long as he is elected and qualifies.

                                  ARTICLE VI
                             CONDITIONS PRECEDENT

6.1 Conditions Precedent--BB&T and Mason-Dixon

  The respective obligations of BB&T and Mason-Dixon to effect the transactions contemplated by this Agreement shall be subject to satisfaction or waiver of the following conditions at or prior to the Effective Time:

     (a) All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger, and consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken, including, without limitation, the approval of the shareholders of Mason-Dixon of the Agreement and the Plan of Merger;

     (b) The Registration Statement (including any post-effective amendments thereto) shall be effective under the Securities Act, no proceedings shall be pending or to the knowledge of BB&T threatened by the Commission to suspend the effectiveness of such Registration Statement and the BB&T Common Stock to be issued as contemplated in the Plan of Merger shall have either been registered or be subject to exemption from registration under applicable state securities laws;

     (c) The parties shall have received all regulatory approvals required in connection with the transactions contemplated by this Agreement and the Plan of Merger, all notice periods and waiting periods with respect to such approvals shall have passed and all such approvals shall be in effect;

     (d) None of BB&T, any of the BB&T Subsidiaries, Mason-Dixon or any of the Mason-Dixon Subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction issued after the date of this Agreement which enjoins or prohibits consummation of the transactions contemplated by this Agreement; and

     (e) Mason-Dixon and BB&T shall have received an opinion of BB&T's legal counsel, in form and substance satisfactory to Mason-Dixon and BB&T, substantially to the effect that the Merger will constitute one or more reorganizations under Section 368 of the Code and that the shareholders of Mason-Dixon will not recognize any gain or loss to the extent that such shareholders exchange shares of Mason-Dixon Common Stock for shares of BB&T Common Stock.

6.2 Conditions Precedent--Mason-Dixon

  The obligations of Mason-Dixon to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by Mason-Dixon pursuant to Section 7.4:

     (a) All representations and warranties of BB&T shall be evaluated as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Mason-Dixon. The representations and warranties of BB&T set forth in Sections 4.1, 4.2 (except as relates to qualification), 4.3(a), 4.3(b)(i) and 4.4 (except as relates to qualification) shall be true and correct (except for inaccuracies which are de minimis in amount). There shall not exist inaccuracies in the representations and warranties of BB&T set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2, 4.3(a), 4.3(b)(i) and 4.4) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on BB&T;

     (b) BB&T shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement;

     (c) BB&T shall have delivered to Mason-Dixon a certificate, dated the Closing Date and signed by its Chairman or President or an Executive Vice President, to the effect that the conditions set forth in

  Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d), 6.2(a) and 6.2(b) hereof, to the extent applicable to BB&T, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's knowledge, threatened that reasonably may be expected to have a Material Adverse Effect on BB&T or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger;

     (d) Mason-Dixon shall have received opinions of counsel to BB&T substantially in the form attached as Annex F hereto; and

     (e) The shares of BB&T Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

6.3 Conditions Precedent--BB&T

  The obligations of BB&T to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by BB&T pursuant to Section 7.4:

     (a) All representations and warranties of Mason-Dixon shall be evaluated as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by BB&T. The representations and warranties of Mason-Dixon set forth in Sections 3.1, 3.2 (except the last sentence thereof), 3.3, 3.4 (except the last sentence thereof), 3.5(a), 3.5(b)(i), 3.23 and 3.24 shall be true and correct (except for inaccuracies which are de minimis in amount). There shall not exist inaccuracies in the representations and warranties of Mason-Dixon set forth in this Agreement (including the representations and warranties set forth in the Sections designated in the preceding sentence) such that the effect of such inaccuracies individually or in the aggregate has, or is reasonably likely to have, a Material Adverse Effect on Mason-Dixon and the Mason-Dixon Subsidiaries taken as a whole;

     (b) No regulatory approval shall have imposed any condition or requirement which, in the reasonable opinion of the Board of Directors of BB&T, would so materially adversely affect the business or economic benefits to BB&T of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable or unduly burdensome;

     (c) Mason-Dixon shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement;

     (d) Mason-Dixon shall have delivered to BB&T a certificate, dated the Closing Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(c), 6.3(a) and 6.3(c) hereof, to the extent applicable to Mason-Dixon, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's knowledge, threatened that reasonably may be expected to have a Material Adverse Effect on Mason-Dixon or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger;

     (e) BB&T shall have received opinions of counsel to Mason-Dixon substantially in the form attached as Annex G hereto;

     (f) BB&T shall have received the written agreements, substantially in the form attached as Annex H hereto, from Affiliates as specified in
  Section 5.11 hereof to the extent necessary, in the reasonable judgment of BB&T, to ensure that the Merger will be accounted for as a pooling of interests under GAAP and to promote compliance with Rule 145 promulgated by the Commission; and

     (g) BB&T shall have received letters, dated as of the date of filing of the Registration Statement with the Commission and as of the Effective Time, addressed to BB&T, in form and substance reasonably satisfactory to BB&T, from Arthur Andersen, LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

                                  ARTICLE VII
                  TERMINATION, DEFAULT, WAIVER AND AMENDMENT

7.1 Termination

  This Agreement may be terminated:

     (a) At any time prior to the Effective Time, by the mutual consent in writing of the parties hereto.

     (b) At any time prior to the Effective Time, by either party (i) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement, or (ii) in the event of an inaccuracy of any representation or warranty of the other party contained in this Agreement, which inaccuracy would provide the nonbreaching party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 6.2(a) hereof in the case of Mason-Dixon and Section 6.3(a) hereof in the case of BB&T; and, in the case of (i) or (ii), if such breach or inaccuracy has not been cured by the earlier of thirty days following written notice of such breach to the party committing such breach or the Effective Time.

     (c) At any time prior to the Effective Time, by either party hereto in writing, if any of the conditions precedent to the obligations of the other party to consummate the transactions contemplated hereby cannot be satisfied or fulfilled prior to the Closing Date, and the party giving the notice is not in breach of any of its representations, warranties, covenants or undertakings herein.

     (d) At any time, by either party hereto in writing, if any of the applications for prior approval referred to in Section 5.4 hereof are denied, and the time period for appeals and requests for reconsideration has run.

     (e) At any time, by either party hereto in writing, if the shareholders of Mason-Dixon do not approve the Agreement and the Plan of Merger.

     (f) At any time following August 31, 1999 by either party hereto in writing, if the Effective Time has not occurred by the close of business on such date, and the party giving the notice is not in breach of any of its representations, warranties, covenants or undertakings herein.

     (g) At any time prior to 11:59 p.m. on March 15, 1999 by BB&T in writing, if BB&T determines in its sole good faith judgment, through review of information Disclosed by Mason-Dixon, or otherwise, that the financial condition, results of operations, business or business prospects of Mason-Dixon and of the Mason-Dixon Subsidiaries, taken as a whole, are materially adversely different from BB&T's reasonable expectations with respect thereto on the date of execution of this Agreement; provided that BB&T shall inform Mason-Dixon in writing upon such termination as to the reasons for BB&T's determination. The fact that Mason-Dixon has Disclosed information shall not prevent BB&T from terminating this Agreement pursuant to this Section 7.1(g) on account of such information.

     (h) By Mason-Dixon at any time during the five-day period commencing after the Determination Date if both of the following conditions are satisfied:

       (1) the Closing Value shall be less than $32.67; and

       (2) (i) the quotient obtained by dividing the Closing Value by $38.4375 (such number being referred to herein as the "BB&T Ratio") shall be less than (ii) 90% of the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date;

subject, however, to the following three sentences. If Mason-Dixon determines not to consummate the Merger pursuant to this Section 7.1(h), it shall give prompt written notice of its election to terminate to BB&T, which notice may be withdrawn at any time prior to the lapse of the ten-day period commencing on the Determination Date. During the five-day period commencing with its receipt of such notice, BB&T shall have the option, with respect to a failure to satisfy the condition in clause (1), to elect to increase the Exchange Ratio to a number such that the value (based on the Closing Value) of the amount of BB&T Common Stock to be received in the Merger for each share of Mason-Dixon Common Stock shall equal the value (based on the Closing Value) that would have been received if the Closing Value were $32.67. The election contemplated by the preceding sentence shall be made by giving notice to Mason-Dixon of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1(h), and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7.1(h). If the Closing Date shall occur during the five-day period such option is in effect, the Closing Date shall be extended until the fifth Business Day following the close of such five-day period.

  For purposes of this Section 7.1(h), the following terms shall have the meanings indicated:

     "Closing Value" shall have the meaning provided in Section 2.7(b).

     "Determination Date" shall mean the tenth calendar day preceding the date designated by BB&T as the Closing Date.

     "Index Group" shall mean the 12 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which have been determined based upon the number of shares of outstanding common stock) shall be redistributed proportionately for purposes of determining the Index Price. The 12 bank holding companies and the weights attributed to them are as follows:

      Bank Holding Companies                                         % Weighting
      ----------------------                                         -----------
      Wachovia Corporation..........................................     9.64
      Fifth Third Bancorp...........................................    12.69
      Comerica Incorporation........................................     7.40
      Summit Bancorp................................................     8.23
      Mercantile Bancorporation, Inc................................     7.48
      First Security Corporation....................................     8.95
      Huntington Bancshares Inc.....................................    10.06
      SouthTrust Corporation........................................     7.86
      Regions Financial Corporation.................................    10.52
      Marshall & Ilsley Corp........................................     5.05
      AmSouth Bancorporation........................................     5.67
      Union Planters Corp...........................................     6.45
                                                                       ------
      Total.........................................................   100.00%
                                                                       ======

     "Index Price" on a given date shall mean the weighted average (weighted in accordance with the "% Weighting" listed above) of the closing sales prices of the companies composing the Index Group (determined as provided with respect to the Closing Value).

     "Starting Date" shall mean the date of this Agreement.

  If any company belonging to the Index Group or BB&T declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or BB&T shall be appropriately adjusted for the purposes of applying this Section 7.1(h).

7.2 Effect of Termination

  In the event this Agreement and the Plan of Merger is terminated pursuant to
Section 7.1 hereof, both this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions hereof relating to confidentiality and expenses set forth in Sections 5.7 and 8.1 hereof, respectively, shall survive any such termination and (ii) a termination pursuant to Section 7.1(b) hereof shall not relieve the breaching party from liability for a breach of the covenant, agreement, representation or warranty giving rise to such termination. The BB&T Option Agreement shall be governed by its own terms.

7.3 Survival of Representations, Warranties and Covenants

  All representations, warranties and covenants in this Agreement or the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time, other than covenants that by their terms are to be performed after the Effective Time (including Sections 5.13, 5.17 and 5.18), provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive BB&T or Mason-Dixon (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either BB&T or Mason-Dixon, the aforesaid representations, warranties and covenants being material inducements to consummation by BB&T and Mason-Dixon of the transactions contemplated herein.

7.4 Waiver

  Except with respect to any required regulatory approval, each party hereto, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of the Agreement and the Plan of Merger by the Mason-Dixon shareholders) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger, or
(iii) the performance by the other party of any of its obligations set out herein or therein; provided that no such extension or waiver, or amendment or supplement pursuant to this Section 7.4, executed after approval by the Mason-Dixon shareholders of this Agreement and the Plan of Merger, shall reduce either the Exchange Ratio or the payment terms for fractional interests.

7.5 Amendment or Supplement

  This Agreement or the Plan of Merger may be amended or supplemented at any time in writing by mutual agreement of BB&T and Mason-Dixon, subject to the proviso to Section 7.4.

                                 ARTICLE VIII
                                 MISCELLANEOUS

8.1 Expenses

  Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including, without limitation, fees and expenses of its own financial consultants, accountants and counsel; provided, however, that the filing fees and printing costs incurred in connection with the Registration Statement and the Proxy Statement/Prospectus shall be borne 50% by BB&T and 50% by Mason-Dixon.

8.2 Entire Agreement

  This Agreement, including the documents and other writings referenced herein or delivered pursuant hereto, contains the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersedes all arrangements or understandings with respect thereto, written or oral, entered into on or before the date hereof. The terms and conditions of this Agreement and the BB&T Option Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Agreement or the BB&T Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities, except for the rights of directors and officers of Mason-Dixon to enforce rights in Sections 5.13, 5.17 and 5.18.

8.3 No Assignment

  Except for a substitution of parties pursuant to Section 5.4(a), none of the parties hereto may assign any of its rights or obligations under this Agreement to any other person, except upon the prior written consent of each other party.

8.4 Notices

  All notices or other communications which are required or permitted hereunder shall be in writing and deemed given and received if delivered personally or sent by nationally recognized overnight express courier or by facsimile transmission, addressed or directed as follows:

     If to Mason-Dixon:

       Thomas K. Ferguson
       Mason-Dixon Bancshares, Inc.
       45 West Main Street
       Westminster, Maryland 21158-0199
       Telephone:  410-857-3400
       Fax:      410-857-3410

     With a required copy to:

       Carla Stone Witzel
       Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC
       The Garrett Building
       233 E. Redwood Street
       Baltimore, Maryland 21202
       Telephone:  410-576-4192
       Fax:      410-576-4246

     If to BB&T:

       Scott E. Reed
       150 South Stratford Road
       4th Floor
       Winston-Salem, North Carolina 27104
       Telephone:  336-733-3088
       Fax:      336-733-2296

     With a required copy to:

       William A. Davis, II
       Womble Carlyle Sandridge & Rice, PLLC
       200 West Second Street
       Winston-Salem, North Carolina 27102
       Telephone:  336-733-8364
       Fax:      336-721-3624

Any party may by notice change the address to which notice or other communications to it are to be delivered.

8.5 Specific Performance

  Mason-Dixon acknowledges that the Mason-Dixon Common Stock and the Mason-Dixon business and assets are unique, and that if Mason-Dixon fails to consummate the transactions contemplated by this Agreement such failure will cause irreparable harm to BB&T for which there will be no adequate remedy at law, BB&T shall be entitled, in addition to its other remedies at law, to specific performance of this Agreement if Mason-Dixon shall, without cause, refuse to consummate the transactions contemplated by this Agreement.

8.6 Captions

  The captions contained in this Agreement are for reference only and are not part of this Agreement.

8.7 Counterparts

  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.8 Governing Law

  This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the principles of conflicts of laws, except to the extent federal law may be applicable.

                 [remainder of page intentionally left blank]

  IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                          BB&T CORPORATION

                                          By: /s/ John A. Allison, IV
                                            ___________________________________
                                             Name: John A. Allison, IV
                                             Title: Chairman and Chief
                                            Executive Officer

                                          MASON-DIXON BANCSHARES, INC.

                                          By: /s/ Thomas K. Ferguson
                                            ___________________________________
                                             Name: Thomas K. Ferguson
                                             Title: President and Chief
                                            Executive Officer

                                                                     APPENDIX B

                                                                   May 19, 1999

The Board of Directors
Mason-Dixon Bancshares, Inc.
45 West Main Street
Westminster, MD 21157

Members of the Board:

  You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Mason-Dixon Bancshares, Inc. ("Mason-Dixon") of the exchange ratio in the proposed merger (the "Merger") of Mason-Dixon with and into BB&T Corporation ("BB&T") pursuant to the Agreement dated as of January 27, 1999 between Mason-Dixon and BB&T. It is our understanding that the Merger will be structured as a pooling-of-interests transaction under generally accepted accounting principles.

  As is more specifically set forth in the Agreement, upon consummation of the Merger, each outstanding share of the common stock of Mason-Dixon ("Mason-Dixon Common Stock"), except for any dissenting shares and certain other shares held by Mason-Dixon and BB&T, will be exchanged for 1.30 (the "Exchange Ratio") of a share of BB&T ("BB&T Common Stock").

  KBW, as part of its investment banking business, is continually engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, underwriting, private placements, competitive bidding processes, market making as a NASD market maker, and valuations for various other purposes. As specialists in the securities of banking companies we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, trade the securities of Mason-Dixon or BB&T, for our own account, and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. To the extent we have any such positions as of the date of this opinion it has been disclosed to Mason-Dixon. KBW has served as financial advisor to Mason-Dixon in the negotiation of the Agreement and in rendering this fairness opinion and will receive a fee from Mason-Dixon for those services.

  In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Mason-Dixon and BB&T and the merger, including among other things, the following:

     i. Reviewed the Agreement;

       ii. Reviewed certain historical financial and other information concerning Mason-Dixon for the three months ended March 31, 1999 and the three years ended December 31, 1998, including Mason-Dixon's Annual Report to Stockholders and Annual Reports on Forms 10-K, and interim quarterly reports on Form 10-Q;

        iii. Reviewed certain historical financial and other information concerning BB&T for the three months ended March 31, 1999 and the three years ended December 31, 1998, including BB&T' Annual Report to
  Stockholders and Annual Reports on Forms 10-K, and interim quarterly reports on Form 10-Q;

       iv. Reviewed and studied the historical stock prices and trading volumes of the common stock of both Mason-Dixon and BB&T;

     v. Held discussions with senior management of Mason-Dixon and BB&T with respect to their past and current financial performance, financial condition and future prospects;

       vi. Reviewed certain internal financial data, projections and other information of Mason-Dixon and BB&T, including financial projections prepared by management;

          vii. Analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared Mason-Dixon and BB&T from a financial point of view with certain of these institutions;

         viii. Reviewed the financial terms of certain recent business combinations in the banking that we deemed comparable or otherwise relevant to our inquiry; and

           ix. Conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion.

  In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Mason-Dixon and BB&T as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed that the current and projected aggregate reserves for loan and lease losses for Mason-Dixon and BB&T are adequate to cover such losses. We did not make or obtain any independent evaluations or appraisals of any assets or liabilities of Mason-Dixon, BB&T, or any of their respective subsidiaries nor did we verify any of Mason-Dixon's or BB&T' books or records or review any individual loan or credit files.

  We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following:
(i) the historical and financial position and results of operations of Mason-Dixon and BB&T; (ii) the assets and liabilities of Mason-Dixon and BB&T; and
(iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We also have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair, from a financial point of view, to the holders of the Mason-Dixon Common Stock.

                                          Very truly yours,

                                          /s/ Keefe Bruyette & Woods, Inc.

                                          Keefe, Bruyette & Woods, Inc.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

  Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that: (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense if it is determined as provided by statute that the director or officer meets a certain standard of conduct, except that when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him. A director or officer of a corporation who is a party to a proceeding may also apply to a court for indemnification, and the court may order indemnification under certain circumstances set forth in statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution of the board of directors, provide indemnification in addition to that provided by statute, subject to certain conditions.

  The registrant's bylaws provide for the indemnification of any director or officer of the registrant against liabilities and litigation expenses arising out of his status as such, excluding: (i) any liabilities or litigation expenses relating to activities that were at the time taken known or believed by such person to be clearly in conflict with the best interest of the registrant and (ii) that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy.

  The registrant's articles of incorporation provide for the elimination of the personal liability of each director of the registrant to the fullest extent permitted by law.

  The registrant maintains directors' and officers' liability insurance that, in general, insures: (i) the registrant's directors and officers against loss by reason of any of their wrongful acts and (ii) the registrant against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.

  Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors and officers liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. (S) 1818(b)).

Item 21. Exhibits and Financial Statement Schedules

  (a) The following documents are filed as exhibits to this registration statement on Form S-4:

 Exhibit No. Description
 ----------- -----------
 2           Agreement and Plan of Reorganization dated as of January 26, 1999 between BB&T Corporation and Mason-Dixon Bancshares, Inc.
             (included as Appendix A to the Proxy Statement/Prospectus)
 5           Opinion of Womble Carlyle Sandridge & Rice, PLLC
 8           Opinion of Womble Carlyle Sandridge & Rice, PLLC
             Consent of Womble Carlyle Sandridge & Rice, PLLC (included in
 23(a)       Exhibit 5)
             Consent of McGuire, Woods, Battle & Boothe, LLP (included in
 23(b)       Exhibit 8)
 23(c)       Consent of Arthur Andersen LLP
 23(d)       Consent of Stegman and Company
 23(e)       Consent of Keefe, Bruyette & Woods, Inc.
 24          Power of Attorney
 99(a)       Form of Mason-Dixon Bancshares, Inc. Proxy Card
 99(b)       Option Agreement, dated January 27, 1999, between BB&T Corporation and Mason-Dixon Bancshares, Inc.

  (b) Financial statement schedules: Not applicable.

Item 22. Undertakings

  A. The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  C. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  D. The registrant undertakes that every prospectus (i) that is filed pursuant to Paragraph (C) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  F. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  G. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on May 19, 1999.

                                          BB&T CORPORATION

                                          By:   /s/ Jerone C. Herring
                                                _______________________________
                                          Name:  Jerone C. Herring
                                          Title: Executive Vice President and
                                                 Secretary

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on May 19, 1999.

    /s/ John A. Allison IV*                     /s/ Scott E. Reed*
_____________________________________     _____________________________________
Name:  John A. Allison IV                 Name:  Scott E. Reed
Title: Chairman of the Board and          Title: Senior Executive Vice
       Chief Executive Officer                   President and Chief Financial
       (principal executive officer)             Officer (principal financial
                                                 officer)

    /s/ Sherry A. Kellett*                      /s/ Paul B. Barringer*
_____________________________________     _____________________________________
Name:  Sherry A. Kellett                  Name:  Paul B. Barringer
Title: Executive Vice President and       Title: Director
       Controller (principal
       accounting officer)

    /s/ Alfred E. Cleveland*                    /s/ W. R. Cuthbertson, Jr.*
_____________________________________     _____________________________________
Name:  Alfred E. Cleveland                Name:  W. R. Cuthbertson, Jr.
Title: Director                           Title: Director


    /s/ Ronald E. Deal*                         /s/ A. J. Dooley, Sr.*
_____________________________________     _____________________________________
Name:  Ronald E. Deal                     Name:  A. J. Dooley, Sr.
Title: Director                           Title: Director


                                                /s/ Paul S. Goldsmith*
_____________________________________     _____________________________________
Name:  Tom D. Efird                       Name:  Paul S. Goldsmith
Title: Director                           Title: Director


    /s/ L. Vincent Hackley*                     /s/ Jane P. Helm*
_____________________________________     ______ _______________________________
Name:  L. Vincent Hackley                 Name: Jane P. Helm
Title: Director                           Title: Director


    /s/ Richard Janeway, M.D.*                  /s/ James H. Maynard*
_____________________________________     _____________________________________
Name:  Richard Janeway, M.D.              Name:  James H. Maynard
Title: Director                           Title: Director



    /s/ J. Ernest Lathem, M.D.*                 /s/ Joseph A. McAleer, Jr.*
_____________________________________     _____________________________________
Name:  J. Ernest Lathem, M.D.             Name:  Joseph A. McAleer, Jr.
Title: Director                           Title: Director

    /s/ Richard L. Player, Jr.*                 /s/ Albert O. McCauley*
_____________________________________     _____________________________________
Name:  Richard L. Player, Jr.             Name:  Albert O. McCauley
Title: Director                           Title: Director


    /s/ Nido R. Qubein*                         /s/ C. Edward Pleasants, Jr.*
_____________________________________     _____________________________________
Name:  Nido R. Qubein                     Name:  C. Edward Pleasants, Jr.
Title: Director                           Title: Director


    /s/ Jack E. Shaw*                           /s/ E. Rhone Sasser*
_____________________________________     _____________________________________
Name:  Jack E. Shaw                       Name:  E. Rhone Sasser
Title: Director                           Title: Director


    /s/ Jerone C. Herring                       /s/ Harold B. Wells*
*By__________________________________     _____________________________________
    Jerone C. Herring                     Name:  Harold B. Wells
    Attorney-in-Fact                      Title: Director